 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997.
                                                      REGISTRATION NO. 333-32959

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ---------------------------


                             Amendment No. 2 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                          ---------------------------


                               CINEMARK USA, INC.
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)


        TEXAS                              8932                  75-2206284

(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)



7502 Greenville Avenue, Suite 800            Lee Roy Mitchell
Dallas, TX  75231-3830                       7502 Greenville Avenue, Suite 800
(214) 696-1644                               Dallas, TX 75231-3830
(ADDRESS,INCLUDING ZIP CODE,                 (214) 696-1644
AND TELEPHONE NUMBER,INCLUDING               (NAME, ADDRESS,INCLUDING ZIP CODE
AREA CODE, OF REGISTRANTS'                   AND TELEPHONE NUMBER, INCLUDING
PRINCIPAL EXECUTIVE OFFICES)                 AREA CODE, OF AGENT FOR SERVICE)




                          ---------------------------



                                   COPIES TO:

Michael D. Cavalier                     Terry M. Schpok, P.C.
General Counsel                         Akin, Gump, Strauss, Hauer &
Cinemark USA, Inc.                      Feld, L.L.P.
7502 Greenville Avenue                  1700 Pacific Avenue
Suite 800                               Suite 4100
Dallas, Texas 75231-3830                Dallas, Texas 75201-4618

                          ---------------------------


 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.


                          ---------------------------

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PROSPECTUS


[GRAPHIC LOGO]
                               CINEMARK USA, INC.

                             OFFER TO EXCHANGE ITS
                   9-5/8% SERIES D SENIOR SUBORDINATED NOTES
                                    DUE 2008
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   9-5/8% SERIES C SENIOR SUBORDINATED NOTES
                                    DUE 2008





                          ---------------------------


                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 p.m., NEW YORK CITY TIME,
         ON OCTOBER 22, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE")

     Cinemark USA, Inc., a Texas corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of its 9-5/8% Series D Senior Subordinated Notes due 2008 (the "Series D Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for each $1,000 principal amount of the outstanding 9-5/8% Series C Senior Subordinated Notes due 2008 (the "Series C Notes"), of the Company of which $75,000,000 principal amount is outstanding. The Series D Notes and the Series C Notes are together referred to herein as the "Notes." The terms of the Series D Notes are identical in all material respects to the terms of the Series C Notes except that the registration and other rights relating to the exchange of Series C Notes for Series D Notes and the restrictions on transfer set forth on the face of the Series C Notes will not appear on the Series B Notes. See "The Exchange Offer." The Series D Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Rights Agreement dated as of June 26, 1997 (the "Registration Rights Agreement"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission"), Series D Notes issued pursuant to the Exchange Offer in exchange for Series C Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and (except as provided in the following paragraph) the prospectus delivery provisions of the Securities Act, provided that such Series D Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Series D Notes.

     Each broker-dealer that receives Series D Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series D Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series D Notes received in exchange for Series C Notes where such Series C Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of twelve months after the effective date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer."
                                                         (cover page continued)

     The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Series C Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Company terminates the Exchange Offer and does not accept for exchange any Series C Notes, it will promptly return the Series C Notes to the holders thereof. See "The Exchange Offer."

     Prior to this Exchange Offer, there has been no public market for the Series C Notes or the Series D Notes. To the extent that Series C Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Series C Notes could be adversely affected. If a market for the Series D Notes should develop, the Series D Notes could trade at a discount from their principal amount. The Company does not currently intend to list the Series D Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the Series D Notes will develop.

     The Exchange Agent for the Exchange Offer is United States Trust Company of Texas, N.A.

     SEE "RISK FACTORS" ON PAGE 16 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.

                          ---------------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ---------------------------






              The date of this Prospectus is September 23, 1997


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                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Series D Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Series D Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     In the event the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") at any time following the consummation of the Exchange Offer, the Company will be required under the Indenture, dated as of June 26, 1997 (the "Indenture"), among the Company and United States Trust Company of Texas, N.A., as trustee (the "Trustee"), pursuant to which the Series C Notes were, and the Series D Notes will be, issued, to continue to file with the Commission and furnish to holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such financial information and
(ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such report. To permit compliance with Rule 144A in connection with resales of Series C Notes, the Company will furnish upon the request of a holder of a Series C Note and a prospective purchaser designated by such holder the information required to be delivered under Rule 144A(d)(4) under the Securities Act if at the time of such request the Company is not a reporting company under Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder. The Company is a reporting company under the Exchange Act and, as long as the Company continues to be a reporting company, it will not be required to deliver information required to be delivered under Rule 144A(d)(4).



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                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Company" include the Company and its subsidiaries. Also, as used in this Prospectus, the term "Restricted Subsidiary" refers to any direct or indirect subsidiary of the Company (and such Restricted Subsidiaries, collectively with the Company, the "Restricted Group") other than Cinemark International, Inc. ("Cinemark International"), and its subsidiaries. The term "Unrestricted Subsidiary" refers to Cinemark International or any direct or indirect subsidiaries of Cinemark International (collectively, the "Unrestricted Group").

                                  THE COMPANY


     The Company is the fifth largest motion picture exhibitor in North
America in terms of the number of screens in operation. At September 12, 1997, the Company operated 1,665 screens in 183 theatres located in 29 states, Canada, Chile, Mexico, Brazil, Argentina, Peru, El Salvador, Japan and Ecuador consisting of 1,323 screens in 139 "first run" theatres and 342 screens in 44 "discount" theatres. Of the Company's 1,665 screens, 1,162 (or 70%) were built by the Company over the past six years, and, as a result, the Company believes it operates one of the most modern theatre circuits in the industry. All of the Company's theatres are multiplex facilities with approximately 93% of the Company's screens located in theatres of six or more screens. The Company believes that its ratio of screens to theatres (9 to 1 at September 12, 1997) is the highest of the five largest theatre circuits in the U.S. and is more than 50% higher than the industry average. From its fiscal year ended December 31, 1991 through the twelve months ended June 30, 1997, the Company has increased consolidated revenues approximately 137% from $164.4 million to $389.2 million and has increased EBITDA (as defined herein) approximately 183% from $26 million to $73.5 million.


     The Company is an industry leader in new theatre construction and operation and, according to industry sources, has constructed more screens than any other exhibitor during the 1990s. The Company believes that the attractiveness, comfort and viewing experience provided by its modern facilities result in the Company's theatres more often being the preferred destination for moviegoers in its markets.

     The Company believes that a number of positive trends have developed in the theatre exhibition industry, including the ongoing trend toward the development of larger multiplexes. The Company is actively participating in this trend, commonly referred to as the "rescreening of America." The Company's management experience and financial flexibility permit it to introduce larger multiplex theatre facilities into areas previously served by smaller theatres, thereby capturing moviegoers who seek more attractive surroundings, wider variety of films, better customer service, shorter lines, more convenient parking and a greater choice of seating to view popular movies. The Company's larger multiplex facilities increase per screen revenues and operating margins and enhance its operating efficiencies. Such theatres enable the Company to present films appealing to several segments of the moviegoing public while serving patrons from common support facilities (such as box office, concession areas, rest rooms and lobby). In addition, larger multiplex facilities provide the Company with greater flexibility in staffing, movie scheduling and equipment utilization while reducing congestion throughout the theatre.

     Theatrical exhibition is the primary distribution channel for new motion picture releases. The Company believes that the successful theatrical release of a movie abroad and in "downstream" distribution channels, such as home video and pay-per-view, network and syndicated television, is largely dependent on its successful theatrical release in the U.S. The Company believes that as a result of increased revenues from the successful release of films in both movie theatres and other distribution channels, major film production companies have increased and will continue to increase the number of films being produced. Additionally, increased revenues permit major film production companies to create "event" films such as Jurassic Park, Twister, Independence Day and The Lost World which utilize the latest advances in computer technology to enhance production quality and special effects. The Company believes that an increasing supply of quality feature films and "event" films will increase theatre attendance. The Company also believes that international markets for theatrical exhibition,

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which have historically been underserved due to antiquated and/or run-down theatres, will continue to experience rapid growth as additional multiplex theatres are introduced.

     In addition, the Company believes that certain demographic trends favor the theatre exhibition industry. Information obtained from the U.S. Bureau of Census indicates that the number of 12 to 20 year olds in the U.S., the largest moviegoing segment of the population, is projected to grow an aggregate of 7.5% through the year 2000. Furthermore, according to the Motion Picture Association of America ("MPAA"), the number of patrons over 40 years old as a percentage of the total movie audience has more than doubled from approximately 14% in 1986 to approximately 32.4% in 1996. The Company believes that film producers have recognized the importance of this segment of the population and are producing an increased number of films primarily targeted to this more mature audience, including films such as Forrest Gump, Apollo 13, Sense and Sensibility, The English Patient and Shine.

                               BUSINESS STRATEGY

     The Company intends to continue to grow through new theatre development by applying the same techniques it has implemented since it was founded. The Company believes that it is unique among major theatre exhibitors in the development and execution of the following four-part business strategy:

     Continue to build in underserved mid-sized markets. The Company intends to continue to build first run theatres in underserved mid-sized markets and suburbs of major metropolitan areas with populations of 50,000 to 200,000 where the Company frequently will be the sole or leading exhibitor in terms of first run screens operated. The Company believes it gains maximum access to film product, and thereby realizes a competitive advantage, by locating its modern multiplex theatres in new and existing film zones where little or no competition for film product exists.

     Capitalize on popularity of "megaplex" concept. The Company intends to expand its construction of larger "megaplex" entertainment centers in major metropolitan areas. In December 1992, the Company opened its first megaplex, Hollywood USA , a 15-screen, 52,000 square-foot complex containing a large video arcade and a pizzeria. The Company subsequently opened two additional megaplexes styled after the original Hollywood USA . Based upon the success of these complexes, which consistently rank among the Company's top grossing facilities on a per screen basis, the Company expanded the megaplex concept. In the last 24 months, the Company has developed eight megaplexes, each exceeding 80,000 square feet and featuring 16 or more screens with 75 foot screens in the largest auditoriums, stadium seating, digital sound, a pizzeria, a coffee bar and a large video arcade room.

     Continue to exploit discount theatre niche. The Company intends to maintain its discount theatre operations (admission of $1 to $2 per ticket) to serve patrons who miss a film during its first run exhibition or who may not be able to afford to attend first run theatres on a frequent basis. The Company believes that its discount theatres allow it to serve these segments of the total moviegoing population, increasing the number of potential customers beyond traditional first run moviegoers. The Company's multiplex discount theatres offer many of the same amenities as its first run theatres, including wall-to-wall screens, comfortable seating with cupholder armrests, digital sound, multiple concession stands and a video game room. The Company's discount theatres generally have higher attendance, lower film costs and a greater proportion of concession revenues than its first run theatres. As of July 31, 1997, approximately 21% of the Company's screens were housed in its discount theatres.

     Develop modern American-style theatres in underserved international markets. The Company intends to continue to develop multiplex theatres directly or through joint venture arrangements with local partners in underserved international markets. The Company's activities to date in international markets have been primarily directed toward Latin America, which the Company believes is severely underscreened and is still typically served by one- and two-screen theatres which are often antiquated and/or run-down. The Company believes that the same economic factors giving rise to the multiplex rescreening trend in the U.S. are similarly

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applicable to international markets. The Company believes that it was the first
U.S. circuit to open American style modern multiplex theatres in Chile and Mexico, and has begun developing multiplex theatres directly or through joint venture arrangements with local partners in Argentina, Brazil, Peru, Ecuador and Japan.

     The Offering (as hereinafter defined) extended the average maturity of the Company's indebtedness. The Company believes that this will enhance its financial flexibility in pursuing its business strategy and allow it to take advantage of the growth opportunities in the theatre exhibition industry.

     The Company's principal offices are located at 7502 Greenville Avenue, Suite 800, Dallas, Texas 75231-3830, and its telephone number at that location is (214) 696-1644.


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                               THE EXCHANGE OFFER

REGISTRATION RIGHTS
     AGREEMENT............... The Series C Notes were issued by the Company on
                              June 26, 1997 to qualified institutional buyers (the "Offering"). In connection therewith, the Company executed and delivered for the benefit of the holders of the Series C Notes the Registration Rights Agreement providing for, among other things, the Exchange Offer.


THE EXCHANGE OFFER........... The Company is offering to issue $1,000 principal amount of Series D Notes in exchange for each $1,000 principal amount of Series C Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $75,000,000 in aggregate principal amount of Series C Notes are outstanding. The Company will issue the Series D Notes to holders promptly following the Expiration Date. See "Risk Factors--Consequences of Failure to Exchange."

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Series D Notes issued pursuant to the Exchange Offer in exchange for Series C Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Series D Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series D Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any broker-dealer who holds Series C Notes acquired for its own account as a result of market-making or other trading activities, and who receives Series D Notes in the exchange for such Series C Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Series D Notes, which prospectus may be the prospectus for the Exchange Offer so long as it contains a plan of distribution with respect to such resale transactions. See "The Exchange Offer."

RESALE....................... Based on an interpretation by the staff of the
                              Commission, the Company believes that Series D Notes issued pursuant to the Exchange Offer in exchange for Series C Notes may be offered for resale and resold or otherwise transferred by holders thereof (other than any Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series D Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series D Notes. See "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988).


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

                              Any broker dealer who holds Series C Notes acquired for its own account as a result of market-making or other trading activities, and who receives Series D Notes in the exchange for such Series C Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Series D Notes, which prospectus may be the prospectus for the Exchange Offer so long as it contains a plan of distribution with respect to such resale transactions. See "Shearman & Sterling," No-Action Letter (available July 2,
                              1993).

                              If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and
                              (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of Series C Notes who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange Offer--Terms of the Exchange Offer."

EXPIRATION DATE.............. 5:00 p.m., New York City time, on October 22,
                              1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

CONDITIONS TO THE EXCHANGE
 OFFER....................... The Exchange Offer is subject to certain customary conditions which may be waived by the Company. See "The Exchange Offer--Conditions."

                              No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than the registration provisions of the Securities Act and any applicable registration or qualification provisions of state securities laws.

PROCEDURE FOR TENDERING OLD
NOTES.........................Each holder of Series C Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Series C Notes to be exchanged and any other required documentation, to the Exchange Agent (as defined herein) at the address set forth herein and therein. Series C Notes may be physically delivered but physical delivery is not required if a confirmation of a book-entry of such Series C Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the


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

                              Company that, among other things, the Series D Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Series D Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Series D Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or any Guarantor. Each broker or dealer that receives Series D Notes for its own account in exchange for Series C Notes, where such Series C Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series D Notes. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution." See "The Exchange Offer--Procedure for Tendering" and "Plan of Distribution."

SPECIAL PROCEDURES FOR
BENEFICIAL HOLDERS............Any beneficial holder whose Series C Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the
                              Letter of Transmittal and delivering his Series C Notes, either make appropriate arrangements to register ownership of the Series C Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedure for Tendering."
GUARANTEED DELIVERY
PROCEDURES....................Holders of Series C Notes who wish to tender their
                              Series C Notes and whose Series C Notes are not immediately available or who cannot deliver their Series C Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, as the case may be, may tender their Series C Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............Tenders of Series C Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

ACCEPTANCE OF SERIES C
NOTES AND DELIVERY OF
SERIES D NOTES................The Company will accept for exchange any and all
                              Series C Notes which are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Series D Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."



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

CERTAIN TAX CONSIDERATIONS....The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Federal Income Tax Consequences."

EXCHANGE AGENT................United States Trust Company of Texas, N.A., the
                              Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.


                              DESCRIPTION OF NOTES

SECURITIES OFFERED............$75,000,000 aggregate principal amount of 9-5/8%
                              Series D Senior Subordinated Notes due 2008.

MATURITY DATE.................August 1, 2008.

INTEREST......................Interest on the Notes will accrue at the rate of
                              9-5/8% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1997.

OPTIONAL REDEMPTION...........The Notes will be redeemable at the option of the
                              Company, in whole or in part, at any time on or after August 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before August 1, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Equity Offerings (as defined herein); provided, however, that at least 65% of the original aggregate principal amount of the Notes remain outstanding following each such redemption. See "Description of Notes--Optional Redemption."

CHANGE OF CONTROL OFFER.......Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

RANKING.......................The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all obligations of the Company under the Credit Facility. As of August
                              4, 1997, the Company had outstanding $68 million of Senior Indebtedness. The Series D Notes will be effectively subordinated to the indebtedness of the Company's subsidiaries ($28.6 million at August 4, 1997). See "Description of Notes--Subordination."

CERTAIN COVENANTS.............The Indenture pursuant to which the Notes will be issued (the

                              "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions, repurchase any capital stock or subordinated Indebtedness, make certain investments, create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations. In addition, the Indenture contains a covenant limiting the lines of business of certain Unrestricted Subsidiaries. See "Description of Notes--Certain Covenants."

USE OF PROCEEDS...............There will be no proceeds to the Company from any exchange pursuant to the Exchange Offer.




                                  RISK FACTORS

     For a discussion of certain factors that should be considered before exchanging Series C Notes for Series D Notes in the Exchange Offer, see "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following tables set forth selected consolidated financial data for the Company for the periods and at the dates indicated for each of the five most recent fiscal years ended December 31, 1996, for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997. Supplemental financial data for the Restricted Group are derived from supplemental schedules to the Consolidated Financial Statements appearing elsewhere in this Prospectus. The financial data for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited financial statements of the Company. The Company believes the financial data for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 reflect all adjustments (which include only normal recurring adjustments other than an adjustment required by SFAS 121 as discussed in Note 1 to the Consolidated Financial Statements appearing elsewhere in this Prospectus) necessary for a fair presentation of such data. Operating results for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 are not necessarily indicative of results for the full fiscal year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                                  TWELVE         SIX MONTHS
                                                                                               MONTHS ENDED        ENDED
                                                             YEAR ENDED DECEMBER 31,              JUNE 30,        JUNE 30,
                                                ------------------------------------------------------------------------------
                                                   1992     1993      1994      1995      1996      1997      1996       1997
                                                   ----     ----      ----      ----      ----      ----      ----       ----
                                                             (In thousands, except theatre, screen and ratio data)
INCOME STATEMENT DATA (CONSOLIDATED):
    Revenues .................................  $194,652  $239,659  $283,077  $298,559  $341,731  $389,200  $158,304  $205,773
     Theatre operating costs .................   154,825   185,100   218,748   227,719   262,138   295,254   120,280   153,396
     General and administrative expenses .....    10,119    12,162    17,095    19,555    23,486    25,353    11,400    13,267
     Depreciation and amortization ...........     9,830    10,939    15,121    15,925    21,799    23,409     8,672    10,282
     Operating income ........................    19,878    31,458    32,113    35,361    34,308    45,184    17,952    28,828

     Interest expense(1) .....................    12,258    17,102    18,917    19,374    20,376    25,377     9,767    14,768
     Income before extraordinary items .......     5,726     9,720     7,006    13,155    14,616    15,641     7,164     8,189
     Net income(2) ...........................     5,829     9,720     7,006    13,155     5,230     6,535     6,829     8,134

OTHER FINANCIAL DATA (CONSOLIDATED):
    Cash flow from (used for) operations .....  $ 23,376  $ 27,181  $ 32,665  $ 36,090  $ 58,754  $ 49,261  $ 22,463  $ 12,970
    Theatre level cash flow(3) ...............    39,827    54,559    64,329    70,840    79,593    93,946    38,024    52,377
    EBITDA(4) ................................    32,117    45,808    50,851    55,708    62,579    73,485    29,935    40,841
    Ratio of earnings to fixed charges(5) ....     1.43x     1.61x     1.46x     1.69x     1.65x     1.63x     1.68x     1.65x
    Pro forma ratio of earnings to
       fixed charges(6) ......................                                             1.60x     1.60x               1.62x

SUPPLEMENTAL FINANCIAL DATA (RESTRICTED
   GROUP):(7)
    EBITDA(4) ................................  $ 32,089  $ 45,433  $ 49,408  $ 54,319  $ 61,093  $ 72,072  $ 29,188  $ 40,167
    Pro forma interest expense(8) ............                                            26,600    30,191              15,095
    Ratio of EBITDA to pro forma
       interest expense ......................                                             2.30x     2.39x               2.66x
    Pro forma long-term debt, including
       current maturities (at period end)(5)                                                       333,639             333,639
    Ratio of pro forma long-term debt
       (at period end)to EBITDA(9) ...........                                                       4.63x                 N/A

OPERATING DATA:
    United States (Restricted Group)
       Theatres owned (at period end)(10) ....       147       153       154       150       158       162       153       162
         Screens owned (at period end)(10) ...     1,010     1,084     1,121     1,155     1,339     1,432     1,212     1,432
       Total attendance ......................    51,087    59,632    63,401    61,006    63,774    69,655    30,256    36,136

    Outside United States (Unrestricted Group)
       Theatres owned (at period end)(11) ....        --        --         4         9        11        19        11        19
       Screens owned (at period end)(11) .....        --        --        42        92       114       193       114       193
       Total attendance ......................        --        --     1,407     4,210     8,675    10,013     3,669     5,007


                                                       (footnotes on next page)

                                                         DECEMBER 31,                                JUNE 30,
                                       --------------------------------------------------------  ----------------
                                           1992        1993       1994       1995      1996      1996       1997
                                           ----        ----       ----       ----      ----      ----       ----
                                                       (In thousands)
BALANCE SHEET DATA (CONSOLIDATED):
   Cash and temporary cash investments   $ 29,368    $ 44,454    $ 31,056  $ 13,925  $ 14,383  $  7,122  $ 11,060
   Theatre properties and equipment-net    93,952     117,017     155,798   224,482   377,421   287,563   430,792
   Total assets .......................   147,661     189,361     217,185   267,747   432,905   326,106   499,971
   Total long-term debt, including
     current portion ..................   130,662     152,787     167,374   198,145   297,196   202,760   361,884

   Shareholders' equity (deficiency)      (11,094)       (760)      2,732    11,345    57,363    58,079    62,530



----------------------
(1) Includes amortization of debt issue cost and debt discount.

(2) In 1996, an extraordinary loss of $9 million (net of related tax benefit) was recognized in connection with the premium paid and the write-off of the unamortized debt issue costs associated with the Senior Notes repurchased.

(3) Revenues less theatre operating costs (which is not a measure of financial performance under generally accepted accounting principles ("GAAP")). Theatre level cash flow is a financial measure commonly used in the Company's industry and should not be construed as an alternative to cash flow from operations (as determined in accordance with GAAP) as an indicator of operating performance or as a measure of liquidity.

(4) Represents net income before depreciation and amortization, interest expense, changes in deferred lease expense, accrued and unpaid compensation expense relating to any stock appreciation and stock option plans, equity in income (loss) of affiliates, gain (loss) on sale of assets, minority interests, provision for income taxes and extraordinary items. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to cash flows from operating activities (as determined in accordance with GAAP), as an indicator of operating performance or as a measure of liquidity.

(5) For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expense, capitalized interest, amortization of debt issue cost and debt discount and the portion of rental expense which is deemed to be representative of the interest factor.

(6) Gives effect to the Offering as if the Offering had occurred at the beginning of the period. See "Use of Proceeds" and "Capitalization."

(7) The restrictive covenants in the Indenture apply only to the Restricted Group and supplemental financial data represents data pertaining to the Restricted Group only. See supplemental schedules to the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

(8) Calculated based on debt outstanding at the end of the period for the subsequent four quarter period. Gives effect to the Offering as if the Offering had occurred at the end of such period and does not include amortization of debt issue cost for the Notes.

(9) Gives effect to the Offering as if the Offering had occurred at the end of such period. For purposes of calculating total long-term debt, amounts for the Notes and the Series D Notes are based on the stated principal amount at maturity. See "Use of Proceeds" and "Capitalization."

(10)The data as of period end 1992, 1993, 1994, 1995 (and June 1996) and 1996
    (and June 1997) exclude two theatres (23 screens), two theatres (23 screens), three theatres (33 screens), four theatres (54 screens) and four theatres (54 screens), respectively, operated by the Company pursuant to management agreements.

(11)The data as of period end 1993, 1994, 1995 (and June 1996) and 1996 (and June 1997) exclude two theatres (18 screens), two theatres (18 screens), three theatres (25 screens) four theatres (37 screens) and five theatres (44 screens) respectively, operated through affiliates of the Company in Canada, Chile and Japan.

                                  RISK FACTORS

      Holders of Series C Notes should carefully consider the specific risk factors as set forth below as well as the other information contained in this Prospectus before deciding to tender their Series C Notes in the Exchange Offer in evaluating an investment in the Notes offered hereby.

DEPENDENCE UPON MOTION PICTURE PRODUCTION AND PERFORMANCE

      The Company's business is dependent both upon the availability of suitable motion pictures for exhibition in its theatres and the performance of such films in the Company's markets. Poor performance of films or disruption in the production of motion pictures by the major studios and/or independent producers could have a material adverse effect on the Company's business. Since the major film distributors have historically released those films which they anticipate will be the most successful during the summer and holiday seasons, poor performance of such films or disruption in the release of films during such periods could adversely affect the Company's results for a particular quarter.

SUBSTANTIAL INDEBTEDNESS

      As of September 12, 1997, the Company had total outstanding indebtedness of $406.3 million. The Company's leveraged financial position poses substantial risks to holders of the Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Notes and the payment of principal of and interest on borrowings under the Credit Facility, the Series B Notes and other indebtedness; (ii) the Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impeded; and (iii) the Company may be more vulnerable to economic downturns which may limit its ability to withstand competitive pressures. The Company believes that, based on its current level of operations, it will have sufficient liquidity and access to capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Notes," and "Description of Certain Debt Instruments."

SUBORDINATION OF NOTES

      The Notes will be general unsecured obligations of the Company and will rank senior or pari passu in right of payment with all other general unsecured subordinated obligations of the Company. The Notes will rank pari passu with the Series B Notes. The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including obligations under the Credit Facility. As of September 12, 1997, the Company had outstanding $101 million of Senior Indebtedness. Subject to certain limitations, the Indenture will permit the Company to incur additional Senior Indebtedness. See "Description of Notes--Certain Covenants--Limitation on Indebtedness." In addition, the Notes will be effectively subordinated to indebtedness of the Company's subsidiaries ($28.6 million as of September 12, 1997). The indebtedness under the Credit Facility will also become due prior to the time the principal obligations under the Notes become due. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, substantially all of the assets of the Company and its subsidiaries may in the future be pledged to secure other indebtedness of the Company. See "Description of Notes" and "Description of Certain Debt Instruments."

SUBSTANTIAL CAPITAL EXPENDITURES; UNCERTAINTIES RELATING TO FUTURE EXPANSION
PLANS

      The Company plans to open a total of approximately 180 and 320 screens in the U.S. in 1997 and 1998, respectively. From January 1, 1997 to July 31, 1997, the Company has opened six theatres (73 screens), and has 11 theatres (142 screens) under construction. In addition, as of July 31, 1997, the Company has approximately 26 theatres (285 screens) scheduled to begin construction within the next year with scheduled completion by the end of 1998. The Company estimates that capital expenditures in connection with the development of these 500 screens in 1997 and 1998 will be approximately $325 million. As of September 12, 1997, the Company had expended approximately $95.9 million toward the development of these screens. See "Management's Discussion and Analysis of Financial Condition and

Results of Operations--Liquidity and Capital Resources." These planned capital expenditures are equal to or in excess of capital expenditures by the Company over the last several years and there can be no assurance that the financial performance of these screens will be equivalent to the performance of the Company's existing screens.

      The Company intends to pursue a strategy of expansion that will involve the development of new theatres, both domestically and in international markets, certain of which may be larger and more costly than those developed by the Company to date. In addition, the Company's strategy of expansion may involve acquisitions of existing theatres and theatre circuits. There is significant competition for potential site locations and existing theatre and theatre circuit acquisition opportunities. As a result of such competition, the Company may be unable to acquire attractive site locations or existing theatres or theatre circuits on terms the Company considers acceptable. Furthermore, the Company can make no assurances that it will be able to successfully develop or acquire suitable theatres in the future, that such theatres will be successful or that the Company's expansion strategy will result in improvements to the business, financial condition or profitability of the Company.

INTERNATIONAL OPERATIONS

      All of the Company's operations outside of the U.S. and expansion outside of the U.S. and Canada will be conducted through Cinemark International, an Unrestricted Subsidiary under the Indenture. As of July 31, 1997, the Company, through Cinemark Mexico (USA), Inc. ("Cinemark Mexico"), a subsidiary of Cinemark International, operated twelve 12 (129 screens) in Mexico. Additionally, the Company operates and owns interests in theatres in Chile, Brazil, Japan, Argentina and Peru. See "Business--International." The Company continues to investigate opportunities in these and other international markets. Governmental regulation of the motion picture industry in international markets differs significantly from regulation in the U.S. The Company's international operations are subject to certain political, economic and other uncertainties not encountered in domestic operations. The Company's international operations typically utilize union labor unlike U.S. operations. The Company's international operations also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. Cinemark Mexico had net operating losses during fiscal years 1994, 1995, 1996 and the six month period ended June 30, 1997 due principally to costs associated with the development of new multiplex theatres, interest costs relating to its debt obligations and the devaluation of the Mexican currency. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company, through Cinemark International, plans to invest up to $50 million in international ventures, principally in Latin America, over the next two to three years. The Company anticipates that investments in excess of Cinemark International's available cash will be funded by the Company, subject to the restrictive covenants in the Indenture or by debt or equity financing to be provided by third parties directly to Cinemark International or its subsidiaries. Indebtedness incurred by Unrestricted Subsidiaries is not subject to the terms of the Indenture. See "Description of Notes."

      In September 1996, Cinemark Mexico completed an Exchange Offer and Consent Solicitation (the "Mexico Exchange Offer") to restructure the outstanding Cinemark Mexico Notes (as hereinafter defined) and to issue New Mexico Notes (as hereinafter defined) in exchange for outstanding warrants to purchase common stock of Cinemark Mexico. In connection with the Mexico Exchange Offer (i) Cinemark Mexico issued Additional Notes (as defined herein) in payment of a past due payment of interest on the Cinemark Mexico Notes in the amount of $1.3 million which was due on August 1, 1996 and (ii) Cinemark International contributed an additional $10 million of capital to Cinemark Mexico to enable Cinemark Mexico to pursue additional development opportunities. In connection with the Mexico Exchange Offer, Cinemark International also amended certain terms of the Mexico Senior Credit Facility. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation--Liquidity and Capital Resources" and "Description of Certain Debt Instruments--Cinemark Mexico Indenture."



RESTRICTIONS IMPOSED BY THE CREDIT FACILITY

      The Credit Facility requires the Company to maintain specified financial ratios and tests, including a Debt Service Coverage Ratio and a Total Indebtedness to Annualized Cash Flow ratio, each as defined in the Credit Facility. In addition, the Credit Facility restricts, among other things, the Company's ability to incur additional indebtedness, make asset dispositions, create or incur liens on any of the Company's assets, make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions contained in the Credit Facility could lead to an event of default thereunder, which could result in an acceleration of such indebtedness. There can be no assurance that the Company would have sufficient resources or have access to sufficient resources to pay its obligations under the Credit Facility if such indebtedness is accelerated. See "Description of Certain Debt Instruments--Credit Facility."

COMPETITION

      The motion picture business is highly competitive. The Company competes against both local and national exhibitors. Some of the Company's competitors have substantially greater financial resources than the Company. The Company's theatres also face competition from a number of alternative downstream distribution channels, such as home video and network, syndicated and pay-per-view television. The Company is also subject to competition from other forms of entertainment competing for the public's leisure time and disposable income. See "Business--Competition."

EFFECTIVE CONTROL BY PRINCIPAL SHAREHOLDERS

      As of July 31, 1997, the Company's Chief Executive Officer, Lee Roy Mitchell and his affiliates beneficially owned an aggregate of 53.1% and Cypress Merchant Banking Partners L.P. and Cypress Pictures Ltd. (collectively, "Cypress") beneficially owned an aggregate of 46.1% of the outstanding shares of common stock of the Company. Mr. Mitchell beneficially owns all of the voting common stock of the Company and has the voting power to elect the entire Board of Directors, subject to the ability of Cypress Advisors L.P. ("CALP") to designate a specified number of Board members. Additionally, if such shareholders were to vote all of their shares in a similar manner, they would have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to the shareholders for approval. See "Principal Shareholders" and "Certain Transactions -- Cypress Investment."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend, in large part, on the efforts, abilities and experience of its executive officers and other key employees of the Company. The loss of the services of such individuals could have a material adverse effect on the Company's business. See "Management."

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

      Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the Notes and the Series B Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a Change of Control will result in an event of default under the Credit Facility and the Series B Indenture (as hereinafter defined) and may result in an event of default under other indebtedness of the Company that may be incurred in the future. An event of default under the Credit Facility or other future Senior Indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the Notes and the Series B Notes would require payment in full of such Senior Indebtedness before repurchase of the Notes and the Series B Notes. See "Description of Notes--Repurchase at the Option of Holders--Change of Control," "--Subordination" and "Description of Certain Debt Instruments -- Series B Indenture" and "--Credit Facility." There can be no assurance that the Company would have sufficient resources to repurchase the Notes or the Series B Notes or pay its obligations if the indebtedness under the Credit Facility or other future Senior Indebtedness were accelerated upon the occurrence of a Change of Control. The inability to repay Senior Indebtedness of the Company, if accelerated, and to repurchase all of the tendered Notes and the tendered Series B Notes would constitute an event of default under the Indenture. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon Change of Control or other defaults under such debt instruments.

LACK OF PUBLIC MARKET

      The Series D Notes are a new issue of securities for which there is currently no trading market. The Company does not currently intend to list the Series D Notes on any securities exchange or to seek approval for quotation through the automated quotation system. There can be no assurance that an active trading market for the Series D Notes will exist. If a market were to exist, the Series D Notes could trade at prices that may be lower than the initial offering price of the Series C Notes depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. See "Description of Series D Notes -- Exchange Offer; Registration Rights."

CONSEQUENCES OF FAILURE TO EXCHANGE

      Holders of Series C Notes who do not exchange their Series C Notes for Series D Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Series C Notes as set forth in the legend thereon as a consequence of the issuance of the Series C Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Series C Notes under the Securities Act. Series D Notes issued pursuant to the Exchange Offer in exchange for Series C Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Series D Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that receives Series D Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series D Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series D Notes received in exchange for Series C Notes where such Series C Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of twelve months after the effective date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Series D Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Series C Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series C Notes will be adversely affected.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

      The Series C Notes were sold by the Company on June 26, 1997 to initial purchasers (the "Initial Purchasers"), who resold the Series C Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). In connection with the sale of the Series C Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Series C Notes for Series D Notes within 30 days following the issuance of the Series C Notes. In addition, the Company agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the Series D Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement. See "Description of Notes--Exchange Offer; Registration Rights."

      This Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder," with respect to the Exchange Offer, means any person in whose name Series C Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Series C Notes are held of record by the Depository Trust Company. The Company is generally not required to file any registration statement to register any outstanding Series C Notes. Holders of Series C Notes who do not tender their Series C Notes or whose Series C Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Series C Notes.

      Based on an interpretation by the staff of the Commission, the Company believes that Series D Notes issued pursuant to the Exchange Offer in exchange for Series C Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Series D Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Series D Notes. See "Mary Kay Cosmetics, Inc.," SEC No-Action Letter (available June 5, 1991); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Any broker dealer who holds Series C Notes acquired for its own account as a result of market-making or other trading activities, and who receives Series D Notes in the exchange for such Series C Notes pursuant to the Exchange Offer, may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Series D Notes, which prospectus may be the prospectus for the Exchange Offer so long as it contains a plan of distribution with respect to such resale transactions. See "Shearman & Sterling," No-Action Letter (available July 2,
1993).

      If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, such person (i) could not rely on the position of the staff of the Commission enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Accordingly, each eligible holder wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that the conditions described above have been met.

      The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Series C Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will use its best efforts to register or qualify the Series D Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdiction of the Series D Notes.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Series C Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The exchange of Series D Notes for Series C Notes will be made with respect to all Series C Notes validly tendered and not withdrawn on or prior to the Expiration Date, within two business days following the Expiration Date. The Series D Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. The Company will issue $1,000 principal amount of Series D Notes in exchange for each $1,000 principal amount of outstanding Series C Notes accepted in the Exchange Offer. Holders may tender some or all of their Series C Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      The form and terms of the Series D Notes will be the same in all material respects as the form and terms of the Series C Notes, except that the Series D Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

      Holders of Series C Notes do not have any appraisal or dissenters' rights under the Texas Business Corporations Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Series C Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

      The Company shall be deemed to have accepted validly tendered Series C Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Series C Notes for the purpose of receiving Series D Notes from the Company and delivering Series D Notes to such holders.

      If any tendered Series C Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Series C Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

      The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and accounting and legal fees, will be paid by the Company. The Company has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such holder's Series C Notes pursuant to the Exchange Offer. See "--Fees and Expenses."

      EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The Exchange Offer will expire at 5:00 p.m., New York City time, on October 22, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      The Company reserves the right (i) to delay accepting for exchange any Series C Notes for Series D Notes, to extend the Exchange Offer or terminate the Exchange Offer and to refuse to accept for exchange Series C Notes for Series D Notes, if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcements. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Series C Notes of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Series D Notes, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions."

      Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

PROCEDURE FOR TENDERING

      Only a holder of Series C Notes may tender such Series C Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Series C Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Series C Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15(a)(2) of the Exchange Act (each an "Eligible Institution") unless the Series C Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

      Any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Series C Notes by the Depository to transfer such Series C Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Series C Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      The tender by a holder of Series C Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      THE METHOD OF DELIVERY OF SERIES C NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SERIES C NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR SUCH HOLDERS.

      If the Letter of Transmittal or any Series C Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Series C Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Series C Notes not properly tendered or any Series C Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Series C Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series C Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify the holders of defects or irregularities with respect to tenders of Series C Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Series C Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Series C Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Series C Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each holder will represent to the Company that, among other things (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Series D Notes to be issued in the Exchange Offer and (iii) it is acquiring the Series D Notes in its ordinary course of business. If the holder is a broker-dealer that will receive Series D Notes for its own account in exchange for Series C Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Series D Notes.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Series C Notes and (i) whose Series C Notes are not immediately available, or (ii) who cannot deliver their Series C Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

    (a)  The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Series C Notes, the certificate number or numbers of such Series C Notes (if available) and the principal amount of Series C Notes tendered, together with a duly executed Letter of Transmittal (or facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Series C Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Series C Notes delivered electronically and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Series C Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Series C Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the date of execution of the Notice of Guaranteed Delivery.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Series C Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Series C Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Series C Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Series C Notes to be withdrawn (the "Depositor"), (ii) identify the Series C Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series C Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Series C Notes were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Series C Notes to register the transfer of such Series C Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Series C Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Series C Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Series D Notes will be issued with respect thereto unless the Series C Notes so withdrawn are validly re-tendered. Any Series C Notes which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Series C Notes may be retendered by following one of the procedures described above under "--Procedure for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Series C Notes for Series D Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Series C Notes, if any of the following conditions exist:

        (i) there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that is, or is reasonably likely to be, or which would or might be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or which would or might, in the sole judgment of the Company, prohibit, prevent, restrict or delay consummation of the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

        (ii) there shall have occurred any material adverse development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company and its subsidiaries, taken as a whole; or

        (iii) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole; or

        (iv) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or any of its subsidiaries that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of, or could materially impair the contemplated benefits to the Company of, the Exchange Offer; or

        (v) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (2) any significant adverse change in the price of the Notes or in the United States securities or financial markets,
    (3) a material impairment in the trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (5) any limitation (whether or not mandatory) by a government authority, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions in the United States, (vi) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or

        (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions, and may be waived by the Company, in whole or in part at any time and from time to time, in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

EXCHANGE AGENT

    United States Trust Company of Texas, N.A., the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Hand Delivery, Mail         United States Trust Company of Texas, N.A.
     or Overnight Courier:          2001 Ross Avenue, Suite 2700
                                    Dallas, Texas 75201-2936
                                    Attn: Corporate Trust Department

     Facsimile Transmission:        (214) 754-1303
                                    Attn: Corporate Trust Department
                                    Confirm:  (214) 754-1200

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Series C Notes and in handling or forwarding tenders for exchange. The Company will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Series C Notes pursuant to the Exchange Offer. If, however, certificates representing Series D Notes or Series C Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Series C Notes tendered, or if tendered Series C Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Series C Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Series D Notes under generally accepted accounting principles.

                                 CAPITALIZATION

    The following table sets forth the actual unaudited consolidated capitalization of the Company at June 30, 1997 and the consolidated capitalization of the Company as adjusted to give effect to the Offering. This table should be read in conjunction with the more detailed information and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                            JUNE 30, 1997
                                                                            -------------
                                                                         ACTUAL  AS ADJUSTED
                                                                         ------  -----------
                                                                           (In thousands)
Cash and temporary cash investments ..............................     $ 11,060     $ 11,060
                                                                       ========     ========
Long-term debt, including current maturities:
  Credit Facility(1) .............................................     $ 58,000     $ 58,000
  12% Senior Subordinated PIK Notes of Cinemark Mexico due 2003(2)       26,821       26,821
  9-5/8% Series B Senior Subordinated Notes due 2008(3) ..........      199,174      199,174
  9-5/8% Series C Senior Subordinated Notes due 2008 .............       77,250(4)        --
  9-5/8% Series D Senior Subordinated Notes due 2008 .............           --       77,250(5)
  Other indebtedness .............................................          639          639
                                                                       --------     --------
    Total long-term debt .........................................      361,884      361,884
Minority interest in subsidiaries ................................        1,465        1,465
Shareholders' equity .............................................       62,530       62,530
                                                                       --------     --------

         Total capitalization ....................................     $425,879     $425,879
                                                                       ========     ========

--------------------

(1) A total of $225 million is available to the Company under the Credit Facility, subject to compliance with the terms thereof. As of August 4, 1997, the actual amount outstanding under the Credit Facility was $101 million and the effective interest rate on such borrowing was 6.7%. See "Description of Certain Debt Instruments -- Credit Facility."

(2) The 12% Senior Subordinated PIK Notes were issued by Cinemark Mexico, a subsidiary of Cinemark International and an Unrestricted Subsidiary.

(3) The amount shown is net of an unamortized debt discount of approximately $.8 million associated with the issuance of the Series B Notes.

(4) The amount shown reflects a premium of approximately $2.3 million associated with the issuances of the Series C Notes.

(5) Gives effect to the Exchange Offer (assuming 100% participation by the holders of the Series C Notes).

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth selected consolidated financial data for the Company for the periods and at the dates indicated for each of the five most recent fiscal years ended December 31, 1996, for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997. Supplemental financial data for the Restricted Group are derived from supplemental schedules to the Consolidated Financial Statements appearing elsewhere in this Prospectus. The financial data for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited financial statements of the Company. The Company believes the financial data for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 reflect all adjustments (which include only normal recurring adjustments other than an adjustment required by SFAS 121 as discussed in Note 1 to the Consolidated Financial Statements appearing elsewhere in this Prospectus) necessary for a fair presentation of such data. Operating results for the twelve months ended June 30, 1997 and for the six months ended June 30, 1996 and 1997 are not necessarily indicative of results for the full fiscal year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                                                  TWELVE         SIX MONTHS
                                                                                               MONTHS ENDED        ENDED
                                                             YEAR ENDED DECEMBER 31,              JUNE 30,        JUNE 30,
                                        ------------------------------------------------------ ------------  ---------------------
                                           1992       1993       1994       1995        1996        1997       1996         1997
                                           ----       ----       ----       ----        ----        ----       ----         ----
                                                             (In thousands, except theatre, screen and ratio data)

INCOME STATEMENT DATA (CONSOLIDATED):
    Revenues .......................... $194,652  $ 239,659  $ 283,077   $ 298,559   $ 341,731   $ 389,200   $ 158,304   $ 205,773
    Theatre operating costs ...........  154,825    185,100    218,748     227,719     262,138     295,254     120,280     153,396
    General and administrative
      expenses ........................   10,119     12,162     17,095      19,555      23,486      25,353      11,400      13,267
    Depreciation and amortization .....    9,830     10,939     15,121      15,925      21,799      23,409       8,672      10,282
    Operating income ..................   19,878     31,458     32,113      35,361      34,308      45,184      17,953      28,828
    Interest expense(1) ...............   12,258     17,102     18,917      19,374      20,376      25,377       9,767      14,768
    Income before extraordinary items .    5,726      9,720      7,006      13,155      14,616      15,641       7,164       8,189
    Net income(2) .....................    5,829      9,720      7,006      13,155       5,230       6,535       6,829       8,134

OTHER FINANCIAL DATA (CONSOLIDATED):
    Cash flow from (used for)
       Operations ..................... $ 23,376  $  27,181  $  32,665   $  36,090   $  58,754   $  49,261   $  22,463   $  12,970
       Investing activities ...........  (35,432)   (35,560)   (62,876)    (80,268)   (177,423)   (181,444)    (72,598)    (76,619)
       Financing activities ...........   35,509     25,051     13,273      32,031     119,690     136,800      43,242      60,352
    Theatre level cash flow(3) ........   39,827     54,559     64,329      70,840      79,593      93,946      38,024      52,377
    EBITDA(4) .........................   32,117     45,808     50,851      55,708      62,579      73,485      29,935      40,841
    Ratio of earnings to
          fixed charges(5) ............    1.43x      1.61x      1.46x       1.69x       1.65x       1.63x       1.68x       1.65x
    Pro forma ratio of earnings to
       fixed charges(6) ...............                                                  1.60x       1.60x                   1.62x

SUPPLEMENTAL FINANCIAL DATA
  (RESTRICTED GROUP):(7)
    EBITDA(4) ......................... $ 32,089  $  45,433  $  49,408   $  54,319   $  61,093   $  72,072   $  29,188   $  40,167
    Pro forma interest expense(8) .....                                                 26,600      30,191                  15,095
    Ratio of EBITDA to pro forma
       interest expense ...............                                                  2.30x       2.39x                   2.66x
    Pro forma long-term debt,
       including current maturities
        (at period end)(9) ............                                                            333,639                 333,639
    Ratio of pro forma long-term debt
       to EBITDA (at period end)(9) ...                                                              4.63x                     N/A

OPERATING DATA:
    United States (Restricted Group)
       Theatres owned (at
         period end)(10) ..............      147        153        154         150         158         162         153         162
       Screens owned (at
         period end)(10) ..............    1,010      1,084      1,121       1,155       1,339       1.432       1,212       1,432
       Total attendance ...............   51,087     59,632     63,401      61,006      63,774      69,655      30,256      36,136
    Outside United States
     (Unrestricted Group)
       Theatres owned (at
         period end)(11) ..............       --         --          4           9          11          19          11          19
       Screens owned (at 114
         period end)(11) ..............       --         --         42          92         114         193         114         193
       Total attendance ...............       --         --      1,407       4,210       8,675      10,013       3,669       5,007


                                                       (footnotes on next page)

                                                           DECEMBER 31,                         JUNE 30,
                                      ------------------------------------------------------------------------
                                          1992       1993      1994       1995      1996      1996      1997
                                         ------      ----      ----       ----      ----      ----      ----
                                                      (In thousands)
BALANCE SHEET DATA (CONSOLIDATED):
Cash and temporary cash
  investments ......................   $ 29,368    $ 44,454   $ 31,056  $ 13,925  $ 14,383  $  7,122  $ 11,060
Theatre properties and equipment-net     93,952     117,017    155,798   224,482    377,42   289,563   430,792
Total assets .......................    147,661     189,361    217,185   267,747   432,905   326,106   499,971
Total long-term debt, including
  current portion ..................    130,662     152,787    167,374   198,145   297,206   202,260   361,884
Shareholders' equity (deficiency) ..    (11,094)       (760)     2,732    11,345    57,363    58,079    62,530

----------------------
(1)      Includes amortization of debt issue cost and debt discount.

(2) In 1996, an extraordinary loss of $9 million (net of related tax benefit) was recognized in connection with the premium paid and the write-off of the unamortized debt issue costs associated with the Senior Notes repurchased.

(3) Revenues less theatre operating costs (which is not a measure of financial performance under generally accepted accounting principles ("GAAP")). Theatre level cash flow is a financial measure commonly used in the Company's industry and should not be construed as an alternative to cash flow from operations (as determined in accordance with GAAP) as an indicator of operating performance or as a measure of liquidity.

(4) Represents net income before depreciation and amortization, interest expense, changes in deferred lease expense, accrued and unpaid compensation expense relating to any stock appreciation and stock option plans, equity in income (loss) of affiliates, gain (loss) on sale of assets, minority interests, provision for income taxes and extraordinary items. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to cash flows from operating activities (as determined in accordance with GAAP), as an indicator of operating performance or as a measure of liquidity.

(5)      For the purpose of calculating the ratio of earnings to fixed charges,
         (i) earnings consist of income (loss) before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expense, capitalized interest, amortization of debt issue cost and debt discount and the portion of rental expense which is deemed to be representative of the interest factor.

(6) Gives effect to the Offering as if the Offering had occurred at the beginning of the period. See "Use of Proceeds" and "Capitalization."

(7) The restrictive covenants in the Indenture apply only to the Restricted Group and supplemental financial data represents data pertaining to the Restricted Group only. See supplemental schedules to the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

(8) Calculated based on debt outstanding at the end of the period for the subsequent four quarter period. Gives effect to the Offering as if the Offering had occurred at the end of such period and does not include amortization of debt issue cost for the Notes.

(9) Gives effect to the Offering as if the Offering had occurred at the end of such period. For purposes of calculating total long-term debt, amounts for the Notes and the Series B Notes are based on the stated principal amount at maturity. See "Use of Proceeds" and "Capitalization."

(10) The data as of period end 1992, 1993, 1994, 1995 (and June 1996) and 1996 (and June 1997) exclude two theatres (23 screens), two theatres (23 screens), three theatres (33 screens), four theatres (54 screens) and four theatres (54 screens), respectively, operated by the Company pursuant to management agreements.

(11) The data as of period end 1993, 1994, 1995 (and June 1996) and 1996 (and June 1997) exclude two theatres (23 screens), two theatres (18 screens), three theatres (25 screens), four theatres (37 screens) and five theatres (44 screens), respectively, operated through affiliates of the Company in Canada, Chile and Japan.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   The following is an analysis of the financial condition and results of operations of the Company. This analysis should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

   The Company's revenues are generated primarily from box office receipts and concession sales. The Company's revenues are affected by changes in attendance and the average admission and concession revenues per patron. Attendance is primarily affected by the commercial appeal of the films released during the period or year reported. Since the Company's formation, attendance has grown principally from the development and acquisitions of theatres. The Company has generally experienced increases in average admission and concession revenues per patron from ticket and concession price increases as well as the development of theatres in markets that can support higher ticket and concession prices. Additional revenues related to theatre operations are generated by electronic video games installed in video arcades located in some of the Company's theatres.

   Film rentals, concession supplies, and salaries and wages vary directly with changes in revenues. These expenses have historically represented approximately 65% of all theatre operating expenses and approximately 50% of revenues. Film rental costs are based on a percentage of admissions revenues as determined by film license agreements. The Company purchases concession supplies to replace units sold. Although salaries and wages include a fixed component of cost (i.e., the minimum staffing cost to operate a theatre facility during non-peak periods), salaries and wages move in relation to revenues as theatre staffing is adjusted to handle attendance volume.

   Conversely, facility lease expense is primarily a fixed cost at the theatre level as the Company's facility leases generally require a fixed monthly minimum rent payment. Facility lease expense as a percentage of revenues is also affected by the number of leased versus fee owned facilities. The addition of a larger proportion of fee owned properties in the future should result in a decrease in facility lease expense as a percentage of revenues and an increase in the level of depreciation expense.

   Additionally, advertising cost is primarily fixed at the theatre level as daily movie directories placed in newspapers represent the largest component of advertising costs. The monthly cost of these ads is based on the size of the directory. However, advertising costs have remained relatively constant when expressed as a percentage of revenues as screen growth results in the addition of new or larger directory ads.

   Utilities and other costs include certain costs that are fixed such as property taxes, certain costs which are variable, such as liability insurance, and certain costs that possess both fixed and variable components such as utilities, repairs and maintenance and security services.

   The results of operations of acquired theatres are included in the Company's Consolidated Financial Statements from their date of acquisition. Fiscal years ended December 31, 1994, 1995, and 1996 are not directly comparable due to the effects of new theatre openings, acquired theatres and the impact of the debt service associated with financing incurred. Theatre closings have had no significant effect on the operations of the Company. See Notes 1 and 3 of notes to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

   Set forth below is a summary of operating revenues and expenses, certain income statement items expressed as a percentage of revenues, average screen count and revenues per average screen count for the three most recent fiscal years ended December 31, 1996 and the six months ended June 30, 1996 and 1997.


                                                              YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                        ---------------------------------  -------------------------
                                                          1994        1995        1996        1996         1997
                                                          ----        ----        ----        ----         ----
OPERATING DATA
     (In millions):

Revenues
    Admissions .....................................     $  174.5    $  183.1    $  211.6    $   97.4    $  129.5
    Concessions ....................................         95.2       102.1       116.9        53.5        71.1
    Other ..........................................         13.4        13.4        13.2         7.4         5.2
                                                         --------    --------    --------    --------    --------
        Total revenues .............................     $  283.1    $  298.6    $  341.7    $  158.3    $  205.8
                                                         ========    ========    ========    ========    ========

Cost of operations
    Film rentals ...................................     $   84.0    $   89.0    $  104.1    $   46.9    $   63.9
    Concession supplies ............................         17.5        17.3        18.4         9.0        10.2
    Salaries and wages .............................         39.5        40.6        46.9        21.3        26.9
    Facility leases ................................         29.6        30.9        34.4        15.9        18.4
    Advertising ....................................          7.2         7.6         8.5         4.2         5.2
    Utilities and other ............................         40.9        42.3        49.8        23.0        28.8
                                                         --------    --------    --------    --------    --------
        Total cost of operations ...................     $  218.7    $  227.7    $  262.1    $  120.3    $  153.4
                                                         ========    ========    ========    ========    ========

OPERATING DATA AS A PERCENTAGE OF TOTAL REVENUES(1):

Revenues
    Admissions .....................................         61.6%       61.3%       61.9%       61.5%       62.9%
    Concessions ....................................         33.6        34.2        34.2        33.8        34.6%
    Other ..........................................          4.8         4.5         3.9         4.7         2.5%
                                                         --------    --------    --------    --------    --------
        Total revenues .............................        100.0       100.0       100.0       100.0       100.0

Cost of operations
    Film rentals(1) ................................         48.1        48.6        49.2        48.2        49.3%
    Concession supplies(1) .........................         18.4        16.9        15.8        16.9        14.3%
    Salaries and wages .............................         14.0        13.6        13.7        13.5        13.1%
    Facility leases ................................         10.5        10.3        10.1        10.1         8.9%
    Advertising ....................................          2.5         2.5         2.5         2.6         2.5%
    Utilities and other ............................         14.4        14.2        14.6        14.5        14.0%

    Total cost of operations .......................         77.3        76.3        76.7        76.0        74.5%

General and administrative
    expenses .......................................          6.0         6.6         6.9         7.2         6.5%
Depreciation and amortization ......................          5.3         5.3         6.4         5.5         5.0%
Operating income ...................................         11.4        11.8        10.0        11.4        14.0%
Interest expense ...................................          6.7         6.4         6.0         6.2         7.2%
Income before income taxes .........................          5.0         7.8         7.9         8.0         7.3%
Net income .........................................          2.5         4.4         1.5         4.3         3.9%

------------------------
(1) All costs are expressed as a percentage of total revenues, except film rentals, which are expressed as a percentage of admissions revenue, and concession supplies, which are expressed as a percentage of concessions revenue.

                                          YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                    ----------------------------------   -------------------------
                                      1994         1995         1996         1996         1997
                                    --------     --------     --------     --------     --------
Average screen count
    (month end average)....            1,131        1,195        1,322        1,276        1,477
                                    ========     ========     ========     ========     ========
Revenues per average
    screen count ..........         $250,289     $249,840     $258,495     $124,062     $139,318
                                    ========     ========     ========     ========     ========


COMPARISON OF SIX MONTH PERIODS ENDED JUNE 30, 1997 AND JUNE 30, 1996

     Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be achieved for the full year.

     Revenues. Revenues for the quarter ended June 30, 1997 increased to $102.8 million from $84.6 million for the quarter ended June 30, 1996, an 21.5% increase. The Company generated revenues for the six months ended June 30, 1997 (the "1997 period") of $205.8 million compared to $158.3 million for the six months ended June 30, 1996 (the "1996 period), a 30.0% increase. The increase in revenues for the second quarter and the 1997 period is primarily attributable to a 18.2% increase in attendance as the result of the net addition of 156 screens since the second quarter of 1996 and strong industry performance during the first quarter of 1997. Revenues were also positively affected by a combined increase of 9.4% in admissions and concessions per patron. Revenues per average screen increased 12.3% to $139,318 in the 1997 period from $124,062 in the 1996 period.

     Cost of Operations. Cost of operations, as a percentage of revenues, decreased to 75.3% in the second quarter of 1997 from 76.5% in the second quarter of 1996. The decrease as a percentage of revenues resulted from decreases during the quarter in concession supplies as a percentage of concession revenues to 13.3% in 1997 from 16.3% in 1996 and a decrease in facility leases as a percentage of revenues to 9.0% in 1997 from 9.4% in 1996.

     Cost of operations, as a percentage of revenues, decreased to 74.6% in the 1997 period from 76.0% in the 1996 period. The decrease as a percentage of revenues resulted from a decrease in concession supplies as a percentage of concession revenues to 14.3% in 1997 from 16.9% in 1996, and a decrease in facility leases as a percentage of revenues to 8.9% in 1997 from 10.1% in 1996. These decreases were partially offset by an increase during the period in film rentals as a percentage of admission revenues to 49.4% in 1997 from 48.2% in 1996.

     General and Administrative Expenses. General and administrative expenses, as a percentage of revenues, decreased to 7.9% in the second quarter of 1997 from 8.5% in the second quarter of 1996. For the 1997 period, general and administrative costs decreased as a percentage of revenues to 6.5% from 7.2% for the 1996 period. The absolute level of general and administrative expenses increased to $8.1 million in the second quarter of 1997 from $7.1 million in the second quarter of 1996 and to $13.3 million for the 1997 period from $11.4 million for the 1996 period. The decrease, as a percentage of revenues, is attributed to a larger revenue base resulting from screen additions and a strong slate of films in the first quarter. The increase in general and administrative expenses is attributed to costs (primarily salaries and wages) associated with the Company's expansion program and compensation costs associated with the repurchase of non-qualified stock options.

     Depreciation and Amortization. Depreciation and amortization increased 15.0% to $5.0 million in the second quarter of 1997 from $4.3 million in the second quarter of 1996. For the 1997 period, depreciation and amortization increased 18.6% to $10.3 million from $8.7 million in 1996. The increase is a result of the net addition of $143.2 million in theatre property and equipment since the second quarter of 1996, a 49.8% increase. The difference in the percentage increase in depreciation and amortization compared to the increase in theatre property and equipment is a result of the timing of when the additions were placed in service during the period.

     Interest Expense. Interest costs incurred, including amortization of debt issue cost and debt discount, increased 42.0% during the second quarter of 1997 to $7.8 million (including capitalized interest to properties under construction) from $5.5 million in the second quarter of 1996 (including capitalized interest). Interest costs for the 1997 period, including amortization of debt issue cost and debt discount, increased 39.8% to $15.6 million (including capitalized interest) from $11.1 million in the 1996 period. The increase in interest costs incurred for the first quarter of 1997 was due principally to an increase in average debt outstanding resulting from borrowings under the Company's Credit Facility and Senior Subordinated Notes.

     Income Taxes. Income taxes decreased to $2.4 million for the second quarter of 1997 from $3.5 million in the second quarter of 1996 and increased to $6.9 million for the 1997 period from $5.4 million in the 1996 period. The Company's effective tax rate for the second quarter of 1997 was 43.6% compared to 45.1% for the second quarter of 1996. The effective tax rate for the 1997 period increased to 45.6% from 43.1% in 1996. The change in the effective tax rate was primarily a result of the relative level of goodwill amortization and foreign losses. The effective tax rates reflect the full reserve of the potential tax benefit associated with the loss incurred by Cinemark Mexico.

     Other Gains and Losses. Other gains and losses for the second quarter of 1996 and the 1996 period of $3.7 million is primarily attributable to a gain from the settlement of litigation.

     Net Income. Net income of $3.0 million for the second quarter of 1997 and net income of $4.3 million for the second quarter of 1996 included the consolidated losses of Cinemark International of $.5 million (net of minority interest). Net income of $8.1 million for the 1997 period and $6.8 million for the 1996 period includes the consolidated losses of Cinemark International of $1.2 million (net of minority interest) and $1.1 million (net of minority interest), respectively.


COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         Revenues. Revenues in 1996 increased to $341.7 million from $298.6 million, a 14.5% increase. The increase in revenues is primarily attributable to a 11.1% increase in attendance resulting from strong industry performance, the first full year of operations of 130 screens opened in 1995 and the net addition of 206 screens since 1995. The contribution from the new screens opened in 1996 is not fully reflected in the Company's operations as a majority of the new screens were not opened until late 1996. Revenues were also positively affected by an increase in admission and concession revenues per patron of 6.2%. The strong industry performance and new screen openings contributed to an increase of 3.5% in the revenues per average screen to $258,495 for 1996 from $249,840 for 1995.

         Cost of Operations. Cost of operations, as a percentage of revenue, increased slightly to 76.7% in 1996 from 76.3% in 1995. The increase as percentage of revenues resulted from increases during the period in film rentals as a percentage of admission revenues to 49.2% in 1996 from 48.6% in 1995 and an increase in utilities and other as a percentage of revenues to 14.6% in 1996 from 14.2% in 1995. This increase was partially offset by a decrease in concession supplies as a percentage of concession revenues to 15.8% in 1996 from 16.9% in 1995.

         General and Administrative Expenses. General and administrative expenses, as a percentage of revenues, increased to 6.9% in 1996 from 6.6% in 1995. General and administrative expenses in absolute terms increased to $23.5 million in 1996 from $19.6 million in 1995. The increase as a percentage of revenues and in absolute terms is primarily the result of a $1.8 million special bonus payment paid to key employees during the second quarter of 1996 to provide for the estimated taxes due on the exercise of non-qualified stock options and increases in salaries and wages, travel, and miscellaneous expenses associated with the Company's international expansion.

         Depreciation and Amortization. Depreciation and amortization increased $5.9 million in 1996 to $21.8 million in 1995. The increase includes a $2.4 million charge pursuant to Statement of Financial Accounting Standards No. 121 (SFAS 121). In accordance with SFAS 121, the Company wrote down the assets of certain theatres to their realizable value which exceeded their carrying value. Depreciation and amortization before the affect of SFAS 121 increased $3.5 million for 1996. The increase is a result of the net addition of $163.3 million in theatre property and equipment during 1996, a 56.8% increase over 1995. The difference in the percentage increase in depreciation and amortization compared to the increase in theatre property and equipment is a result of the timing of when the additions were placed in service during the period.

         Interest Expense. Interest costs incurred, including amortization of debt issue cost and debt discount, increased 15.1% to $24.3 million (including the capitalization of $3.9 million of interest to properties under construction) from $21.1 million in 1995 (including capitalized interest of $1.7 million) . The increase in interest costs incurred during 1996 was due principally to an increase in average debt outstanding resulting from borrowings under the Credit Facility and the Series B Notes.

         Income Taxes. Income taxes increased to $12.3 million in 1996 compared to $10.1 million in 1995, a 22.2% increase, resulting primarily from the increase in income before taxes and permanent differences associated with the sale of certain assets. The Company's effective rate for 1996 increased to 45.8% from 43.4% in 1995. The effective tax rates reflect the full reserve of the potential tax benefit associated with the loss incurred by Cinemark Mexico.

         Other Gains and Losses. Other gains and losses for 1996 of $11.1 million is primarily attributable to a gain from the settlement of litigation and the sale of 2 Day Video, Inc., an 84.4% subsidiary of the Company.

         Extraordinary Items. In the third quarter of 1996, the Company issued the Series B Notes. A portion of the proceeds of $193.2 million (net of discount, fees and expenses) was used to repurchase 98.7% of the Senior Notes at a price of $1,098.33 per $1,000 principal amount. As a result, an extraordinary loss of $9 million (net of related tax benefit) was recognized in connection with the premium paid and the write-off of the unamortized debt issue costs associated with the Senior Notes repurchased. The remaining loss is attributable to the refinancing of the Company's bank line of credit during 1996.

         Net Income. Net income before extraordinary items of $14.6 million for 1996 and net income of $13.2 million for 1995 included the consolidated losses of Cinemark Mexico of $2.6 million (net of minority interest) and $2.7 million (net of minority interest), respectively.


COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

         Revenues. Revenues in 1995 increased to $298.6 million from $283.1 million in 1994, a 5.5% increase. The increase is primarily attributable to a combined increase of 5.1% in admission and concession revenues per patron. Attendance remained constant despite the net addition of 130 screens. The contribution from these new screens is not fully reflected in the Company's operations, as a majority of the new screens were not opened until late 1995. The contribution to revenues from admission and concession price increases was partially offset by a decrease in per patron revenues in Mexico as a result of the devaluation of the Mexican peso that began in late December 1994. Revenues per average screen remained constant at approximately $250,000 per screen despite average admission and concession price increases and improved revenues per screen from new U.S. screen openings as revenues per screen for the 92 screens the Company operated in Mexico declined significantly as a result of the Mexican peso devaluation.

         Cost of Operations. Cost of operations, as a percentage of revenues, decreased to 76.3% in 1995 from 77.3% in 1994. The decrease resulted primarily from a decrease in concession costs as a percentage of concession revenue to 16.9% in 1995 from 18.4% in 1994 associated with an increase in concession pricing which was partially offset by an increase in film rental expense as a percentage of admission revenues to 48.6% in 1995 from 48.1% in 1994. Other operating costs as a percentage of revenues remained relatively constant between the two periods.

         General and Administrative Expenses. General and administrative expenses, as a percentage of revenues, increased to 6.6% in 1995 from 6% in 1994. General and administrative expenses increased to $19.6 million in 1995 from $17.1 million in 1994, primarily from increases in salaries and wages, travel, and miscellaneous expenses associated with the Company's domestic and international expansion and increased amortized compensation expense resulting from the grant of stock options at less than fair market value.

         Depreciation and Amortization. Depreciation and amortization increased 5.3% in 1995 to $15.9 million from $15.1 million in 1994. The increase is a result of the net addition of $79.5 million in theatre property and equipment during 1995, a 38.5% increase over 1994. Depreciation and amortization expense did not increase in direct proportion with the increase in theatre property and equipment as $43.7 million of the additions were either placed in service in late 1995 or will be placed in service in 1996.

         Interest Expense. Interest costs incurred, including amortization of debt issue cost and debt discount, increased 2.4% during 1995 to $21.1 million (including the capitalization of $1.7 million of interest to fee properties under construction) from $19.5 million of interest costs in 1994 (including $.6 million of capitalized interest). The increase in interest costs incurred for 1995 was due principally to an increase in average debt outstanding resulting from borrowings under the Company's bank line of credit.

         Other Gains and Losses. In 1995, the Company recorded a gain on the sale of 10 theatre properties (46 screens) of $5.5 million and losses of $.6 million relating to the disposition of an interest in Funtime Pizza International and the write-off of costs, principally professional fees, relating to merger negotiations with another theatre circuit which were terminated in May 1995.

         Income Taxes. Income taxes increased to $10.1 million in 1995 compared to $7.1 million in 1994, a 42.9% increase, resulting from the increase in income before taxes. The Company's effective tax rate for 1995 was 43.4% compared to 50.2% for 1994. The decrease in the effective tax rate was primarily a result of reduction in the relative level of goodwill and foreign losses as a result of the increase in total earnings. The effective tax rates reflect the full reserve of the potential tax benefit associated with the loss incurred by Cinemark Mexico.

         Net Income. Net income of $13.2 million in 1995 and $7 million in 1994 included the consolidated losses of Cinemark Mexico of $2.7 million (net of minority interest) and $2.5 million (net of minority interest), respectively.

INFLATION AND FOREIGN CURRENCY

         The Mexican currency has experienced a significant devaluation since December 1994. Cinemark Mexico's debt and certain of Cinemark Mexico's theatre lease rents are denominated in U.S. dollars while its revenues are denominated in Mexican pesos. As a result of the devaluation, certain costs of Cinemark Mexico have almost doubled in relation to Cinemark Mexico's revenues. Additionally, the majority of the equipment and interior finish material of Cinemark Mexico's theatres have been imported from the U.S. As a result of the devaluation, Cinemark Mexico has recognized a $11.1 million cumulative unrealized currency translation loss adjustment in shareholders' equity as of March 31, 1997. The devaluation has significantly and adversely affected the Mexican economy and will impact the short term profitability of Cinemark Mexico's theatres. Additionally, there is a reduced level of available capital in the Mexican financial markets due to a significant rise in Mexican interest rates. This in turn has resulted in the reduced availability of developer financing for future projects. Such events have caused a reduction in the rate of expansion initially anticipated by Cinemark Mexico.

         Beginning in 1997, generally accepted accounting principles require that the U.S. dollar be used as the functional currency of the Company's Mexican subsidiary for U.S. reporting purposes. As a result, fluctuations in the peso during 1997 affecting the Company's investment in Mexico will be charged to exchange gain or loss rather than to cumulative foreign currency translation adjustment included in shareholders equity. The exchange rate during 1997 through July 31, 1997 has remained stable at approximately N$7.8 to $1.00.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's revenues are collected in cash, primarily through box office receipts and the sale of concession items. Because its revenues are received in cash prior to the payment of related expenses, the Company has an operating "float" and, as a result, historically has not required traditional working capital financing. Primarily due to the lack of significant inventory and accounts receivable, the Company has typically operated with a negative working capital position for its ongoing theatre operations. The major film distributors generally release during the summer and holiday seasons those films which they anticipate will be the most successful. Consequently, the Company typically generates higher revenues during such periods. The Company's cash flow from operations was $58.8 million in 1996 compared to $36.1 million in 1995 and $32.7 million in 1994.

         The Company's theatres are typically equipped with modern projection and sound equipment, with approximately 68% of the screens operated by the Company having been built in the past six years. Maintenance capital expenditures for all theatres operated by the Company for 1996 were $6 million or approximately 1.8% of revenues. The Company believes that future annual maintenance capital expenditures will not significantly change as a percentage of revenues. The Company's investing activities have been principally in connection with new theatre openings and acquisitions of existing theatres and theatre circuits and have amounted to $177.4 million, $80.3 million, and $62.9 million in 1996, 1995 and 1994, respectively. New theatre openings and acquisitions historically have been financed with internally generated cash and by debt financing, including borrowings under the Company's bank line of credit. Cash flow from financing activities amounted to $119.7 million, $32 million and $13.3 million in 1996, 1995 and 1994, respectively. From January 1, 1997 to August 31, 1997, the Company opened in the U.S. seven theatres (93 screens) and has 13 theatres (217 screens) under construction. In addition, as of September 12, 1997, the Company has 11 theatres (190 screens) scheduled to begin construction within the next year for scheduled completion by the end of 1998. Certain of these theatres will be megaplexes which may cost in excess of $15 million per theatre. The Company currently estimates that its capital expenditures for the development of these 500 screens in the U.S. in 1997 and 1998 will be approximately $325 million. As of September 12, 1997 the Company had expended approximately $95.9 million toward the development of these screens. The Company plans to fund capital expenditures for its development from cash flow from operations and borrowings under the Credit Facility. Actual expenditures for theatre development and acquisitions during 1997 and 1998 are subject to change based upon the availability of attractive opportunities for expansion of the Company's theatre circuit.

         On August 15, 1996, the Company issued the Series B Notes which bear interest at a rate of 9-5/8% per annum, payable semi-annually on February 1 and August 1 of each year. The Series B Notes were issued at 99.553% of the principal face amount (a discount of $4.47 per $1,000 principal amount). The net proceeds to the Company from the issuance of the Series B Notes (net of discount, fees and expenses) were approximately $193.2

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



million. The proceeds from the Series B Notes were used to repurchase 98.7% of the Company's $125 million Senior Notes pursuant to a tender offer which expired on August 15, 1996. The Senior Notes were purchased at a premium of $1,098.33 (including a consent fee of $25) per $1,000 principal amount, plus accrued and unpaid interest up to the date of repurchase. Excess proceeds were utilized to reduce borrowings under the Company's Credit Facility and for general corporate purposes.

         On June 2, 1997 the Company redeemed the remaining outstanding Senior Notes ($1.6 million). The Senior Notes were redeemed at a premium of $1,060 per $1,000 principal amount, plus accrued and unpaid interest up to the date of redemption.

         On December 12, 1996, the Company replaced its existing credit facility with the new credit facility ("Credit Facility") through a group of banks for which Bank of America National Trust and Savings Association acts as Administrative Agent. The Credit Facility provides for loans to the Company of up to $225 million in the aggregate. The Credit Facility is a reducing revolving credit facility with reductions in the aggregate commitment at the end of each quarter during the calendar years 2000, 2001, 2002 and 2003, in the amount of $8,437,500, $11,250,000, $14,062,500 and $22,500,000, respectively.
The Company is required to prepay all loans outstanding in excess of the aggregate commitment from time to time. The Credit Facility is secured by a pledge of a majority of the issued and outstanding capital stock of the Company. Pursuant to the terms of the Credit Facility, funds borrowed currently bear interest at a rate per annum equal to the Offshore Rate (as defined in the Credit Facility) or the Base Rate (as defined in the Credit Facility), as the case may be, plus the Applicable Amount (as defined in the Credit Facility). As of August 4, 1997, the Company had borrowed $68 million under the Credit Facility and the effective interest rate on such borrowings was 6.6% per annum. See "Description of Certain Debt Instruments -- Credit Facility."

         In 1992, the Company formed Cinemark International to develop and acquire theatres in international markets. As of July 31, 1997, Cinemark International operated 17 theatres (169 screens) principally in Latin America. The Company has contributed to the capital of Cinemark International $17.3, $1.6 and $3.1 in 1996, 1995 and 1994, respectively, to fund its international theatre development. Cinemark International plans to invest up to an additional $50 million in international ventures, principally in Latin America, over the next two to three years. The Company anticipates that investments in excess of Cinemark International's available cash will be funded by the Company or by debt or equity financing to be provided by third parties directly to Cinemark International or its subsidiaries.

         In 1993, the Company incorporated Cinemark de Mexico, S.A. de C.V. ("Cinemark de Mexico") as an indirect subsidiary of Cinemark International to pursue new development opportunities in Mexico. As of August 4, 1997, Cinemark International and New Wave Investments AVV, an unaffiliated Aruba corporation owned by Mexican citizens ("New Wave"), own 95.6% (95% on a fully diluted basis, including the exercise of outstanding warrants) and 4.4% (4.4% on a fully diluted basis, including the exercise of outstanding warrants), respectively, of the common stock of Cinemark Mexico. As of September 12, 1997, the Company operated twelve theatres (129 screens) and by the end of 1997 intends to begin construction on two additional theatres (18 screens). In 1993 and 1994, Cinemark Mexico, which is the direct parent of Cinemark de Mexico, issued $22.4 million principal amount of Cinemark Mexico Notes (as hereinafter defined).

         As of September 30, 1996, Cinemark Mexico had outstanding (i) $22.4 million aggregate principal amount of Cinemark Mexico Notes and (ii) warrants to purchase 379,073 shares of common stock of Cinemark Mexico (the "Warrants"). On September 30, 1996, Cinemark Mexico completed the Mexico Exchange Offer (as hereinafter defined) pursuant to which (a) Cinemark Mexico and the holders of all of the Cinemark Mexico Notes exchanged all of the Cinemark Mexico Notes for identical principal amount and series of 12% Senior Subordinated PIK Notes due 2003 and (b) Cinemark Mexico and holders of Warrants to purchase 356,851 shares of Cinemark Mexico exchanged such Warrants for an aggregate of $1.2 million original principal amount of 12% Series D Senior Subordinated PIK Notes due 2003 ("Series D Notes") (the new Cinemark Mexico Notes and Series D Notes are collectively referred to as the "New Mexico Notes"). The form and terms of the New Mexico Notes are identical in all material respects to the Cinemark Mexico Notes except that interest on the New Mexico Notes may, on each interest payment date from February 1, 1997 through and including February 1, 2000, be paid at the option of Cinemark Mexico in cash or through the issuance of additional notes of the same series (the "Additional

Notes"). If Cinemark Mexico elects to pay accrued interest on the New Mexico Notes in Additional Notes in lieu of cash, interest during the relevant interest period shall accrue at the rate of 13% per annum. Holders of Warrants to purchase 22,222 shares of Common Stock of Cinemark Mexico elected not to participate in the Exchange Offer. The purpose of the Mexico Exchange Offer was to exchange New Mexico Notes for all outstanding Cinemark Mexico Notes in order to improve Cinemark Mexico's and Cinemark de Mexico's financial and operating flexibility. Cinemark Mexico exercised its option to pay interest accrued on the New Mexico Notes through the issuance of Additional Notes for the interest period ended February 1, 1997 and the interest period ended August 1, 1997.

         In connection with the Mexico Exchange Offer (i) Cinemark Mexico issued Additional Notes in payment of a past due interest payment on the Cinemark Mexico Notes in the amount of $1.3 million which was due on August 1, 1996 and (ii) Cinemark International contributed an additional $10 million of capital to Cinemark Mexico to enable Cinemark Mexico to pursue additional development opportunities. Cinemark Mexico also obtained the consent of the holders of the Cinemark Mexico Notes to amend the Cinemark Mexico Indenture (as hereinafter defined). Cinemark Mexico executed that certain Third Supplemental Indenture dated September 30, 1996 (the "Third Supplemental Indenture") which, among other things, (i) provided for the issuance of the New Mexico Notes and the Additional Notes and (ii) amended certain restrictions relating to financial ratios with which Cinemark Mexico must comply. The Indenture requires Cinemark Mexico to maintain a Cash Flow Coverage Ratio (as defined in the Indenture) of 2 to 1 beginning after December 31, 1999.

         The Cinemark Mexico Indenture also allows for the incurrence by Cinemark Mexico of $10 million of additional senior debt. On December 4, 1995, Cinemark Mexico entered into the Mexico Senior Credit Facility (as hereinafter defined), allowing it to borrow $10 million from Cinemark International. As of August 4, 1997, Cinemark Mexico had fully drawn the $10 million under the Mexico Senior Credit Facility.

         Cinemark International entered into a joint venture agreement in November 1992 with a Chilean theatre operator. Cinemark Chile, S.A. currently operates two theatres (13 screens), and as of August 4, 1997, has one theatre (12 screens) under construction and plans to begin construction on two theatres (20 screens) during the remainder of 1997. In December 1995, Cinemark entered into a joint venture agreement with Argentine theatre operators to develop state-of-the-art multiplex theatres in Argentina. The joint venture's business is conducted through Cinemark Argentina, S.A., which is owned by Cinemark Argentina Holdings, S.A. Cinemark International owns 50% of Cinemark Argentina Holdings, S.A. Cinemark Argentina opened its first theatre (8 screens) during 1997 and by the end of 1997 intends to begin construction on two additional theatres (21 screens). In January 1997, Cinemark International and its Chilean partner entered into a joint venture agreement to develop state-of-the-art multiplex theatres in Peru. The joint venture conducts its business through Cinemark del Peru, S.A., which is 50% owned by Cinemark International and 50% owned by Cinemark's Chilean partner. Cinemark del Peru, S.A. opened its first theatre (12 screens) in July 1997.

         In 1996, Cinemark LTDA, a Brazilian company ("Cinemark Brazil"), was organized as an indirect subsidiary of Cinemark International. Cinemark Brazil will develop modern multiplex theatres in Brazil. Cinemark Brazil opened its first theatre (12 screens) in June 1997. Additionally, Cinemark Brazil has begun or expects to begin construction on six theatres (64 screens) during 1997.

         In February 1997, Cinemark International entered into a joint venture agreement with Shochiku Co., Ltd., a Japanese distributor, exhibitor and producer of movies ("Shochiku") and several other Japanese companies to develop state-of-the-art multiplex theatres in Japan. The joint venture will conduct its business through Shochiku Cinemark Theatres, which is 26.7% owned by Cinemark International, 26.7% owned by Shochiku, and the remaining 46.6% owned by a consortium of prominent Japanese companies. Shochiku Cinemark Theatres opened its first theatre (seven screens) in March 1997.

         In September, 1996, Cinemark International, Inc. entered into a Joint Venture Agreement and Wright Soto & Asociados Cia. Ltda., an Ecuadoran limited liability company, and certain members of the Wright family. The joint venture, which conducts business through Cinemark del Ecuador, S.A., currently operates one theatre (7 screens) and plans to begin construction on one theatre (9 screens) during the remainder of 1997.

         In April 1997, the Company repurchased an aggregate of 1,242 shares of Class B Common Stock issued to optionholders upon the exercise of options in April 1996. The aggregate purchase price for such shares was $2.2 million. In May and June 1997 options to acquire an aggregate of 737 shares of Class B Common Stock were repurchased by the Company for an aggregate purchase price of $1.3 million.

                                    BUSINESS

THE COMPANY


         The Company is the fifth largest motion picture exhibitor in North America in terms of the number of screens in operation. At July 31, 1997, the Company operated 1,665 screens in 183 theatres located in 29 states, Canada, Chile, Mexico, Brazil, Argentina Peru, El Salvador, Japan and Ecuador, consisting of 1,323 screens in 139 "first run" theatres and 342 screens in 44 "discount" theatres. Of the Company's 1,665 screens, 1,162 (or 70%) were built by the Company over the past six years, and, as a result, the Company believes it operates one of the most modern theatre circuits in the industry. All of the Company's theatres are multiplex facilities with approximately 93% of the Company's screens located in theatres of six or more screens. The Company believes that its ratio of screens to theatres (9 to 1 at July 31, 1997) is the highest of the five largest theatre circuits in the U.S. and is more than 50% higher than the industry average. From its fiscal year ended December 31, 1991 through the twelve months ended June 30, 1997, the Company has increased consolidated revenues approximately 137% from $164.4 million to $389.2 million and has increased EBITDA (as defined herein) approximately 183% from $26 million to $73.5 million.


         The Company is an industry leader in new theatre construction and operation and, according to industry sources, has constructed more screens than any other exhibitor during the 1990s. The Company believes that the attractiveness, comfort and viewing experience provided by its modern facilities result in the Company's theatres more often being the preferred destination for moviegoers in its markets.

         The Company is actively participating in the ongoing trend toward the development of larger multiplexes, commonly referred to as "the rescreening of America." The Company's management experience and financial flexibility permit it to introduce larger multiplex theatre facilities into areas previously served by smaller theatres, thereby capturing moviegoers who seek more attractive surroundings, wider variety of films, better customer service, shorter lines, more convenient parking and a greater choice of seating to view popular movies. The Company's larger multiplex facilities increase per screen revenues and operating margins and enhance its operating efficiencies. Such theatres enable the Company to present films appealing to several segments of the moviegoing public while serving patrons from common support facilities (such as box office, concession areas, rest rooms and lobby). In addition, larger multiplex facilities provide the Company with greater flexibility in staffing, movie scheduling and equipment utilization while reducing congestion throughout the theatre. Larger multiplex facilities also provide increased flexibility in determining the length of time that a film will run. The Company can lengthen the run of a film by switching it to a smaller auditorium after peak demand has subsided and has the potential to generate higher profits as film license agreements typically provide for a lower film rent to be paid later in a film's run.


OVERVIEW OF THE THEATRE INDUSTRY  -

         The theatre exhibition industry in the U.S. is comprised of approximately 460 exhibitors, approximately 240 of which operate four or more theatres. As of May 1996, the 10 largest exhibitors (in terms of number of screens) operated approximately 55% of the total screens, with no one exhibitor operating more than 10% of the total screens.

         U.S. box office sales of approximately $5.9 billion in 1996 was a record for the industry. Overall attendance has remained stable during this decade with no single year varying more than 8% from the average. The Company believes that the primary reason for the variances in the year-to-year attendance is the overall audience appeal of the films released. The following table represents the results of a survey by the National Association of Theatre Owners outlining the historical trends in U.S. theatre attendance, average ticket prices and box office sales for the last seven years.

                                                               U.S. Box
                        Attendance          Average          Office Sales
         Year           (Millions)        Ticket Price        (Millions)
         ----           ---------         ------------       ------------
         1990              1,189             $4.225             $5,022
         1991              1,141             $4.211             $4,803
         1992              1,173             $4.152             $4,871
         1993              1,244             $4.143             $5,154
         1994              1,292             $4.178             $5,386
         1995              1,263             $4.351             $5,494
         1996              1,339             $4.416             $5,912

    Theatrical exhibition is the primary distribution channel for new motion picture releases. The Company believes that the successful theatrical release of a movie abroad and in "downstream" distribution channels, such as home video and pay-per-view, network and syndicated television, is largely dependent on its successful theatrical release in the U.S. The Company further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to the out-of-home experience of viewing a movie in a theatre. The Company believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a large audience.

    The Company believes that as a result of increased revenues from the successful release of films in both movie theatres and other distribution channels, major film production companies have increased and will continue to increase the number of films being produced. Film producers have increased their revenues from these distribution channels by approximately 200% over the past 10 years to $18.9 billion in 1995. The increased revenue potential from film distribution in recent years can be attributed to increased demand resulting from the domestic and international growth of the movie theatre industry and the home video industry, and the significantly increased channel capacity created by enhanced cable and satellite-based transmission systems. Moreover, the Company believes independent producers and distributors, such as Gramercy Pictures, Turner Pictures (which includes New Line Cinemas and Castle Rock Entertainment) and Dreamworks SKG, the highly-publicized partnership among Jeffrey Katzenberg, Steven Speilberg and David Geffen, should help increase motion picture production. Additionally, increased revenues permit major film production companies to create "event" films such as Jurassic Park, Twister, Independence Day and The Lost World which utilize the latest advances in computer technology to enhance production quality and special effects. The Company believes that an increasing supply of quality feature films and "event" films exhibited with advanced projection and stereo sound equipment such as Digital Theatre Sound Systems, Dolby -- Digital Sound and Sony -- Dynamic Digital Sound will enhance the moviegoing experience and will increase the theatre attendance of exhibitors with modern multiplex theatres designed to exhibit such motion pictures.

    Increased international distribution is also producing important sources of revenue for film distributors and growth opportunities for exhibitors. The international market share of total box office receipts in 1996 was 50% up from 30.4% in 1985. Since 1985, international box office receipts have grown at a 11.9% compounded annual rate. The Company believes that many international markets for theatrical exhibition, which have historically been underserved due to antiquated and/or run-down theatres, will continue to experience rapid growth as additional multiplex theatres are introduced.

    In addition, the Company believes that certain demographic trends favor the theatre exhibition industry. Information obtained from the U.S. Bureau of Census indicates that the number of 12 to 20 year olds in the U.S., the largest moviegoing segment of the population, is projected to grow an aggregate of 7.5% through the year 2000. Furthermore, according to MPAA, the number of patrons over 40 years old as a percentage of the total movie audience has more than doubled from approximately 14% in 1986 to approximately 33% in 1996. The

Company believes that film producers have recognized the importance of this segment of the population and are producing an increased number of films primarily targeted to this more mature audience, including films such as Forrest Gump, Apollo 13, Sense and Sensibility, The English Patient and Shine.

BUSINESS STRATEGY

    The Company intends to continue to grow through new theatre development by applying the same techniques it has implemented since it was founded. The Company believes that it is unique among major theatre exhibitors in the development and execution of the following four-part business strategy:

    Continue to build in underserved mid-sized markets. The Company intends to continue to build first run theatres in underserved mid-sized markets and suburbs of major metropolitan areas with populations of 50,000 to 200,000 where the Company frequently will be the sole or leading exhibitor in terms of first run screens operated. The Company believes it gains maximum access to film product, and thereby realizes a competitive advantage, by locating its modern multiplex theatres in new and existing film zones where little or no competition for film product exists.

    Capitalize on popularity of "megaplex" concept. The Company intends to expand its construction of larger "megaplex" entertainment centers in major metropolitan areas. In December 1992, the Company opened its first megaplex, Hollywood USA , a 15-screen, 52,000 square-foot complex containing a large video arcade and a pizzeria. The Company subsequently opened two additional megaplexes styled after the original Hollywood USA . Based upon the success of these complexes, which consistently rank among the Company's top grossing facilities on a per screen basis, the Company expanded the megaplex concept. In the last 24 months, the Company has developed eighT megaplexes, each exceeding 80,000 square feet and featuring 16 or more screens with 75 foot screens in the largest auditoriums, stadium seating, digital sound, a pizzeria, a coffee bar and a large video arcade room.

    Continue to exploit discount theatre niche. The Company intends to maintain its discount theatre operations (admission of $1 to $2 per ticket) to serve patrons who miss a film during its first run exhibition or who may not be able to afford to attend first run theatres on a frequent basis. The Company believes that its discount theatres allow it to serve these segments of the total moviegoing population, increasing the number of potential customers beyond traditional first run moviegoers. The Company's multiplex discount theatres offer many of the same amenities as its first run theatres, including wall-to-wall screens, comfortable seating with cupholder armrests, digital sound, multiple concession stands and a video game room. The Company's discount theatres generally have higher attendance, lower film costs and a greater proportion of concession revenues than its first run theatres. As of July 31, 1997, approximately 21% of the Company's screens were housed in its discount theatres.

    Develop modern American-style theatres in underserved international markets. The Company intends to continue to develop multiplex theatres directly or through joint venture arrangements with local partners in underserved international markets. The Company's activities to date in international markets have been primarily directed toward Latin America, which the Company believes is severely underscreened and is still typically served by one- and two-screen theatres which are often antiquated and/or run-down. The Company believes that the same economic factors giving rise to the multiplex rescreening trend in the U.S. are similarly applicable to international markets. The Company believes that it was the first U.S. circuit to open American-style modern multiplex theatres in Chile and Mexico, and has begun developing multiplex theatres directly or through joint venture arrangements with local partners in Argentina, Brazil, Peru, Ecuador and Japan.

OPERATIONS

    The Company's corporate office, which employed approximately 160 individuals as of July 31, 1997 is responsible for theatre development and site selection, lease negotiation, theatre design and construction, film licensing and settlements, concession vendor negotiations and financial and accounting activities. The Company's theatre operations are divided into six geographic divisions, each of which is headed by a regional leader. The Company's regional leaders have an average of 10 years experience in the movie theatre industry and each is responsible for supervising approximately 15% of the Company's theatre managers. Theatre managers are responsible for the day-to-day operations of the Company's theatres including optimizing staffing, developing innovative theatre promotions, preparing movie schedules, purchasing concession inventory, maintaining a clean and functioning facility and training theatre staff.

    To maintain quality and consistency within the Company's theatres, the Company conducts regular inspections of each theatre and operates a program which involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness of the theatre.

Theatre Development

    The Company continually evaluates existing and new markets for potential theatre locations. The Company generally seeks to develop theatres in markets that are underscreened as a result of changing demographic trends or that are served by aging theatre facilities. Some of the factors the Company considers in determining whether to develop a theatre in a particular location are the market's population and average household income, the proximity to retail corridors, convenient roadway access, the proximity to competing theatres and the effect on the Company's existing theatres in the market, if any.

    The Company designs its multiplex theatres with bright colors, neon, tile and marble and state-of-the-art technology, to create a festive and memorable experience for the customer. The Company has designed several prototype theatres, each of which can be adapted to suit the size requirements of a particular location and the availability of parking, and to respond to competitive factors or specific area demographics. The Company believes the fully designed prototypes result in significant construction and operating cost savings. More importantly, the Company believes that construction and operation of high quality theatres provides significant competitive advantages as theatre patrons, and therefore film distributors, seek clean, conveniently located, modern facilities with state-of-the-art equipment.

    The Company's theatres typically contain auditoriums consisting of 100 to 400 seats each and feature wall-to-wall screens, high back rocking chairs with cupholder armrests, digital sound, multiple concession stands and video game rooms. The Company's megaplex facilities typically will exceed 80,000 square feet, feature 16 or more screens with 75 foot screens in the largest auditoriums, stadium seating, digital sound, a pizzeria, a coffee bar and a large video arcade room. The Company believes that, in particular, stadium style auditoriums with digital sound provide an entertainment experience which is superior to that available at a conventional theatre. Jurassic Park, released in the summer of 1993, was the first major motion picture to utilize digital sound. The Company estimates that at least a majority of the films produced in 1997 will have digital soundtracks available as an alternative to the standard stereo soundtrack. More than 65% of the Company's first run theatres have one or more auditoriums with digital sound capabilities, and the Company is continuing to add digital sound capabilities.

Film Licensing

    Films are typically licensed from film distributors owned by major film production companies and from independent film distributors that distribute films for smaller production companies. For first run films, film distributors typically establish geographic zones and offer each available film to all theatres in a zone. The size of a film zone is generally determined by the population density, demographics and box office potential of a particular market or region, and can range from a radius of three to five miles in major metropolitan and suburban areas to up to 15 miles in small towns. The Company currently operates theatres in approximately 102 first run film zones. Each film, regardless of the distributor, is generally licensed to only one theatre in each zone. New film releases are licensed at the discretion of the film distributors on an allocation or previewed bid basis. In film zones where the Company has little or no competition, the Company selects those pictures it believes will be most successful. In film zones where the Company faces competition, the Company usually licenses films on an allocation basis. Under an allocation process, a particular distributor will rotate films among exhibitors, typically providing movies to competing exhibitors solely based on the order of their release. For second run films, film distributors establish availability on a market-by-market basis after the completion of exhibition at first run theatres, and permit each theatre within a market to exhibit such films without regard to film zones.

    The Company licenses films through its booking office located at the Company's corporate headquarters in Dallas, Texas. All of the major motion picture studios and distributors also maintain offices in Dallas. The Company's film bookers have significant experience in the theatre industry and have developed long-standing relationships with the film distributors. Each film booker is responsible for a geographic region and maintains relationships with representatives of each of the major motion picture studios and distributors having responsibility for their respective geographic regions. The Company licenses films from all of the major distributors and is not dependent on any one studio for motion picture product.

    Prior to negotiating for a film license, the Company's booking personnel evaluate the prospects for the film. The criteria considered for each film include cast, director, plot, performance of similar films, estimated film rental costs, expected MPAA rating and the outlook for other upcoming films. Successful licensing depends upon knowledge of the tastes of local residents.

    A film license typically specifies a rental fee to be paid to the distributor based on the higher result of either a gross receipts formula or a theatre admissions revenue sharing formula. Under a gross receipts formula, the distributor receives a specified percentage of box office receipts, with the percentage generally declining over the term of the run. First run film rental percentages usually begin at 70% of box office receipts and gradually decline to as low as 30% over a period of four to seven weeks. Second run film rental percentages typically begin at 35% of box office receipts and often decline to 30% after the first week. Under the theatre admissions revenue sharing formula (commonly known as the "90/10" clause), the distributor receives a specified percentage (i.e., 90%) of the excess of box office receipts over a negotiated reimbursement for theatre expenses. In general, most distributors follow an industry practice of adjusting or renegotiating the terms of a film license subsequent to exhibition based upon the film's success.

Concessions

    Concession sales are the Company's second largest revenue source, representing 34.2% of total revenues for 1996. The Company has devoted considerable management effort to increasing concession sales and improving the operating income margins from concession sales. These efforts include implementation of the following strategies:

    o Optimization of product mix. The Company's primary concession products are various sizes of popcorn, soft drinks, candy and hot dogs, all of which the Company sells at each of its theatres. However, different varieties and brands of candy and soft drinks are offered at theatres based on preferences in that particular geographic region. The Company has also implemented "combo-meals," and "movie meals" for children and senior citizens, both of which offer a pre-selected assortment of concession products.

    o Introduction of new products. The Company continues to introduce new concession products designed to attract additional concession purchases. New offerings have recently included bottled water, bulk candy, frozen yogurt and ice cream. Additionally, the Company has introduced pizza, pastries and specialty coffee in many of its megaplexes.

    o Staff training. Employees are continually trained in "cross-selling" and "upselling" techniques. This training occurs through situational role-playing conducted at the Company's "Customer Service University" as well as continual on-the-job training. Individual theatre managers receive a portion of their compensation based on concession sales at their theatres and are therefore motivated to maximize concession purchases.

    o Theatre design. Newer theatres are designed to include at least two to three concession stands, with each stand having multiple service stations to make it easier to serve larger numbers of customers rapidly. Strategic placement of large concession stands within theatres heightens their visibility, aids in reducing the length of concession lines and improves traffic flow around the concession stands.

    o Cost control. The Company negotiates prices for its concession supplies directly with concession vendors on a bulk rate basis and distributes its concession supplies through a national concession contract distributor. The concession distributor provides inventory and distribution services to the theatres, which place volume orders directly with the concession distributor. The concession distributor is paid a fee for such service equal to a percentage of the Company's concession supply purchases. The Company believes that utilization of a concession distributor is more cost effective than establishing a concession warehousing network owned by the Company.

Marketing

    In order to attract customers, the Company relies principally upon newspaper display advertisements (substantially paid for by film distributors) and newspaper directory film schedules (generally paid for by the exhibitor) to inform its patrons of film titles and show times. Radio and television advertising spots (generally paid for by film distributors) are used to promote certain motion pictures and special events. The Company also exhibits previews in its theatres of coming attractions and films presently playing on the other screens which it operates in the same theatre or market.

Theatre Management

    Each theatre is managed by one theatre manager and a number of assistant managers. A typical ten screen movie theatre has approximately 40 employees and two to three assistant managers, while a 16-screen megaplex has approximately 200 employees, including eight assistant managers. The theatre manager is paid a salary and a commission based upon concession sales. A theatre manager can increase the profitability of the theatre and his/her own compensation by ensuring that the staff is properly trained to encourage patrons to "trade up" in size or purchase additional concession items. The goal of a theatre manager is to operate a theatre in the most efficient and profitable manner in order to be promoted from managing a smaller theatre to managing a megaplex.

    The Company believes strongly in customer service and it promotes this through employee empowerment. Each theatre employee is authorized to deal with all customer needs and complaints in a variety of ways, including offering free tickets or free concession items, if necessary. Prior to peak seasons, the Company teaches its employees customer service at its Customer Service University training program. The Customer Service University is an active training program consisting of role-playing exercises as well as typical classroom instruction.

Management Information Systems

    The Company has developed its own point of sale ("POS") management information system to further enhance its ability to maximize revenues, control costs and efficiently manage the Company's theatre circuit. The POS information system provides corporate management with a detailed daily admission and concession revenue report by the start of business the following morning. This information allows management to make real-time adjustments to movie schedules, prolong runs or increase the number of screens on which successful movies are being played and substitute films when gross receipts cease to meet expected goals. Real-time seating and box office information is available to box office personnel, making it possible for theatre management to avoid overselling a particular film and providing faster and more accurate response to customer inquiries regarding showings and available seating. The POS information system also tracks concession sales and provides weekly in-theatre inventory reports, leading to better inventory management and control.


INTERNATIONAL

    The motion picture exhibition business has become increasingly global and rising box office receipts from international markets indicate that some international markets are poised for rapid growth. The Company believes that its experience in developing and operating multiplex theatres provides it with a significant advantage in developing multiplex facilities in international markets. The Company's strategy in these markets is to form partnerships or joint ventures with local operators, sharing risk and obtaining valuable market insight.

   Cinemark International is introducing state-of-the-art multiplex theatres to "under-screened" international markets. Currently, Cinemark International operates 19 first-run theatres (183 screens) in Mexico, Chile, Brazil, Argentina, Peru, El Salvador and Japan, with an aggregate of 15 theatres (151 screens) scheduled to open or begin construction in these seven countries as well as Ecuador during the remainder of 1997. Additionally,

Cinemark International operates two discount theatres (24 screens) in Alberta, Canada. Due to the enormous potential of the international market, Cinemark International is expanding beyond the Latin American market into Asia. In February 1997, Cinemark International entered into a strategic joint venture with a Japanese motion picture company to build state-of-the-art multiplex theatres throughout Japan and surrounding Asian markets. Cinemark International's strategy will be to continue to form strategic partnerships or joint ventures with local partners, thereby sharing risk and obtaining valuable market insight.

Mexico

    Cinemark International, through its subsidiary Cinemark Mexico, is developing state-of-the-art multiplex theatres comparable to theatres developed by the Company in the U.S. Cinemark Mexico's operations are conducted through its subsidiary Cinemark de Mexico. Cinemark Mexico currently operates 12 theatres (129 screens) and by the end of 1997 intends to begin construction on two additional theatres (18 screens). The Company manages all of Cinemark Mexico's theatres pursuant to a management agreement. Cinemark Mexico's theatres are staffed primarily with Mexican nationals who report to the Company's regional and corporate office personnel. The Company provides all corporate operating functions, including film booking and accounting.

Chile

    In November of 1992, Cinemark International entered into a joint venture agreement with Conate, S.A., a Chilean movie theatre operator ("Conate"), to develop state-of-the-art multiplex theatres in Chile. The joint venture provides for the development of multiplex theatres and provides for the licensing of the Company's technology, trademark and name. The joint venture conducts its business through Cinemark Chile, which is 50% owned by Inversiones Cinemark, S.A., a subsidiary of Cinemark International, and 50% owned by Conate. Cinemark Chile, which is based in Santiago, Chile, currently operates two theatres (13 screens), has one theatre (12 screens) under construction and plans to begin construction on two additional theatres (20 screens) during the remainder of 1997.

Canada

    Cinemark International, through its wholly owned subsidiary Cinemark Holdings Canada, Inc., owns a 50% interest in Cinemark Theatres Alberta, Inc. ("Cinemark Alberta") which currently operates two discount theatres (24 screens) managed by the Company pursuant to a management agreement.

Argentina

    In December 1995, Cinemark International entered into a joint venture agreement with D'Alimenti S.A., an Argentinean corporation ("DASA"), and Prodecine S.A., an Argentinean corporation ("Prodecine"), to develop state-of-the-art multiplex theatres in Argentina. The joint venture agreement also provides for the licensing of the Company's technology, trademark and name. The joint venture's business is conducted through Cinemark Argentina, S.A., which is 50% owned by Cinemark Argentina Holdings, S.A. The remaining 50% is owned equally by DASA and Prodecine. Cinemark International and Conate each own 50% of Cinemark Argentina Holdings, S.A. Cinemark Argentina opened its first theatre (eight screens) in May 1997, and intends to begin construction by the end of 1997 on two additional theatres (21 screens).

Brazil

    In 1996, Cinemark Brazil was organized as an indirect subsidiary of Cinemark International. Cinemark Brazil will develop state-of-the-art multiplex theatres comparable to theatres developed by the Company in the U.S. Cinemark Brazil opened its first theatre (12 screens) in June 1997. Additionally, Cinemark Brazil has begun or expects to begin construction on six theatres (64 screens) during 1997.

Peru

    In December 1996, Cinemark International and Conate entered into a joint venture agreement to develop state-of the-art multiplex theatres in Peru. The joint venture provides for the licensing of the Company's technology, trademark and name. The joint venture conducts its business through Cinemark del Peru, S.A., which is 50% owned by Cinemark International and 50% owned by Conate. Cinemark del Peru, S.A. opened its first theatre (12 screens) in July 1997.

Ecuador

    In September 1996, Cinemark International entered into a joint venture agreement with The Wright Group, a group of prominent Ecuadorian individuals and companies, to develop state-of-the-art multiplex theatres in Ecuador. The joint venture agreement provides for the licensing of the Company's technology, trademark and name. The joint venture conducts its business through Cinemark del Ecuador, S.A. ("Cinemark Ecuador") which is 60% owned by Cinemark International and 40% owned by The Wright Group. Cinemark Ecuador expects to open two theatres (16 screens) during 1997.

Japan

    In February 1997, Cinemark International entered into a joint venture agreement with Shochiku Co., Ltd., a Japanese distributor, exhibitor and producer of movies ("Shochiku") and several other Japanese companies to develop state-of-the-art multiplex theatres in Japan. The joint venture will conduct its business through Shochiku Cinemark Theatres, which is 26.7% owned by Cinemark International, 26.7% owned by Shochiku, and the remaining 46.6% owned by a consortium of prominent Japanese companies. Shochiku Cinemark Theatres opened its first theatre (seven screens) in March 1997.

Central America

    In July, 1997, Cinemark International entered into a joint venture agreement with Cines de Centroamerica, S.A. de C.V., a Salvadoran corporation, the shareholders of which are prominent Salvadoran companies, to develop state-of-the-art multiplex theatres in Central America. The joint venture agreement provides for the licensing of the Company's technology, trademark and name. The joint venture is owned 50.1% by Cinemark International and 49.9% by Cines de Centroamerica, S.A. de C.V. This joint venture opened one theatre (2 screens) in El Salvador in July 1997 and expects to begin construction on two additional theatres (18 screens) during the remainder of 1997.

COMPETITION

    The Company is the fifth largest motion picture exhibitor in North America in terms of the number of screens in operation. The Company competes against both local and national exhibitors, some of which may have substantially greater financial resources than the Company.

    In film zones where the Company has little or no direct competition (approximately 70% of the Company's theatres), the Company selects those pictures it believes will be most successful in its markets from among those offered to it by distributors. Where the Company faces competition, it usually licenses films based on an allocation process. The Company currently operates in approximately 102 first run film zones in the U.S. The Company believes that no individual film zone is material to the Company. See "-- Operations -- Film Licensing." The Company believes that the principal competitive factors with respect to film licensing include capacity and location of an exhibitor's theatre, theatre comfort, quality of projection and sound equipment, level of customer service and licensing terms. The competition for customers is dependent upon factors such as the availability of popular films, the location of theatres, the comfort and quality of theatres and ticket prices. The Company believes its admission prices at its first run and discount theatres are competitive with admission prices of respective competing theatres.

    The Company's theatres face competition from a number of other motion picture exhibition delivery systems, such as network, syndicated and pay television, pay-per-view and home video systems. The impact of such delivery systems on the motion picture exhibition industry is difficult to determine, and there can be no assurance that existing or future alternative delivery systems will not have an adverse impact on attendance. The Company's theatres also face competition from other forms of entertainment competing for the public's leisure time and disposable income.

PROPERTIES

    Of the 1,451 screens operated by the Company in the U.S. at September 12, 1997, 28 theatres (348 screens) were owned, 125 theatres (1,025 screens) were leased pursuant to building leases, two theatres (14 screens) were leased pursuant to ground leases and four theatres (64 screens) were managed. The Company's leases are generally entered into on a long term basis with terms (including options) generally ranging from 20 to 40 years. Approximately 27 of the Company's theatre leases (covering 135 screens) have remaining terms (including renewal periods) of less than five years and approximately 40 of the Company's theatre leases (covering 418
                                       46
screens) have remaining terms (including renewal periods) more than 15 years. Rent is typically calculated as a percentage of box office receipts or total theatre revenues, subject to an annual minimum. The Company leases office space in Dallas, Texas for its corporate office which expires on June 30, 1998. See note 9 of the Company's Notes to the Consolidated Financial Statements for information with respect to the Company's lease commitments.

    As of September 12, 1997, the Company operated 22 theatres (214 screens) outside of the U.S. with nine theatres (100 screens) under commitment with executed leases. Of the 22 theatres operated outside of the U.S., 21 theatres (202 screens) were leased pursuant to ground or building leases and one theatre (12 screens) was fee owned. The leases generally provide for contingent rental based upon operating results (subject to an annual minimum). Generally, these leases will include renewal options for various periods at stipulated rates. The Company attempts to obtain lease terms that provide for build-to-suit construction obligations of the landlord.

EMPLOYEES

    As of July 31, 1997, the Company had approximately 7,300 employees in the U.S., approximately 15% of whom are full time employees in the U.S. and 85% of whom are part time employees. The Company is a party to collective bargaining agreements with five unions of which approximately 10 employees are members. The Company's international operations typically utilize union labor. The Company considers its relations with its employees to be satisfactory.

REGULATION

    The Company is subject to various general regulations applicable to its operations including the Americans with Disabilities Act (the "ADA"). The Company has established a program to review and evaluate the Company's existing theatres and its specifications for new theatres and to make any changes to such theatres and specifications required by the ADA. The Company develops new theatres to be accessible to the disabled and believes that it is otherwise in substantial compliance where readily achievable with current regulations relating to accommodating the disabled. The Company believes that the cost of complying with the ADA will not be material.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes. The Company believes that its potential liability with respect to proceedings currently pending is not material in the aggregate to the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are:

         NAME           AGE             POSITION
         ----           ---             --------
Lee Roy Mitchell*       60     Chairman of the Board; Chief Executive Officer;
                               Director
Tandy Mitchell          46     Vice Chairman of the Board; Executive Vice
                               President; Secretary; Director
Alan W. Stock+          37     President; Chief Operating Officer; Director
Jeffrey J. Stedman      34     Senior Vice President; Treasurer; Chief Financial
                               Officer; Assistant Secretary; Director
Rob Carmony             39     Senior Vice President-Director of Operations
Margaret E. Richards    38     Vice President-Real Estate; Assistant Secretary
Jerry Brand             51     Vice President-Film Licensing
Don Harton              40     Vice President-Construction
Randy Hester            45     Vice President-Marketing
Philip Wood             33     Vice President
W. Bryce Anderson*+     54     Director
Heriberto Guerra, Jr.+  47     Director
James A. Stern          46     Director
James L. Singleton+     41     Director
Denny Rydberg           52     Director

---------------------------
* Member Audit Committee
+ Member Compensation Committee

     The Shareholders' Agreement (as defined herein) contains a voting agreement pursuant to which Mr. Mitchell agreed to vote his shares to elect designees of CALP to the Board of Directors of the Company. As of August 31, 1997, CALP had the right to designate two board members. Additionally, the Shareholders' Agreement provides that the Company must obtain the written consent of CALP for certain corporate acts. See "Certain Transactions--Cypress Investment."

     The directors of the Company are elected each year by the shareholders to serve for a one-year term or until their successors are elected and qualified. Directors of the Company are reimbursed for expenses actually incurred for each Board meeting which they attend. In addition, Directors who are not employees of the Company receive a fee of $1,000 for each meeting of the Board of Directors attended by such person. The executive officers of the Company are elected by the Board of Directors to serve at the discretion of the Board.

     The following is a brief description of the business experience of the directors and executive officers of the Company for at least the past five years. All compensation of directors and officers is paid by the Company.

     Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as Chief Executive Officer and a Director of the Company since its inception in 1987. Mr. Mitchell was Vice Chairman of the Board of Directors from March 1993 to March 1996 and was President of the Company from its inception in 1987 until March 1993. From 1985 to 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell has served on the Board of Directors of the National Association of Theatre Owners since 1991. Mr. Mitchell has been engaged in the motion picture exhibition business for more than 36 years.

     Tandy Mitchell has served as Vice Chairman of the Board since March 1996, as a Director of the Company since April 1992, as Executive Vice President of the Company since October 1989 and as Secretary of the Company since its inception in 1987. Mrs. Mitchell was General Manager of the theatre division of a predecessor corporation from 1985 to 1987. From 1978 to 1985, Mrs. Mitchell was employed by Southwest Cinemas Corporation, most recently as director of operations. Mrs. Mitchell is the wife of Lee Roy Mitchell.

     Alan W. Stock has served as President of the Company since March 1993, as a Director of the Company since April 1992 and as Chief Operating Officer of the Company since March 1992. Mr. Stock was Senior Vice President of the Company from October 1989 to March 1993. Mr. Stock was General Manager of the Company from its inception in 1987 to March 1992. Mr. Stock was employed by the theatre division of a predecessor corporation from January 1986 to December 1987 as Director of Operations. From 1981 to 1985, he was employed by Consolidated Theaters, most recently as District Manager.

     Jeffrey J. Stedman has served as a Director of the Company since March 1996, as Senior Vice President since July 1997 and as Vice President, Treasurer and Chief Financial Officer of the Company since April 1993. From December 1989 to April 1993, Mr. Stedman was Director of Finance of the Company. Prior to joining the Company in December 1989, Mr. Stedman was a Manager in the tax department of Deloitte & Touche LLP, where he was employed from December 1984 to December 1989. Mr. Stedman is a certified public accountant.

     Robert F. Carmony has served as Senior Vice President-Director of Operations since July 14, 1997, as Vice President-Director of Operations since March 1996 and has served as Director of Operations of the Company since June 1988. Prior to joining the Company. Mr. Carmony was an owner of O.C. Enterprises, a software development firm, from 1986 to 1988. Prior to forming his own software company, Mr. Carmony worked for Plitt-Cineplex Odeon theatres from 1985 to 1986. Mr. Carmony also worked as a Systems Analyst for Electronic Data Systems from 1984 to 1985.

     Margaret E. Richards has served as a Vice President and Assistant Secretary of the Company since October 1989 and as Vice President-Real Estate since March 1994. Ms. Richards has been Director of Leasing of the Company since its inception in 1987 and was employed by the theatre division of a predecessor corporation in its real estate section from August 1986 to December 1987.

     Jerry Brand has served as Vice President-Film Licensing since March 1996. Mr. Brand has over 27 years of experience in the theatre industry, beginning his career with Paramount Pictures in 1968. Prior to joining the Company, Mr. Brand served as Senior Vice President and Head Film Buyer with Cobbs Theatres where he was employed from 1983 to March 1996.

     Don Harton has served as Vice President-Construction since July 1997. From August 1996 to July 1997, Mr. Harton was Director of Construction of the Company. Prior to joining the Company in August 1996, Mr. Harton was an architect with Urban Architecture, where he was employed from October 1983 until July 1996.

     Randy Hester has served as Vice President-Marketing since July 1997. From January 1989 to July 1997, Mr. Hester was Director of Corporate Development of the Company. Prior to joining the Company in January 1989, Mr. Hester was Chief Financial Officer of Presidio Theatres in Austin, Texas, where he was employed from 1986 to 1989.

     Philip Wood has served as Vice President since July 1997. From February 1988 to July 1997 Mr. Wood was MIS Director of the Company. Prior to joining the Company in February 1988, Mr. Wood was a systems organizer with Electronic Data Systems where he was employed from 1986 to 1988.

     W. Bryce Anderson has served as a Director of the Company since June 1992. Mr. Anderson has been Chairman of the Board of Directors of Ennis Steel Industries, Inc., a steel fabricator, since 1980 and Chairman of the Board of Directors of Reflex Glass Bead Co., Inc., a manufacturer of glass beads, since September 1990. Mr. Anderson was Chairman of the Board of Centerline Industries, Inc., an industrial paint manufacturer, from January 1989 to December 1992. From 1976 to 1989, Mr. Anderson was Chairman of the Board of Directors and Chief Executive Officer of Ennis Paint Manufacturing, Inc., an industrial paint manufacturer.

     Heriberto Guerra, Jr. has served as a Director of the Company since December 1993. Mr. Guerra has been Managing Director-Corporate Development for Southwestern Bell Telephone since 1995. From September 1985 to January 1987, he was Area Manager-Marketing Operations for Southwestern Bell, and from 1987 to 1995, he was Executive Director-Government Relations for Southwestern Bell. Prior to that, he served in an owner or manager capacity for various hotel, restaurant and movie theatre businesses in Texas. Mr. Guerra is also a director of Cinemark Mexico (USA), Inc. and Play by Play Toys and Novelties.

     James A. Stern was elected Director of the Company in March 1996. Mr. Stern has been Chairman of The Cypress Group L.L.C. ("Cypress Group") since its formation in April 1994. Prior to joining Cypress Group, Mr. Stern spent his entire career with Lehman Brothers, an investment banking firm, most recently as head of the Merchant Banking Group. He served as head of Lehman's High Yield and Primary Capital Markets Groups, and was co-head of Investment Banking. In addition, Mr. Stern was a member of the firm's Operating Committee. Mr. Stern is a director of Noel Group, Inc., Lear Corporation, R.P. Scherer Corporation and K&F Industries.

     James L. Singleton was elected Director of the Company in March 1996. Mr. Singleton has been Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress Group, Mr. Singleton was a Managing Director with Lehman Brothers, an investment banking firm, where he worked in the Merchant Banking Group, focusing much of his attention on media/communications related investments. Mr. Singleton is a director of Able Body Corporation and L.P.Thebault Company.

     Denny Rydberg was elected Director of the Company in July 1997. Mr. Rydberg has been President of Young Life since July 1993. Prior to joining Young Life, Mr. Rydberg was Director of University Ministries at University Presbyterian Church, Vice President of Youth Specialties and Director of Operations for Inspirational Films.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                                  Annual Compensation           Long Term
                                                                                               Compensation
                                                                                                  Awards

                                                                                                Securities
                                                                                                 Underlying      All Other
                                                                 Salary (A)       Bonus         Options/SARs    Compensation
       Name and Principal Position                     Year         ($)            ($)               (#)             ($)
       ---------------------------                     ----     ----------     ----------        ----------      -----------
Lee Roy Mitchell, Chairman of the Board                1996     $  294,632     $1,703,357                        $120,794(B)
and Chief Executive Officer                            1995        267,852      1,733,976              --         120,828(C)
                                                       1994        243,513      1,715,290              --         121,086(D)

Alan Stock, President and Chief Operating              1996     $  192,500     $   83,739                        $921,623(F)
Officer                                                1995        175,000         80,043              --           6,930(E)
                                                       1994        125,070         71,729              --           5,541(E)

Jeffrey J. Stedman, Senior Vice President, Treasurer   1996     $  125,000     $  102,160                        $221,311(G)
and Chief Financial Officer                            1995        110,000         46,809              --           6,930(E)
                                                       1994         82,500         44,461             100           6,746(E)

Margaret E. Richards, Vice President-Real              1996     $  100,000     $   23,000              --        $238,640(H)
Estate and Assistant Secretary                         1995         70,000         23,700              --           2,063(E)
                                                       1994         60,000          2,971                           1,791(E)

Gary R. Gibbs, Vice President                          1996     $  110,000     $   24,136                        $264,188(I)
and General Counsel (J)                                1995        100,000         26,153             600           6,930(E)
                                                       1994         75,000          1,531                           5,649(E)

===============================================================================

---------------------------
(A) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(B) Represents $98,844 of life insurance premiums paid by the Company for the benefit of Mr. Mitchell, a $1,950 annual contribution to the Company's 401(k) savings plan and $20,000 representing the value of the use of a Company vehicle for one year.
(C) Represents $98,844 of life insurance premiums paid by the Company for the benefit of Mr. Mitchell, a $1,984 annual contribution to the Company's 401(k) savings plan and $20,000 representing the value of the use of a Company vehicle for one year.
(D) Represents $98,844 of life insurance premiums paid by the Company for the benefit of Mr. Mitchell, a $2,242 annual contribution to the Company's 401(k) savings plan and $20,000 representing the value of the use of a Company vehicle for one year.
(E) Represents the Company's annual contribution to the Company's 401(k) savings plan.
(F) Represents a $6,930 annual contribution by the Company to the Company's 401(k) savings plan, $535,402 of compensation relating to the value of stock options exercised over the exercise price of $1.00 per share, and $379,291 reimbursement for estimated tax obligations incurred upon exercise of stock options.
(G) Represents a $6,930 annual contribution by the Company to the Company's 401(k) savings plan, $125,485 of compensation relating to the value of stock options exercised over the exercise price of $1.00 per share, and $88,896 reimbursement for estimated tax obligations incurred upon exercise of stock options.
(H) Represents a $7,108 annual contribution by the Company to the Company's 401(k) savings plan, $135,524 of compensation relating to the value of stock options exercised over the exercise price of $1.00 per share, and $96,008 reimbursement for estimated tax obligations incurred upon exercise of stock options.

(I) Represents a $6,930 annual contribution by the Company to the Company's 401(k) savings plan, $150,582 of compensation relating to the value of stock options exercised over the exercise price of $1.00 per share and $106,676 reimbursement for estimated tax obligations incurred upon exercise of stock options.

(J) Mr. Gibbs retired from the Company as Vice President-General Counsel effective June 27, 1997.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         There were no Options/SAR grants to the named Executive Officers for fiscal year ended December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                                    Number of Securities
                                                                         Underlying       Value of Unexercised
                                                                         Unexercised          In-The-Money
                                                                       Options/SARs at       Options/SARs at
                                                                           FY-End (#)            FY-End ($)
                         Shares Acquired on                             Exercisable/          Exercisable/
     Name                   Exercise (#)        Value Realized ($)      Unexercisable         Unexercisable
     ----                   -----------         ------------------      -------------         -------------
Lee Roy Mitchell                  --                  --                      --                    --
Alan Stock                       320               $535,722                 1817/0                   (A)
Jeffrey J. Stedman                75                125,560                 305/120                  (A)
Margaret E. Richards              81                135,605                 453/0                    (A)
Gary R. Gibbs                     90                150,672                 510/0                    (A)

------------------------------------------------
(A) The Company has the right to call the shares issuable upon exercise of the options for terminating employees. The call price increases over the five year vesting period of the options.


401(K) PENSION PLAN

     The Company sponsors a defined contribution savings plan (the "401(k) Plan") whereby certain employees of the Company or its subsidiaries may (under current administrative rules) elect to contribute, in whole percentages between 1% and 15% of such employee's compensation, provided no employee's elective contribution shall exceed the amount permitted under Section 402(g) of the Internal Revenue Code of 1986, as amended ($9,500 in 1996). A discretionary matching contribution is made by the Company annually (with contributions totaling $613,213 in 1996). The Company's matching contribution is subject to vesting and forfeitures. The Company's contributions vest at the rate of twenty percent (20%) per year beginning two years from the date of employment. After an employee has worked for six years, employees have full and immediate vesting rights to all of the Company's matching contributions. The Company's contributions to the accounts of the named Executive Officers are included in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

     Mr. and Mrs. Mitchell each have an employment agreement with the Company which contains the terms described below.

     Lee Roy Mitchell's 1996 base salary was $294,632 and will increase thereafter at the rate of 10% per year. In addition, Mr. Mitchell (i) is entitled to receive an annual bonus, subject to approval by the Board of Directors, in an amount not exceeding 10% of the aggregate amount of consolidated theatre level cash flow of the Company in excess of $25 million for each year, which bonus was approximately $1.7 million for the year ended December 31, 1996, (ii) is reimbursed for expenses incurred by him in connection with his duties, and (iii) receives the use of an automobile of his choice to be replaced at his election every three years, a club membership of his choice, a whole life insurance policy in the amount of $3,300,000 insuring his life during the period of his employment and any other benefits generally available to the executives of the Company. The maximum base salary and bonus which Mr. Mitchell is entitled to receive for any calendar year is limited to $2 million and the payment of any bonus requires board approval. The employment agreement terminates on the earlier of (i) Mr. Mitchell's death or permanent disability (except with respect to amounts payable as described in the following sentence) or (ii) December 31, 2001. In the event of Mr. Mitchell's permanent disability, he will be entitled to receive $10,000 per month for a period of 60 months.

     Tandy Mitchell's 1996 base salary was $131,769 and will increase thereafter at the rate of 10% per year. In addition, Mrs. Mitchell (i) is reimbursed for expenses incurred by her in connection with her duties and (ii) receives the use of an automobile of her choice to be replaced at her election every three years, a whole life insurance policy in the amount of $1,000,000 insuring her life during the period of her employment and any other benefits generally available to the executives of the Company. The employment agreement terminates on the earlier of (i) Mrs. Mitchell's death or permanent disability or (ii) December 31, 2001.

     The employment agreements of Mr. and Mrs. Mitchell provide that their employment may be terminated by the unanimous decision of the Board of Directors of the Company (other than the terminated party) for cause if the terminated party is convicted of a felony and incarcerated or willfully refuses to perform any of the duties required under the employment agreement for a period of 60 days after notice from the Board of Directors.

     The employment of Mr. and Mrs. Mitchell will be deemed to be constructively terminated if, among other things, there is a change of control (as defined in Item 6(c) under Regulation 14A promulgated under the Exchange Act (as defined herein) of the Company, a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, or if certain changes related to their respective status or compensation by the Company occur. In the event of termination of employment by the Company without cause, Mr. and Mrs. Mitchell will be entitled to receive the amounts that would otherwise be paid under their respective employment agreements for the remaining term of such agreements.

     The employment agreements of Mr. and Mrs. Mitchell further provide that they will be indemnified against certain liabilities that may arise by reason of their status or service as executive officers of the Company. The employment agreements of Mr. and Mrs. Mitchell do not prohibit their engaging in activities competitive with those of the Company, including the acquisition of theatres (subject to fiduciary duties to the Company imposed by applicable law or contractual obligation imposed upon Mr. Mitchell by the Shareholders' Agreement (as defined herein)). See "Certain Transactions--Cypress Investment."

STOCK OPTIONS

     Employee Stock Option Plan

     The Company has a Nonqualified Stock Option Plan (the "Plan") under which the Chief Executive Officer of the Company, in his sole discretion, may grant employees of the Company options to purchase up to an aggregate of 10,685 shares of the Company's Class B Common Stock. The Chief Executive Officer of the Company has the ability to set the exercise price and the term (of up to ten years) of the options. All options vest at the rate of one-fifth of the total options granted per year generally beginning one year from the date of grant, subject to acceleration by the Chief Executive Officer of the Company. An employee's options are forfeited if the employee is terminated for cause. Upon termination of an employee's employment with the Company and provided that no public market exists for any class of common stock of the Company at such time, the Company has the option to repurchase any shares of capital stock of the Company that were acquired by the employee pursuant to the Plan at a specified formula price based on theatre cash flow. As of July 31, 1997 there were outstanding options to purchase 7,365 shares of the Company's Class B Common Stock.

     During 1996, the Company granted options under the Plan to purchase 600 shares of Class B Common Stock of the Company at an exercise price of $1.00 per share. The options expire 10 years from the date of grant. The Company believes that the market value of a share of Class B Common Stock on the date of grant exceeded the option price by approximately $1,673. As a result, the Company accrued $1 million for unearned compensation and will amortize this noncash expense at a rate of approximately $200,000 per year during the five year vesting period for the options granted.

     In April 1996, employees exercised options to purchase 1,509 shares of Class B Common Stock of the Company. The Company incurred compensation expense of $1.8 million resulting from the payment of a cash bonus to key employees to reimburse them for the taxes due upon the exercise of nonqualified stock options. The Company received a current tax benefit equal to the total cash bonus paid, as a result of being allowed a tax deduction for the value of the bonus and the difference between the value and exercise price of the nonqualified options. For GAAP purposes, the Company will recognize the tax benefit for the deduction arising from the differences in value between the option and its exercise price as additional paid-in capital(rather than as a reduction of tax expense).

     Independent Director Stock Options

     The Company has granted the unaffiliated directors of the Company options to purchase up to an aggregate of 900 shares of the Company's Class B Common Stock at an exercise price of $833.34 per share (the "Director Options"). Effective April 1995, the Company amended the Director Options to reduce the aggregate number of shares of Common Stock issuable pursuant to the Director Options from 900 to 600 shares and to reduce the exercise price of the Director Options from $833.34 per share to $1.00 per share. The options vested on June 1, 1997. The options expire ten years from the date of grant. A director's options are forfeited if the director resigns or is removed from the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In January 1995, the Board of Directors established a Compensation Committee of the Board to study senior management compensation and make recommendations to the Board of Directors as a whole relating to said compensation. Messrs. Stock, Anderson, Guerra and Singleton currently serve as members of the Compensation Committee, with Mr. Stock being the only member who is an officer or employee of the Company or any of its subsidiaries.

                             PRINCIPAL SHAREHOLDERS


     The following table and the accompanying footnotes set forth, as of July 31, 1997, the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than 5% of either class of its outstanding Common Stock, (ii) each director and named executive officer, and (iii) all directors and officers as a group:

                                                                                                                  Combined
                                                                     Number of                                    Percent
Names and Addresses(1)           Title of Class                     Shares (2)          Percent of Class          of Classes
----------------------           --------------                     ----------          ----------------          ----------
Lee Roy Mitchell(3)              Class A Common Stock                    1,500                    100.0%
7502 Greenville Ave.                                                                                                   42.8%
Suite 800                        Class B Common Stock                   77,687                     42.4%
Dallas, TX 75231

Cypress Merchant                 Class A Common Stock                       --                      --
Banking Partners, L.P.                                                                                                 42.5%
65 East 55th St.                 Class B Common Stock                   78,469                     42.8%
New York, NY 10022

Cypress Pictures Ltd.            Class A Common Stock                       --                      --
c/o W.S. Walker Co.                                                                                                     2.2%
Second Floor                     Class B Common Stock                    4,079                      2.2%
Caledonian House
Mary St., P.O. Box 265
George Town, Grand
Cayman
Cayman Islands

The Mitchell Special             Class A Common Stock                       --                      --
Trust                                                                                                                   7.9%
7502 Greenville Ave.             Class B Common Stock                   14,667                      8%
Suite 800
Dallas, TX 75231

Tandy Mitchell(4)                Class A Common Stock                       --                      --
                                                                                                                        --
                                 Class B Common Stock                       --                      --

Alan W. Stock(5)                 Class A Common Stock                       --                      --
                                                                                                                         *
                                 Class B Common Stock                    1,817                       *

Jeffrey J. Stedman(6)            Class A Common Stock                       --                      --
                                                                                                                         *
                                 Class B Common Stock                      305                       *


                                                                                                                  Combined
                                                                     Number of                                    Percent
Names and Addresses(1)           Title of Class                     Shares (2)          Percent of Class          of Classes
----------------------           --------------                     ----------          ----------------          ----------
Margaret E. Richards(7)          Class A Common Stock                       --                      --
                                                                                                                         *
                                 Class B Common Stock                      453                       *

Gary R. Gibbs(8)                 Class A Common Stock                       --                      --
                                                                                                                         *
                                 Class B Common Stock                       --                       *

W. Bryce Anderson                Class A Common Stock                       --                      --
                                                                                                                        --
                                 Class B Common Stock                       --                      --

Heriberto Guerra, Jr.            Class A Common Stock                       --                      --
                                                                                                                        --
                                 Class B Common Stock                        *                      --

James A. Stern                   Class A Common Stock                       --                      --
                                                                                                                        --
                                 Class B Common Stock                       --                      --

James L. Singleton               Class A Common Stock                        *                      --
                                                                                                                        --
                                 Class B Common Stock                       --                      --

Denny Rydberg                    Class A Common Stock                       --                      --
                                                                                                                        --
                                 Class B Common Stock                       --                      --

Directors and Officers as        Class A Common Stock                    1,500                    100.0%
a Group (11 persons) (9)                                                                                               45.1%
                                 Class B Common Stock                   81,696                     44.6%

---------------------
  *  Less than 1%.

(1) Unless otherwise indicated, the Company believes the beneficial owner has both sole voting and investment powers over such shares.
(2) As of July 31, 1997, 1,500 shares of Class A Common Stock and 183,114 shares of Class B Common Stock were issued and outstanding. Includes 6,412 shares of Class B Common Stock issuable upon the exercise of options that may be exercised within 60 days of the date of this Prospectus.
(3) Does not include 15,937 shares of Class B Common Stock held in trust for the benefit of certain of Mr. Mitchell's grandchildren, as to which Mr. Mitchell disclaims beneficial ownership. Mr. Mitchell is the co-trustee of such trusts.
(4) Excludes any shares owned by Mr. Mitchell that Mrs. Mitchell may be deemed to own as a result of community property laws.
(5) Includes 1,817 shares of Class B Common Stock issuable upon the exercise of options that may be exercised within 60 days of the date of this Prospectus.
(6) Includes 305 shares of Class B Common Stock issuable upon the exercise of options that may be exercised within 60 days of the date of this Prospectus.
(7) Includes 453 shares of Class B Common Stock issuable upon the exercise of options that may be exercised within 60 days of the date of this Prospectus.
(8) Mr. Gibbs retired as Vice President - General Counsel effective June 27, 1997. The Company repurchased Mr. Gibbs' options to repurchase 510 shares of Class B Common Stock on June 27, 1997.
(9) Includes 4,009 shares of Class B Common Stock issuable upon the exercise of options that may be exercised within 60 days of the date of this Prospectus. Does not include 15,937 shares of Class B Common Stock held in trust for the benefit of certain of Mr. Mitchell's grandchildren, as to which Mr. Mitchell disclaims beneficial ownership. Mr. Mitchell is the co-trustee of such trusts.


COMMON STOCK

     The rights of the holders of Class A and Class B common stock are identical except for voting and conversion rights. Each share of Class A Common Stock is entitled to one vote on all matters submitted to a vote of the Company's shareholders. Class B Common Stock is non-voting. Subject to contractual limitations regarding conversion of Class B Common Stock into Class A Common Stock contained in the Shareholders' Agreement and in Stock Transfer Restriction Agreements between the Company and certain former employees, each share of Class B Common Stock is convertible at any time, at the option of and without cost to the shareholder, into the same number of shares of Class A Common Stock upon surrender to the Company of the certificate or certificates evidencing the Class B Common Stock to be converted, together with a written notice of the election of such shareholder to convert such shares into Class A Common Stock. Holders of Class A and Class B Common Stock are entitled to receive pro rata per share such dividends as the Board of Directors may from time to time declare out of funds of the Company legally available for the payment of dividends. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A and Class B Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors. In a merger, consolidation or other business combination, the consideration to be received per share by holders of Class A and Class B Common Stock must be identical, except that in any such transaction in which shares of common stock are distributed, such shares may differ to the extent that voting rights differ among existing classes of Common Stock. See "Certain
Transactions -- Cypress Investment."

                              CERTAIN TRANSACTIONS

SALE OF 2 DAY VIDEO

     On October 17, 1996, the Company and an affiliate of Mr. Mitchell completed the sale to an unrelated purchaser of their interests in 2 Day Video, Inc., a 21 store video rental business that was owned 84.4% by the Company and 15.6% by an affiliate of Mr. Mitchell for an aggregate purchase price of $12.4 million. The Company received a net purchase price of $10.1 million for its interest in 2 Day Video, Inc. The net proceeds from the sale of the Company's stock of 2 Day Video, Inc. were used to continue the Company's expansion program and for general corporate purposes.

MANAGEMENT AGREEMENTS

     The Company currently manages seven theatres (90 screens) for affiliates under long term management agreements. The Company provides all operating functions, including film booking, accounting and the operation and maintenance of the theatres, in the same manner as such functions are performed by Company personnel for Company owned or leased theatres. The operating and maintenance expenses of the theatres are paid by the owners of the theatres. The Company receives a specified percentage of the gross revenues of the theatres managed by the Company and in some cases a percentage of the theatre cash flow above certain targeted amounts. The Company may in the future enter into additional management agreements with affiliates and/or third parties to manage theatres.

Movie Theatre Investors

     The Company manages three theatres (37 screens) for Movie Theatre Investors, Ltd. ("Movie Theatre Investors"). Mr. Mitchell is the sole shareholder of one of the general partners of Movie Theatre Investors. In addition, Mr. Mitchell owns 10.1%, Mrs. Mitchell and affiliates own 7.4% and the Company owns 1.1% of the limited partnership interests in Movie Theatre Investors. The Company received $257,360 in management fees from Movie Theatre Investors in 1996.

Laredo Joint Venture

     The Company manages one theatre (12 screens) for Laredo Theatre, Ltd. ("Laredo"). Lone Star Theatres, Inc. owns 25% of the limited partnership interests in Laredo. Cinemark International is the sole general partner and owns the remaining limited partnership interests. Lone Star Theatres, Inc. is owned 100% by Mr. David Roberts, who is Mr. Mitchell's son-in-law. The Company received $179,821 in management fees from Laredo in 1996.

Cinemark Partners II

     The Company manages one theatre (17 screens) for Cinemark Partners II, Ltd. ("Cinemark Partners II"). Cinemark Partners I, Inc., a wholly owned subsidiary of the Company, is the sole general partner of Cinemark Partners II. Mr. Mitchell owns 10% and Cinemark Partners I, Inc. owns 1% of the limited partnership interests in Cinemark Partners II. The Company received $59,467 in management fees from Cinemark Partners II in 1996.

Cinemark Alberta

     The Company manages two discount theatres (24 screens) for Cinemark Alberta. Cinemark Holdings Canada, Inc., a wholly owned subsidiary of Cinemark International, owns 50% of Cinemark Alberta. The Company received $97,073 in management fees from Cinemark Alberta in 1996.

STARPLEX CINEMAS, INC.

     On June 21, 1994, the Company executed a ground lease on property located in Lewisville, Texas. The Company constructed and equipped an eight screen multiplex theatre. The Company leases the theatre and the equipment to Starplex Cinemas, Inc. ("Starplex"). The Company has recorded only $450,000 of rental income since the inception of this lease as the theatre is performing below expectations and Starplex is delinquent in making its required rent payments. Starplex is 100% owned by Mr. Mitchell's brother.

CYPRESS INVESTMENT

     The Company entered into the Shareholders' Agreement dated March 12, 1996 with Mr. Mitchell, his affiliates and Cypress (the "Shareholders' Agreement"). Among other things, the Shareholders' Agreement provides that, subject to certain conditions, the Company must obtain (with certain exceptions) the consent of CALP for certain corporate acts including, but not limited to, amendments to the Articles of Incorporation of the Company, approval of annual budgets under certain circumstances, asset dispositions or acquisitions in excess of specified amounts, merger or consolidation of the Company, incurrence of indebtedness over specified amounts, certain stock redemptions or dividends, transactions with affiliates over specified amounts, certain management changes or new compensation plans, financing theatres through limited partnerships, settlements of litigation over specified amounts and issuance of common stock under certain conditions. The Shareholders' Agreement also provides that Cypress may not convert its Class B Common Stock to Class A Common Stock unless certain events occur such as a Change of Control (as defined in the Shareholders' Agreement) or the consummation of a public offering of the Company's common stock. The above-described provisions terminate on the earlier of (i) the public owning 25% or more of the common stock of the Company, (ii) the merger of the Company with and into any publicly traded company or (iii) 10 years after the date of the Shareholders' Agreement. The Shareholders' Agreement also contains a voting agreement pursuant to which Mr. Mitchell agrees to vote his shares of common stock to elect certain designees of CALP to the Board of Directors of the Company.

     Mr. Mitchell also agreed that in the event any corporate opportunity is presented to Mr. Mitchell or any of his affiliates to acquire or enter into any business transaction involving the motion picture exhibition business that would be significant to the Company, he would submit such opportunity to the Board of Directors of the Company before taking any action.

     The Shareholders' Agreement further provides that the shareholders agree to form a new corporation as the parent corporation of the Company and to contribute their respective shares for like shares of this new corporation. As of August 31, 1997, neither the Company nor the shareholders have pursued plans to create such a holding company; however, the Company can give no assurances that the Company will not pursue such a reorganization in the future.

EMPLOYEE STOCK TRANSACTIONS

     In April 1996, employees exercised options to purchase 1,509 shares of Class B Common Stock of the Company. The Company incurred compensation expense of $1.8 million resulting from the payment of a cash bonus to key employees to reimburse them for the taxes due upon the exercise of nonqualified stock options. The Company received a current tax benefit equal to the total cash bonus paid, as a result of being allowed a tax deduction for the value of the bonus and the difference between the value and exercise price of the nonqualified options. For GAAP purposes, the Company will recognize the tax benefit for the deduction arising from the differences in value between the option and its exercise price as additional paid-in capital(rather than as a reduction of tax expense). In April 1997, the Company repurchased an aggregate of 1,242 shares of Class B Common Stock issued to employees upon exercise of options in April 1996. The aggregate purchase price for such shares was $2.2 million.

INDEMNIFICATION OF DIRECTORS

     The Company has adopted provisions in its Articles of Incorporation and Bylaws which provide for indemnification of its officers and directors to the maximum extent permitted under the Texas Business Corporation Act. In addition, the Company has entered into separate indemnification agreements with each of its directors which requires the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the Texas Business Corporation Act. The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

                         DESCRIPTION OF SERIES D NOTES

     The Series C Notes were issued, and the Series D Notes will be issued, under the Indenture dated as of June 26, 1997 (the "Indenture'), among the Company and U.S. Trust Company of Texas, N.A., as Trustee (the "Trustee"). The Series C Notes were issued pursuant to the Company's Offering Memorandum dated June 20, 1997 (the "Offering Memorandum"). The Series D Notes will be issued solely in exchange for an equal principal amount of the outstanding Series A Notes pursuant to the Exchange Offer. The terms of the Series D Notes will be identical in all material respects to the form and terms of the Series C Notes except that: (i) the Series D Notes will have been registered under the Securities Act (and will generally be freely transferable by holders thereof who are not Restricted Holders); and (ii) the Registration Rights and Liquidated Damages (as defined herein) applicable to the Series C Notes are not applicable to the Series D Notes. The Series C Notes and the Series D Notes are collectively referred to herein as the "Notes."

     The following summary of the terms of the Indenture and the Notes is based on certain provisions of the Indenture and the form of Note attached thereto. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Indenture. Copies of the proposed forms of Indenture and Registration Rights Agreement will be made available as set forth below under "--Additional Information."

     The Notes will be general unsecured obligations of the Company and will rank senior or pari passu in right of payment with all other general unsecured subordinated obligations of the Company. The Notes will rank pari passu with the Series B Notes. The Notes will be subordinated in right of payment to all present and future Senior Indebtedness of the Company.

     As of the date of the Indenture, all Subsidiaries of the Company will be Restricted Subsidiaries, other than the Existing Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate additional current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate original principal amount to $75 million and will mature on August 1, 2008. Interest on the Notes will accrue at the rate of 9-5/8% per annum and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1997 to Holders of record on the immediately preceding January 15 and July 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, and premium, if any, and interest on, the Notes will be payable at the corporate trust office of the Trustee in New York City or at the office of any Paying Agent in New York City appointed pursuant to the Indenture. At the option of the Company, payment of interest may be made by check mailed to the Holders of Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of whom have given wire transfer instructions to the Company will be required to be made by wire transfer of same day funds to the accounts specified by the Holders thereof. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     The Trustee is Paying Agent and Registrar under the Indenture. The Company may act as Paying Agent or Registrar under the Indenture, and the Company may change the Paying Agent or Registrar without notice to the Holders of the Notes.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on, and other Obligations evidenced by, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash (or U.S. dollar-denominated Cash Equivalents) of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any payment of any kind or character with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash (or U.S. dollar-denominated Cash Equivalents), any distribution to which the holders of Notes would be entitled will be made to the holders of Senior Indebtedness; provided that, notwithstanding the foregoing, holders of Notes may receive (i) securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and (ii) payments made from the trust described under "-- Satisfaction and Discharge of Indenture."

     The Company also may not make any payment of any kind or character upon or in respect of the Notes (except in such subordinated securities or from the trust described under "-- Satisfaction and Discharge of Indenture") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived or (ii) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee (unless the maturity of any Designated Senior Indebtedness has been accelerated or unless the subordination provisions of the Indenture otherwise do not permit such payment). In no event shall more than one period of payment blockage be made in any 360 consecutive day period. No nonpayment default that existed or was continuing on the date of receipt by the Trustee of any Payment Blockage Notice will be, or be made, the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which the Company is prohibited from making payments on the Notes pursuant to a Payment Blockage Notice, the Company will be obligated to resume making any and all required payments in respect of the Notes, including without limitation any missed payments.

     The Indenture requires that the Company and the Trustee promptly notify holders of Designated Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Limitation on Indebtedness." As of September 12, 1997, the Company had outstanding approximately $101 million of Senior Indebtedness. The Notes are effectively subordinated to Indebtedness of the Company's subsidiaries, which aggregated $28.6 million as of September 12, 1997.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the option of the Company prior to August 1, 2001. Thereafter, the Notes will be redeemable, at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 calendar days' prior notice to each Holder of Notes to be redeemed, at the redemption prices (expressed as

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

percentages of the principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve month period beginning on August 1 of the years indicated below:

         Year                        Percentage
         ----                        ----------
         2001......................  104.813%
         2002......................  102.406%
         2003 and thereafter.......      100%

     Notwithstanding the foregoing, on and prior to August 1, 1999, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally outstanding at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more Equity Offerings of the Company or, if applicable, a Parent; provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption (but such unredeemed Notes may be redeemed pursuant to the optional redemption procedure described in the immediately preceding paragraph); and provided, further, that such notice of redemption shall be given not later than 30 days, and such redemption shall occur not later than 90 days, after the date of the closing of any such Equity Offering.

     Notwithstanding the two preceding paragraphs, the Company will not optionally redeem the Notes unless, substantially concurrent with such redemption, the Company redeems an aggregate principal amount of the Series B Notes (rounded to the nearest integral multiple of $1,000) equal to the product of (i) a fraction, the numerator of which is the aggregate principal amount of the Notes to be so redeemed and the denominator of which is the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Series B Notes outstanding immediately prior to such proposed redemption. The Company will not optionally redeem the Series B Notes unless, substantially concurrently with such redemption, the Company redeems an aggregate principal amount of the Notes (rounded to the nearest integral multiple of $1,000) equal to the product of
(i) a fraction, the numerator of which is the aggregate principal amount of the Series B Notes to be so redeemed and the denominator of which is the aggregate principal amount of the Series B Notes outstanding immediately prior to such proposed redemption and (ii) the aggregate principal amount of the Notes outstanding immediately prior to such proposed redemption.

     Notice of redemption shall be mailed at least 30 but not more than 60 calendar days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. The notice of redemption shall identify the Notes to be redeemed and shall state the redemption date; the redemption price and any accrued and unpaid interest; the name and address of the Paying Agent; that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest; and that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date. If fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of any applicable depositary and securities exchange requirements, or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee may deem fair and appropriate and in such manner as complies with any such requirements. The Trustee shall make the selection from Notes outstanding and not previously called for redemption. Notes and portions thereof selected by the Trustee for redemption shall be in amounts of $1,000 or integral multiples of $1,000.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. The Indenture provides that upon the occurrence of a Change of Control, the Company shall be required to make an offer (a "Change of Control Offer") to Holders to repurchase any and all of the Notes (but only in denominations of $1,000 or integral multiples of $1,000) at a purchase price (the "Change of Control Offer Price") equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase ("Change of Control Purchase Date").

     Notice of a Change of Control Offer shall be mailed by the Company, with a copy to the Trustee, or, at the Company's option, by the Trustee (at the Company's expense) not more than 30 calendar days after the Change of Control to each Holder of the Notes at such Holder's last registered address appearing in the Register. In such notice, the Company shall describe the transaction that constitutes the Change of Control and offer to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice; provided that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The notice shall contain all instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Purchase Date, the Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money in immediately available funds sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver to the Trustee Notes so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted for payment by the Company. If the Company complies with its obligations set forth in the immediately preceding sentence, whether or not a Default or Event of Default has occurred and is continuing on the Change of Control Purchase Date, the Paying Agent shall as promptly as practicable mail or deliver to each Holder of Notes so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall as promptly as practicable authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be as promptly as practicable mailed or delivered by the Trustee to the Holders thereof. The Company shall publicly announce the results of the Change of Control Offer on or as promptly as practicable after the Change of Control Purchase Date. For purposes of this covenant, the Trustee shall act as the Paying Agent.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Asset Sales. The Indenture also contains provisions in respect of offers to purchase Notes with Net Proceeds in the event of certain Asset Dispositions. See "-- Certain Covenants -- Limitation on Asset Sales."

     Credit Facility. Certain events involving a Change of Control will result in an event of default under the Credit Facility. An event of default under the Credit Facility could result in an acceleration of indebtedness, in which case the subordination provisions of the Notes would require payment in full of such Senior Indebtedness before repurchases or other payments in respect of the Notes. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs or a Net Proceeds Offer is required by the Indenture at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the

Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes.

     Series B Notes. The Indenture governing the Series B Notes provides that upon the occurrence of a Change of Control (as defined therein), the Company shall be required to make an offer to the holders of the Series B Notes to repurchase any or all of the Series B Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Such event would result in an event of default under the Credit Facility.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Disposition" means any sale, lease, conveyance, transfer or other disposition (or series of related sales, leases, conveyances, transfers or dispositions) of any Capital Stock of a Restricted Subsidiary of the Company (whether or not upon issuance), or of any Capital Stock of Cinemark International by the Company (but not the issuance and sale of Capital Stock by Cinemark International), or of any other property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, whether for cash or other consideration, other than (i) a disposition by a Restricted Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary, (ii) a disposition by the Company to a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary, (iii) a disposition that is a Permitted Investment or a Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant (to the extent such Permitted Investment or Restricted Payment may be deemed to constitute an Asset Disposition), (iv) dispositions of inventory in the ordinary course of business, (v) a disposition that is governed by the "Consolidation and Merger" covenant, (vi) exchanges of theatre properties that comply with the requirements described in the final paragraph under "-- Certain Covenants -- Limitation on Asset Sales ," provided that payment of any Other Consideration (as defined therein) shall, to the extent provided therein, be treated as an Asset Disposition, (vii) a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, if the Company elects to treat such designation as an Investment and not as an Asset Disposition, or (viii) a disposition of Capital Stock, property or assets in a single transaction or a series of related transactions (other than dispositions of the type described in clauses (i) through (vii) above) having a Fair Market Value of less than $2 million. For purposes of this definition, "Fair Market Value" of any Capital Stock, property or other assets means the fair market value of such Capital Stock, property or other assets at the time of disposition, which in the case of any disposition or series of related dispositions having an aggregate fair market value of $2 million or more shall be determined in good faith (taking into account, without limitation, any assumption of indebtedness in connection with such disposition) by resolution of the Board of Directors of the Company. Notwithstanding any provision of the Indenture to the contrary, the expiration or non-renewal of any lease of theatre properties or equipment at the normal expiration date thereof without payment to the Company or any of its Restricted Subsidiaries of consideration therefor shall not constitute an Asset Disposition.

     "Asset Disposition Expenses" shall have the meaning assigned to such term in the definition of the term "Net Proceeds."

     "Bankruptcy Law" means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

     "Capitalized Lease Obligations" means the capitalized amount of the rental obligations of any Person under any lease of any property (whether real, personal or mixed) which, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capital Stock" of any Person means (i) any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and any warrants, options and similar rights to acquire such capital stock, (ii) in the case of a partnership, partnership interests (whether general or limited) and (iii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations issued by any bank described in clause (ii) above with a term not to exceed 30 days; (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case maturing within one year after the date of acquisition and (v) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests predominantly in investments of the types described in clauses (i) through (iv) above.

     "Change of Control" means (i) the acquisition, including through merger, consolidation or otherwise, by any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) thereof, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of (A) the outstanding shares of common stock of the Company or (B) the total voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors, or (ii) the election by any Person or Group, together with all affiliates and associates thereof, of a sufficient number of its or their nominees to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on such Board of Directors after such election who are affiliates or associates of such Person or Group, shall constitute a majority of such Board of Directors; provided, however, that, for purposes of this definition, the terms "Person" and "Group" shall be deemed not to include (i) the Company, (ii) any Restricted Subsidiary of the Company that is a Wholly Owned Subsidiary, (iii) Lee Roy Mitchell or Tandy Mitchell, or any descendant of Lee Roy Mitchell or the spouse of any such descendant, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant or any trust or other arrangement for the benefit of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant (collectively, the "Mitchell Family"), (iv) any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Company held by such group is beneficially owned (including the power to vote such Capital Stock of the Company) by such member or members or by one or more affiliates at least 80% of the equity interests of which are owned by such member or members or (v) Cypress Merchant Banking Partners L.P. or Cypress Pictures Ltd., and provided, further, that, the term "Change of Control" shall be deemed not to include any transaction or series of transactions that results in the Capital Stock of the Company being held by one or more Persons if the beneficial ownership, direct or indirect, of the Company after such transaction or series of transactions is substantially the same as the beneficial ownership, direct or indirect, of the Company prior to such transaction or series of transactions.

     "Consolidated EBITDA" of any Person means, for any period (without duplication), (i) the sum of (A) Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on or calculated with respect to income, (D) depreciation expense, (E) amortization expense, and (F) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, minus (ii) any decrease in deferred lease expenses, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Interest Expense" of any Person means, for any period, without duplication, the total interest expense of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, including (i) non-cash, payable-in-kind interest, (ii) interest expense attributable to capital leases, (iii) amortization of debt discount and debt issue cost (excluding related legal and accounting fees), but only with respect to transactions consummated after the Start Date, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) net costs under Hedging Obligations (including amortizations of discount), (vi) preferred stock dividends in respect of preferred stock of Restricted Subsidiaries of such Person, other than payable-in-kind dividends in respect of preferred stock that is not Disqualified Stock, held by Persons other than such Person or one of its Wholly Owned Subsidiaries that is a Restricted Subsidiary, and (vii) dividends in respect of Disqualified Stock of such Person.

     "Consolidated Net Income" of any Person means, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, however, including, in the case of the Company and its Restricted Subsidiaries, only those management fees actually received by the Company from its Unrestricted Subsidiaries, and excluding amortization of debt discount and debt issue costs with respect to transactions consummated on or prior to the Start Date, provided that (i) accrued but unpaid compensation expenses related to any stock appreciation or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure, (ii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom, (iii) the Net Income of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by such Person by the equity method of accounting shall not be included in such Consolidated Net Income, except that the Company's equity in the Net Income of any such Person for any such period or any previous period shall be so included only up to the aggregate amount of cash dividends or distributions paid to the Company or one of its Restricted Subsidiaries, and (iv) the Net Income (if positive) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. For purposes of this definition, "Net Income" of any Person means, for any period, the net income (or loss) of such Person determined in accordance with GAAP, excluding, however, from the determination (i) any extraordinary loss resulting from early extinguishment of debt on or prior to the Initial Issuance Date, (ii) any net gain or loss from any extraordinary item (net of all related taxes, fees, costs and expenses), (iii) any net gain or loss (net of all related taxes and Asset Disposition Expenses) realized upon the sale or other disposition during such period (including without limitation dispositions pursuant to sale and leaseback transactions) of any real property, equipment or other asset of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of such Person or a Restricted Subsidiary of such Person, and (iv) the cumulative effect of changes in accounting principles.

     "Consolidated Net Worth" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Shareholders' Equity" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less amounts attributable to Disqualified Stock of such Person or any of its Restricted Subsidiaries.

     "Consolidated Tangible Assets" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs.

     "Credit Facility" means that certain First Amended and Restated Reducing Revolving Credit Agreement, dated as of December 12, 1996, among the Company, the financial institutions from time to time parties thereto, and Bank of America National Trust and Savings Association, as agent for such financial institutions, and the various ancillary documents provided for therein, as the same may be amended, extended, increased, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided for under the original Credit Facility or otherwise).

     "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator, custodian or similar official under any Bankruptcy Law.

     "Default" means any event, act or condition which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Credit Facility and all Indebtedness thereunder and (ii) any other Senior Indebtedness issued after the Start Date and permitted under the Indenture, the principal amount of which is $10 million or more and that has been designated by the Company as Designated Senior Indebtedness.

     "Disqualified Stock" of any Person means any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part (but only to the extent of such part), on or prior to the Stated Maturity of the Notes.

     "EBITDA Ratio" of any Person means the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters immediately prior to the date of the transaction giving rise to the need to calculate the EBITDA Ratio (the "Determination Date") to (ii) the aggregate Consolidated Interest Expense which such Person shall accrue during the fiscal quarter in which the Determination Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming that the Consolidated Interest Expense shall accrue on the amount of such Person's Indebtedness on the Determination Date, including any Indebtedness proposed to be incurred on such date (as though all such Indebtedness was incurred on the first day of the quarter in which the Determination Date occurred), but specifically excluding Indebtedness proposed to be repaid or defeased (or with respect to the defeasance of which a deposit satisfying the defeasance requirements of such Indebtedness has irrevocably been made) on such date (as though all such Indebtedness was repaid on the first day of the quarter in which the Determination Date occurred); provided that if during the four-quarter period referred to in clause (i) above, the Person for which the EBITDA Ratio is being determined or any of its Restricted Subsidiaries shall have acquired any assets other than assets acquired as a result of capital expenditures made in the ordinary course of business of such Person, the EBITDA Ratio of such Person as of such Determination Date shall be calculated on a pro forma basis, as if such acquisition had occurred at the beginning of such four-quarter period. For purposes of this definition, interest on Indebtedness determined on a fluctuating basis for periods succeeding the Determination Date shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period, taking into account any Hedging Obligations applicable to such Indebtedness.

     "Equity Offering" means either (i) a bona fide underwritten sale to the public of Common Stock of the Company or a Parent pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) that is declared effective by the Commission, or (ii) a privately negotiated sale of Common Stock of the Company or a Parent by the Company or such Parent, as the case may be, to a Person that, immediately prior to the time of such sale, is not an Affiliate of the Company or such Parent, in each case completed following the Start Date and resulting in aggregate gross proceeds to the Company or such Parent of at least $20 million; provided , that in the case of any such sale of Common Stock of a Parent, (x) the net proceeds of such sale shall be contributed within 30 days by such Parent to the Company or (y) the Parent shall use such proceeds to purchase Capital Stock of the Company that is not Disqualified Stock.

     "Existing Unrestricted Subsidiaries" means Cinemark International and its Subsidiaries.

     "50% Entity" shall have the meaning assigned to such term in the definition of the term "Subsidiary."

     "GAAP" means generally accepted accounting principles as applied in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that the definitions in the Indenture and all ratios and calculations contained in the covenants shall be determined in accordance with GAAP as in effect and applied by the Company as of the Start Date, consistently applied; provided, further, that in the event of any such change in GAAP or in any change by the Company in GAAP applied that would result in any change in any such ratio or calculation, the Company shall deliver to the Trustee each time any such ratio or calculation is required to be determined or made, an Officer's Certificate setting forth the computations showing the effect of such change or application on such ratio or calculation.

     "guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, or to maintain financial statement conditions or otherwise), (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling such other Person to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in such other Person (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) entered into for the purpose of assuring the obligee of such Indebtedness in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business, and
(ii) leases entered into in the ordinary course of business.

     "Hedging Obligation" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

     "Holder" or "Securityholder" means a Person in whose name a Note is registered on the Register.

     "Indebtedness" of any Person means, at any date, and without duplication, any obligation of such Person or its Restricted Subsidiaries for or in respect of: (i) money borrowed (whether or not for a cash consideration and whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof) and premiums (if any) and capitalized interest (if any) in respect thereof; (ii) any debenture, bond, note or similar instrument (whether or not issued for a cash consideration), if it would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; (iii) any letter of credit (other than in respect of Trade Payables), bankers' acceptance or note purchase facility or any liability with respect to any recourse receivables purchase, factoring or discounting arrangement; (iv) Capitalized Lease Obligations (whether in respect of buildings, machinery, equipment or otherwise), except any such obligation that represents a Trade Payable; (v) any deferred purchase or conditional sale agreement or arrangement representing the deferred and unpaid balance of the purchase price of any property (including pursuant to financing leases), except any such balance which represents a Trade Payable;
(vi) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock of such Person (or any warrants, rights or options to acquire such Disqualified Stock) valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary), prior to the Stated Maturity of the Notes, plus accrued and unpaid dividends; (vii) preferred stock of Restricted Subsidiaries of such Person held by Persons other than such Person or one of its Wholly Owned Subsidiaries that is a Restricted Subsidiary; (viii) direct or indirect guarantees of all Indebtedness of other Persons referred to in clauses
(i) through (vii) above; and (ix) all Indebtedness of the types referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned by such Person or its Restricted Subsidiaries (even though such Person or its Restricted Subsidiaries have not assumed or become liable for the payment of such Indebtedness); provided, that the term "Indebtedness" shall not be deemed to include any liability for federal, state, local or other taxes owed or owing by the Company. The amount of Indebtedness of any Person or its Restricted Subsidiaries at any date shall be (without duplication) (i) the outstanding balance at such date of all unconditional Indebtedness obligations as described above and the maximum liability of any such contingent Indebtedness obligations at such date, (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person or its Restricted Subsidiaries is subject, the lesser of the fair market value at such date of any property and assets subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured, and (iii) in the case of Indebtedness of others guaranteed by such Person as described above, the lesser of the maximum amount of such guaranty and the amount of the Indebtedness guaranteed. A guaranty of Indebtedness of the Company or a Restricted Subsidiary of the Company that is permitted under the Indenture shall not constitute a separate incurrence of Indebtedness.

     "Initial Issuance Date" means the date of original issuance of the Series C Notes.

     "Investment" means any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person, other than (i) loans or advances made to employees in the ordinary course of business not in excess of $50,000 outstanding at any time to any employee, (ii) advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries and any securities received in settlement thereof or as a result of a bankruptcy or an insolvency proceeding, (iii) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business, (iv) Capital Stock, bonds, notes, debentures and other assets received as a result of Asset Dispositions not prohibited by the "Limitation on Asset Sales" covenant, and (v) endorsements of negotiable instruments and documents in the ordinary course of business. In addition, (i) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall constitute an Investment in such Subsidiary in such amount, if the Company has elected that such designation be deemed to be an Investment and not an Asset Disposition, and (ii) the lesser of (A) the amount of Restricted Payments made to any Unrestricted Subsidiary or (B) the fair market value of the assets (net of liabilities) of such Unrestricted Subsidiary, in each case at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company, shall constitute a return of capital and a decrease in the amount of the Company's Investment in such Subsidiary.


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     "Lien" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind (including any agreement to give any security interest).

     "Marketable Equity Securities" means shares of Capital Stock of any Person that are listed on the New York Stock Exchange, the American Stock Exchange or the national market tier of The Nasdaq Stock Market and, upon receipt by the Company or a Restricted Subsidiary, such shares are freely tradeable under the Securities Act and applicable state securities laws and are so listed or included for trading privileges.

     "Net Proceeds" means the aggregate amount of consideration in the form of cash, Temporary Cash Investments or Marketable Equity Securities received by the Company or any of its Restricted Subsidiaries with respect to any Asset Disposition, after deducting therefrom brokerage commissions, appraisal fees, survey charges, engineering fees, title insurance premiums, legal fees, finder's fees, loan origination and similar fees, underwriting fees, investment banking fees and other similar commissions or fees, and any filing, recording or registration fees, costs and expenses, recording taxes, transfer taxes, provisions for all taxes payable as a result of such Asset Disposition, amounts required to be paid to any Person owning a beneficial interest in the assets subject to such Asset Disposition, and appropriate amounts to be provided as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition after such Asset Disposition (to the extent such reserves are not subsequently reversed), including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition ("Asset Disposition Expenses"), and also less any amounts required to be applied to retire all or a portion of the Notes or Indebtedness permitted under the "Limitation on Indebtedness" covenant having the benefit of a Lien on the property or assets so transferred, to the extent, but only to the extent, that such amounts are paid by the Company or one of its Restricted Subsidiaries or are amounts for which the Company or one of its Restricted Subsidiaries is directly and not contingently liable, as the case may be, and properly attributable to the transaction in respect of which such consideration is received or to the asset that is the subject of such transaction.

     "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offer" means a Change of Control Offer or Net Proceeds Offer, as the case may be.

     "Offer Purchase Date" means a Change of Control Purchase Date or Net Proceeds Purchase Date, as the case may be.

     "Parent" shall mean a Person or group of Persons created to effectuate a holding company structure for the Company and its Subsidiaries.

     "Permitted Investment" means (i) an Investment in the Company or a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary; (ii) an Investment in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or a Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary; (iii) a Temporary Cash Investment; (iv) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (v) stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary of the Company as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection, enforcement or agreement in lieu of foreclosure of any Lien in favor of the Company or a Restricted Subsidiary of the Company; (vi) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a business similar or related to the business of the Company or its Restricted Subsidiaries in the ordinary course of business; (vii) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business; (viii) guarantees not prohibited by the "Limitation of Indebtedness" covenant; (ix) entry into and Investments in joint ventures, partnerships and other Persons engaged or proposing to engage in the indoor motion picture exhibition business, provided that (A) the Person into which such Investment is made is either a Restricted Subsidiary of the Company, or such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Restricted Subsidiary of the Company and (B) the amount of such Investment, valued at the time made, together with all Investments previously made pursuant to this clause (ix) and clause (ix of the corresponding provision of the indenture governing the Series B Notes, without duplication, valued at the respective times made, shall not exceed 10% of Consolidated Tangible Assets of the Company as of the last day of the full fiscal quarter ending immediately prior to the date of such Investment; (x) any Investment made solely with funds the payment or application of which is not restricted as described in "-- Certain Covenants -- Limitations on Restricted Payments"; (xi) Investments in the Notes and Series B Notes; (xii) any consolidation or merger of a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company to the extent otherwise permitted under the Indenture; (xiii) payments of up to $1.5 million annually to repurchase Capital Stock of the Company issued under the Company's employee stock option plans; (xiv) Hedging Obligations of the Company or any of its Restricted Subsidiaries to the extent otherwise permitted under the Indenture; (xv) Investments in Cinemark International not to exceed $40 million; and (xvi) other Investments not to exceed $10 million.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Restricted Subsidiary" means (i) any Subsidiary of the Company in existence on the Start Date other than the Existing Unrestricted Subsidiaries,
(ii) any Subsidiary of the Company (other than a Subsidiary that is also a Subsidiary of an Unrestricted Subsidiary) organized or acquired after the Start Date, unless such Subsidiary shall have been designated as an Unrestricted Subsidiary by resolution of the Board of Directors as provided in and in compliance with the definition of "Unrestricted Subsidiary," and (iii) any Unrestricted Subsidiary which is designated as a Restricted Subsidiary by the Board of Directors of the Company; provided that, immediately after giving effect to the designation referred to in clause (iii), no Default or Event of Default shall have occurred and be continuing and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph under the "Limitation on Indebtedness" covenant. The Company shall evidence any such designation to the Trustee by promptly filing with the Trustee an Officer's Certificate certifying that such designation has been made and stating that such designation complies with the requirements of the immediately preceding sentence.

     "Senior Indebtedness" means (i) Indebtedness under the Credit Facility and
(ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (x) the Notes and the Series B Notes, (y) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Restricted Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Start Date" means August 15, 1996.


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

     "Stated Maturity" means, when used with respect to any security, the date specified in such security as the fixed date on which an amount equal to the principal of such security is due and payable.

     "Subsidiary" means, with respect to any Person, (i) a Person a majority of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) upon designation by the Company, and until designation by the Company to the contrary, a Person, 50% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof (a "50% Entity"). The Company shall evidence any designation pursuant to clause (ii) of the immediately preceding sentence to the Trustee by filing with the Trustee within 45 days of such designation an Officer's Certificate certifying that such designation has been made. All references within the Indenture to designations of Unrestricted Subsidiaries as Restricted Subsidiaries or Restricted Subsidiaries as Unrestricted Subsidiaries shall be deemed to include designations of 50% Entities as Restricted Subsidiaries and Restricted Subsidiaries as 50% Entities, respectively.

     "Temporary Cash Investments" means any Investment in the following kinds of instruments: (A) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America if, on the date of purchase or other acquisition of any such instrument by the Company or any Restricted Subsidiary of the Company, the remaining term to maturity or interest rate adjustment is not more than two years; (B) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (1) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (2) such depository institution or trust company has at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and Moody's Investors Service, Inc. ("Moody's"); (C) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, credit ratings of at least A-1 by S&P and P-1 by Moody's; (D) money market mutual or similar funds having assets in excess of $100 million; (E) readily marketable debt obligations issued by any corporation, if at the time of the Company's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment (1) the remaining term to maturity is not more than two years and (2) such debt obligations are rated in one of the two highest rating categories of both S&P and Moody's; (F) demand or time deposit accounts used in the ordinary course of business with commercial banks the balances in which are at all times fully insured as to principal and interest by the Federal Deposit Insurance Corporation or any successor thereto or any Canadian equivalent thereof; (G) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company's or such Restricted Subsidiary's Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company's or any Restricted Subsidiary's Investment therein, are rated in the highest rating category of both S&P and Moody's and (H) to the extent not otherwise included herein, Cash Equivalents. In the event that either S&P or Moody's ceases to publish


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

ratings of the type provided herein, a replacement rating agency shall be selected by the Company with the consent of the Trustee, and in each case the rating of such replacement rating agency most nearly equivalent to the corresponding S&P or Moody's rating, as the case may be, shall be used for purposes hereof.

     "Trade Payables" of any Person means accounts payable or any other indebtedness or monetary obligations to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

     "Unrestricted Subsidiary" means, until such time as any of the following shall be designated as a Restricted Subsidiary of the Company by the Board of Directors of the Company as provided in and in compliance with the definition of "Restricted Subsidiary," (i) each of the Existing Unrestricted Subsidiaries,
(ii) any Subsidiary of the Company or of a Restricted Subsidiary of the Company organized or acquired after the Start Date that is designated concurrently with its organization or acquisition as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, (iii) any Subsidiary of any Unrestricted Subsidiary, and (iv) any Restricted Subsidiary of the Company that is designated as an Unrestricted Subsidiary by resolution of the Board of Directors of the Company, provided that, (A) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (B) any such designation shall be deemed, at the election of the Company at the time of such designation, to be either (but not both) (x) the making of a Restricted Payment at the time of such designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the "Limitation on Restricted Payments" covenant or (y) the making of an Asset Disposition at the time of such designation in an amount equal to the Investment in such Subsidiary subject to the restrictions contained in the "Limitation on Asset Sales" covenant. The Company shall evidence any designation pursuant to clause (ii) or (iv) of the immediately preceding sentence to the Trustee by filing with the Trustee within 45 days of such designation an Officer's Certificate certifying that such designation has been made and, in the case of clause (iv), the related election of the Company in respect thereof.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (ii) the sum of all such principal payments.

     "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person all of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities), other than directors' qualifying shares if required by applicable law, is owned by such Person (either directly or indirectly through Wholly Owned Subsidiaries).


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

CERTAIN COVENANTS

     Limitation on Restricted Payments. The Indenture provides that, the Company shall not, and shall not permit any of the Restricted Subsidiaries of the Company to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution to the holders of, any Capital Stock of the Company or a Restricted Subsidiary, other than dividends or distributions (A) from a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary or (B) payable in Capital Stock of the Company that is not Disqualified Stock; (ii) repay, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any of its Subsidiaries (other than Wholly Owned Subsidiaries of the Company that are Restricted Subsidiaries), other than a Permitted Investment; (iii) prepay, repay, redeem, defease or otherwise acquire or retire for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is pari passu with or subordinated in right of payment to the Notes, other than a Permitted Investment and except (A) as permitted pursuant to clause
(vii) under the second paragraph under "-- Limitation on Indebtedness", (B) upon a change of control, as defined in and to the extent required by the indenture or other agreement or instrument pursuant to which such pari passu or subordinated Indebtedness was issued, provided the Company is then in compliance with the covenant described under "-- Repurchase at the Option of Holders -- Change of Control" , (C) any payment pursuant to a Pari Passu Offer (as defined in the "Limitation on Asset Sales" covenant) and (D) any prepayment, repayment, redemption, defeasance or other acquisition or retirement for value of (1) the Series B Notes or (2) other Indebtedness of the Company that is pari passu with the Notes and has the same interest rate and maturity date as the Notes, in each case if such prepayment, repayment, redemption, defeasance or other acquisition or retirement for value of such other Indebtedness is made contemporaneously with (and prorata with) a prepayment, repayment, redemption, defeasance or other acquisition or retirement for value of the Notes ; or (iv) make any Investment other than a Permitted Investment or as permitted under clauses (ii) and (iii) above (the foregoing actions set forth in clauses (i) through (iv) being referred to hereinafter as "Restricted Payments" ), if at the time of any such Restricted Payment, and after giving effect thereto on a pro forma basis, (A) a Default or an Event of Default shall have occurred and be continuing or would result therefrom or (B) the aggregate amount of all Restricted Payments declared or made after the Start Date including such Restricted Payment (the value of any such payment, if other than cash, shall be the value determined in good faith by resolution of the Board of Directors of the Company) shall exceed the sum of: (1) 50% of the aggregate Consolidated Net Income (after deducting from such Consolidated Net Income accrued but unpaid compensation expenses related to any stock appreciation or stock option plans net of tax benefits), or, in the event such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company and its Restricted Subsidiaries earned subsequent to the Initial Issuance Date to the end of the fiscal quarter immediately preceding the date of such Restricted Payment (treated as a single accounting period), plus (2) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company, including any such shares issued upon exercise of any warrants, options or similar rights (other than Disqualified Stock), subsequent to the Start Date, plus (3) the aggregate net proceeds received by the Company from the issuance or sale of Indebtedness that is convertible into Capital Stock after the Start Date, to the extent that such Indebtedness is actually converted into Capital Stock (other than Disqualified Stock), plus (4) the aggregate net proceeds received after the Start Date by the Company as capital contributions to the Company (other than from a Subsidiary), plus (5) an amount equal to the net reduction in Investments resulting from payments of principal of Indebtedness, return of capital and other transfers of assets, in each case to the Company or any Restricted Subsidiary of the Company (but excluding any such amounts included in Consolidated Net Income), or from designations of Unrestricted Subsidiaries as Restricted Subsidiaries, plus (6) $15 million.

     The provisions of this covenant shall not prevent (i) the payment of any dividend within 60 calendar days after the date of its declaration if the dividend would have been permitted on the date of declaration, (ii) the repayment, redemption, acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries in exchange for, or out of the aggregate net proceeds of, a substantially concurrent issuance (other than to the Company or any of its Restricted Subsidiaries) of Capital Stock of the Company or a Restricted Subsidiary of the Company, (iii) the prepayment, repayment, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness of the Company that is pari passu with or subordinated in right of payment to the Notes, in exchange for, or out of the aggregate net proceeds of, a substantially concurrent issuance (other than to the Company or a Restricted


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

Subsidiary) of Capital Stock of the Company or a Restricted Subsidiary of the Company, (iv) the prepayment, repayment, redemption, defeasance or other acquisition or retirement for value prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness of the Company that is pari passu with or subordinated in right of payment to the Notes, in exchange for, or out of the aggregate net proceeds of, a substantially concurrent issuance (other than to the Company or a Restricted Subsidiary) of Indebtedness of the Company that is pari passu with or subordinated in right of payment to, the Notes, but only if the Weighted Average Life and period of time to Stated Maturity of such new Indebtedness are each greater than the Weighted Average Life and period of time to Stated Maturity of such retired Indebtedness, and (v) the payment of any dividend or distribution to any holder of Capital Stock of a Restricted Subsidiary of the Company, other than a holder that is an Affiliate of the Company (except a holder that is an Affiliate of the Company solely by virtue of the ownership of such Capital Stock), as part of a pro rata dividend or distribution to all holders of such class or series of Capital Stock (but only the amount of such dividend or distribution paid to a Person other than the Company or a Restricted Subsidiary of the Company shall constitute a Restricted Payment). For purposes of calculating the aggregate amount of Restricted Payments made pursuant to the first sentence of the immediately preceding paragraph, payments made under this paragraph (other than under clause (iv) hereof) shall be included in such amount; provided that dividends paid within 60 calendar days of the date of declaration shall be deemed to be paid at the date of declaration.

     Limitation on Indebtedness. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Indebtedness (collectively, an "incurrence"; with respect to any non-interest bearing or other discount Indebtedness, an "incurrence" shall be deemed to have occurred only on the date of original issuance thereof), unless, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds therefrom, the EBITDA Ratio (as calculated on the Determination Date) is greater than 2.0 to 1.0; provided that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, then the Consolidated EBITDA of the Company shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the immediately preceding four-quarter period) to both the incurrence or assumption of such Acquired Indebtedness by the Company and the inclusion in the Consolidated EBITDA of the Person whose Indebtedness would constitute Acquired Indebtedness.

     Notwithstanding the foregoing, Indebtedness may be incurred as follows:
(i) Indebtedness under the Credit Facility in an aggregate principal amount not to exceed $195 million at any one time outstanding, less the aggregate amount of all permanent reductions thereto pursuant to the "Limitation on Asset Sales" covenant, provided that the aggregate principal amount of Indebtedness deemed to be incurred under the Credit Facility will be the same amount as is deemed incurred under the Credit Facility pursuant to the indenture governing the Series B Notes; (ii) Indebtedness represented by amounts due under Hedging Obligations (provided that the obligations under such Hedging Obligations are related to Indebtedness otherwise permitted by the terms of this covenant and that the aggregate notional principal amount of such Hedging Obligations shall not exceed 105% of the total amount of the related underlying Indebtedness);
(iii) Indebtedness represented by property, liability and workers' compensation insurance, performance bonds (which may be in the form of letters of credit) for construction contracts let by the Company and its Restricted Subsidiaries in the ordinary course of business (provided that to the extent that such performance bonds secure Indebtedness, such Indebtedness is otherwise permitted under this covenant), surety bonds and appeal bonds (which, in each case, may be in the form of letters of credit) required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any Restricted Subsidiary of the Company or in connection with judgments that do not result in a Default or an Event of Default; (iv) Indebtedness of the Company evidenced by the Notes and the Indenture and the Series B Notes and the indenture governing the Series B Notes; (v) Indebtedness owing to a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary or to the Company; (vi) Acquired Indebtedness, provided that such Indebtedness if incurred by the Company would be in compliance with the first paragraph of this covenant; (vii) Indebtedness issued in exchange for, or the proceeds of which are used to repay or refund or refinance or discharge or otherwise retire for value, Indebtedness of the Company or any of its Restricted Subsidiaries permitted under clauses (iv) and (vi) above, clause
(viii) below and the first paragraph under this covenant ("Refinancing


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

Indebtedness" ) in a principal amount not to exceed the principal amount of the Indebtedness so refinanced plus any premium and accrued interest plus customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, provided that with respect to any Refinancing Indebtedness which refinances Indebtedness which ranks junior in right of payment to the Notes,
(A) such Refinancing Indebtedness is subordinated in right of payment at least to the same extent as the Indebtedness to be refunded or refinanced if such Indebtedness had remained outstanding and (B) the Refinancing Indebtedness has a Weighted Average Life and Stated Maturity that are equal to or greater than those of the Indebtedness to be repaid or refunded or refinanced or discharged or otherwise retired for value at the time of such incurrence; (viii) Indebtedness outstanding on the Start Date; (ix) Indebtedness of the Company or a Restricted Subsidiary of the Company to an Unrestricted Subsidiary for money borrowed, provided that such Indebtedness is subordinated in right of payment to the Notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the Notes; and (x) $25 million.

     Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any of the Restricted Subsidiaries of the Company to, create, incur, assume or suffer to exist any Lien upon any of its property or assets (including assets acquired after the Start Date), except for (i) Liens incurred after the Start Date securing Indebtedness of the Company that ranks pari passu or junior in right of payment to the Notes, if the Notes are secured equally and ratably with such Indebtedness, (ii) Liens outstanding on the Start Date, (iii) Liens for taxes, assessments, governmental charges or claims not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP, (iv) Landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings, (v) pledges or deposits made in the ordinary course of business (A) in connection with leases, performance bonds and similar obligations, or (B) in connection with workers' compensation, unemployment insurance and other social security legislation, (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary, (vii) any attachment or judgment Lien that does not constitute an Event of Default,
(viii) Liens securing Acquired Indebtedness, provided that such Liens attach solely to the acquired assets or the assets of the acquired entity and do not extend to or cover any other assets of the Company or any of its Restricted Subsidiaries, (ix) Liens to secure Senior Indebtedness, (x) Liens in favor of the Trustee for its own benefit and for the benefit of the Securityholders,
(xi) any interest or title of a lessor pursuant to a lease constituting a Capitalized Lease Obligation, (xii) Liens on accounts receivable and inventory or cash deposits collateralizing reimbursement obligations with respect to letters of credit, in either case securing Indebtedness permitted to be incurred under clause (i) under the second paragraph under the "Limitation on Indebtedness" covenant, (xiii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker's acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xiv) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Start Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness" covenant, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (xv) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (xvi) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (xvii) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation


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

or operating lease; (xviii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xix) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xx) Liens in favor of the Company or any Restricted Subsidiary; (xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xxii) Liens encumbering deposits securing Indebtedness under Hedging Obligations; (xxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries; (xxiv) Liens on or sales of receivables; (xxv) the rights of film distributors under film licensing contracts entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business on a basis customary in the movie exhibition industry; and (xxvi) any renewal of or substitution for any Liens permitted by any of the preceding clauses, provided that the Indebtedness secured is not increased (other than by any premium and accrued interest, plus customary fees, expenses and costs related to such renewal or substitution of Liens or the incurrence of any related refinancing of Indebtedness) nor the Liens extended to any additional assets (other than proceeds and accessions). This covenant does not authorize the incurrence of any Indebtedness not otherwise permitted by the "Limitation on Indebtedness" covenant.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company shall not, and shall not permit any of the Restricted Subsidiaries of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock, or pay any Indebtedness owed, to the Company or any of its Restricted Subsidiaries, (ii) make any Investment in the Company or any of its Restricted Subsidiaries, (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries or (iv) guarantee any Indebtedness of the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) any instrument governing Acquired Indebtedness permitted to be incurred under the "Limitation on Indebtedness" covenant which encumbrances or restrictions are not applicable to any Person or the properties or assets of any Person, other than the Person so acquired or its Subsidiaries, or the property or assets of the Person so acquired or its Subsidiaries, (C) any restrictions existing under agreements in effect on the Start Date, (D) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, provided, that such disposition is permitted pursuant to the "Limitation on Asset Sales" covenant, (E) any agreement governing Indebtedness otherwise permitted under the Indenture restricting the sale or other disposition of property securing such Indebtedness if such agreement does not expressly restrict the ability of a Restricted Subsidiary to pay dividends or to make distributions, loans or advances, (F) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred stock is permitted pursuant to the "Limitation on Indebtedness" covenant and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock), (G) the Indenture, (H) the Credit Facility and other Senior Indebtedness, (I) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and the like; (J) in the case of clause (iii) of this covenant, agreements (1) that restrict in a customary manner the subletting, pledging, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, or (2) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, including, without limitation, transfer restrictions on any specific properties or assets that are subject to a sale agreement otherwise permitted pursuant to the "Limitation on Asset Sales" covenant; (K) existing under any agreement which refinances or replaces any of the agreements in the preceding clauses; provided, that the terms and conditions of any such restrictions are not materially less favorable to the Holders than those contained


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

in the agreements refinanced or replaced; or (L) any instrument governing Indebtedness of the Company that is (1) pari passu with the Notes and (2) otherwise permitted under the Indenture; provided that the terms and conditions of any such restrictions are not materially more restrictive than those contained in the Indenture. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     Limitation on Layering Debt. The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company but senior in any respect in right of payment to the Notes.

     Limitation on Transactions With Affiliates. The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, enter into any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with a Person that, immediately prior to such transaction, was an Affiliate (an "Affiliate Transaction"), unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms' length transaction with an entity that is not an Affiliate; provided that continued performance under agreements as in effect on the Start Date and described in the Prospectus, or consummation, on the terms described in the Prospectus, of transactions described herein that are not consummated prior to the Start Date (and renewals and extensions of such agreements and transactions on terms not materially less favorable to the Holders than the terms of such original agreements and transactions), shall not be subject to such limitation.

     In addition, the Company shall not, and shall not permit any of the Restricted Subsidiaries of the Company to, enter into (i) an Affiliate Transaction involving or having an expected value of more than $2 million unless such transaction shall have been approved in good faith by resolution of the Board of Directors of the Company and such resolution provides that such Affiliate Transaction complies with the requirements of this covenant or (ii) an Affiliate Transaction involving or having an expected value of more than $15 million, unless the Company has received an opinion of a nationally recognized independent investment banking firm, accounting firm, appraisal firm or other experts of nationally recognized standing if, in each case, such firm is regularly engaged to render opinions of such type, to the effect that the transaction is fair to the Company (or, if the Company is not a party to such Affiliate Transaction, then to such Restricted Subsidiary) from a financial point of view.

     Notwithstanding anything to the contrary contained in the Indenture, the foregoing provisions shall not apply to (i) transactions between the Company and a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary or between Wholly Owned Subsidiaries of the Company that are Restricted Subsidiaries, (ii) payments required to be made to the Company by Cinemark International or by any Subsidiary of Cinemark International under the Cinemark International Management Agreement or under a Subsidiary management agreement, as the case may be, (iii) payments pursuant to any tax sharing agreement or arrangement among the Company and its Subsidiaries, (iv) transactions with any current or former employee, officer or director of the Company or any of its Restricted Subsidiaries pursuant to reasonable employee benefit plans or compensation arrangements or agreements entered into in the ordinary course of business on or prior to the Start Date, or amended or created thereafter with the approval of the Board of Directors of the Company, (v) transactions with any employee of the Company pursuant to which the Company purchases or otherwise acquires Capital Stock of the Company from such employee as permitted under the "Limitation on Restricted Payments" covenant, or (vi) transactions constituting (A) a Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant and not constituting a Permitted Investment, or
(B) an investment not constituting an "Investment" by reason of a specific exclusion from such definition.

     Limitation on Asset Sales. The Indenture provides that the Company shall not, and shall not permit any of the Restricted Subsidiaries of the Company to, make any Asset Disposition, unless (i) the consideration received from


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

such Asset Disposition is at least equal to the Fair Market Value of the Capital Stock, property or other assets sold, (ii) at least 75% of the consideration received from such Asset Disposition is in the form of cash, Temporary Cash Investments or Marketable Equity Securities (the "75% Test" ), provided that the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary which are assumed by the transferee, cancelled or satisfied in any Asset Disposition (other than liabilities that are incurred in connection with or in anticipation of such Asset Disposition) as a credit against the purchase price therefor shall be deemed to be cash to the extent of the amount so credited for purposes of the 75% Test, and (iii) the Company applies, or causes its Restricted Subsidiaries to apply, 100% of the Net Proceeds from any Asset Disposition to an offer (a "Net Proceeds Offer") to purchase Notes outstanding having a Net Proceeds Offer Price (as defined below) at least equal to such Net Proceeds, such Net Proceeds Offer to commence on a date not later than 360 calendar days after the date of such Asset Disposition at a purchase price (the "Net Proceeds Offer Price") equal to 100% of the principal amount thereof, plus accrued interest to the closing date of the Net Proceeds Offer (the "Net Proceeds Purchase Date"), except to the extent that such Net Proceeds have been applied either to the permanent repayment of principal and interest on Senior Indebtedness or Indebtedness of the Restricted Subsidiary of the Company that made such Asset Disposition or to the purchase of assets or businesses in the same line of business as the Company and its Restricted Subsidiaries or assets incidental thereto. Notwithstanding anything to the contrary in this covenant, the Company will not be required to make a Net Proceeds Offer with respect to any Net Proceeds from Asset Dispositions until the aggregate amount of Net Proceeds from Asset Dispositions in any period of 12 consecutive months which are not applied either to the permanent repayment of principal and interest on Indebtedness (as described above) or to the purchase of assets or businesses (as described above) exceeds $10 million. For purposes of this covenant, the principal amount of Notes for which a Net Proceeds Offer shall be made is referred to as the "Net Proceeds Offer Amount." To the extent required by any pari passu Indebtedness, and provided there is a permanent reduction in the principal amount of such pari passu Indebtedness, the Company shall simultaneously with the Net Proceeds Offer make an offer to purchase such pari passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Offer Amount") equal to the Net Proceeds Offer Amount, as determined above, multiplied by a fraction, the numerator of which is the outstanding principal amount of such pari passu Indebtedness and the denominator of which is the sum of the outstanding principal amount of the Notes and such pari passu Indebtedness, in which case the Net Proceeds Offer Amount shall be correspondingly reduced by such Pari Passu Offer Amount.

     The Company may credit against its obligation to make a Net Proceeds Offer pursuant to the immediately preceding paragraph up to $2 million aggregate principal amount of Notes, at 100% of the principal amount thereof, which have been acquired by the Company and surrendered for cancellation after the making of the Net Proceeds Offer and which have not been used as a credit against or acquired pursuant to any prior obligation to make an offer to purchase Notes pursuant to the provisions set forth under "-- Redemption at the Option of Holders -- Change of Control" or this covenant.

     Upon notice of a Net Proceeds Offer provided to the Trustee by the Company, notice of such Net Proceeds Offer shall be mailed by the Trustee (at the Company's expense) not less than 30 calendar days nor more than 60 calendar days before the Net Proceeds Purchase Date to each Holder of Notes at such Holder's last registered address appearing in the Register. The Company shall provide the Trustee with copies of all materials to be delivered with such notice. The notice shall contain all instructions and material necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. If Notes in a principal amount in excess of the Net Proceeds Offer Amount are surrendered pursuant to the Net Proceeds Offer, the Company shall purchase Notes on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be acquired).

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Net Proceeds Offer.


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

     On the Net Proceeds Purchase Date, the Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Net Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so accepted, and (iii) deliver to the Trustee Notes so accepted together with an Officer's Certificate stating the Notes or portions thereof accepted for payment by the Company. If the Company complies with its obligations set forth in the immediately preceding sentence, whether or not a Default or Event of Default has occurred and is continuing on the Net Proceeds Purchase Date, the Paying Agent shall as promptly as practicable mail to each Holder of Notes so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall as promptly as practicable authenticate and mail or deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be as promptly as practicable mailed or delivered by the Company to the Holders thereof. The Company shall publicly announce the results of the Net Proceeds Offer on or as promptly as practicable after the Net Proceeds Purchase Date. For purposes of this covenant, the Trustee shall act as the Paying Agent.

     Notwithstanding anything to the contrary contained in the Indenture, the Company or any of its Restricted Subsidiaries may engage in transactions in which theatre properties will be transferred in exchange for one or more other theatre properties; provided that if the Fair Market Value of the theatre properties to be transferred by the Company or such Restricted Subsidiary, plus the Fair Market Value of any other consideration paid or credited by the Company or such Restricted Subsidiary (the "Transaction Value") exceeds $2 million, such transaction shall require approval of the Board of Directors of the Company. In addition, each such transaction shall be valued at an amount equal to all consideration received by the Company or such Restricted Subsidiary in such transaction, other than the theatre properties received pursuant to such exchange ("Other Consideration") for purposes of determining whether an Asset Disposition has occurred. If the Other Consideration is of an amount and character such that such transaction constituted an Asset Disposition, then the first paragraph of this "Limitation on Asset Sales" covenant shall be applicable to any Net Proceeds of such Other Consideration.

     Covenant with Respect to Cinemark International and its Subsidiaries. The Indenture provides that the Company shall cause Cinemark International and its Subsidiaries on a consolidated basis to be engaged principally in the acquisition, construction and operation of indoor motion picture theatres and other activities incidental thereto outside the United States and Canada.

     Consolidation or Merger. The Indenture provides that the Company shall not consolidate with or merge with or into or sell, assign or lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person (other than the Company or a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary), or permit any Person (other than a Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary) to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company and its Restricted Subsidiaries taken as a whole are transferred (the "surviving entity") shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect, and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing, (iii) unless the applicable transaction involves the merger of a Restricted Subsidiary of the Company into the Company, the Company or, in the case of a consolidation or merger in which the Company is not the continuing Person, the surviving entity, after giving pro forma effect to such transaction could incur $1.00 of additional Indebtedness (assuming a market rate of interest with respect to such additional Indebtedness) under the first paragraph under the "Limitation on Indebtedness" covenant, and (iv) unless the applicable transaction involves the merger of a Restricted Subsidiary of the Company into the Company, immediately after giving effect to such transaction, the Consolidated Net Worth of the Company, or, in the case of a consolidation or merger in which the Company is not the continuing Person, the surviving entity, shall be equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction.

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

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein; and thereafter, if the Company is dissolved following a transfer of all or substantially all of its assets in accordance with the Indenture, the Company shall be discharged and released from all obligations and covenants under the Indenture and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor Person and such discharge and release of the Company.

     Limitation on Restrictive Covenants. The Indenture provides that notwithstanding any other provision of the Indenture, the restrictive covenants set forth in the Indenture, including, without limitation, those described under "Limitation on Restricted payments," "Limitation on Indebtedness," "Limitation on Transactions with Affiliates" and "Limitation on Asset Sales," shall be deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants shall not result in a breach of
Section 4.8 of the indenture that governs the Series B Notes.

DEFAULTS AND REMEDIES

     Under the Indenture, an "Event of Default" occurs if one of the following shall have occurred and be continuing: (i) the Company defaults in the payment of (A) the principal of (or premium, if any, on) any Notes when the same becomes due and payable at maturity, by acceleration or otherwise, (B) the redemption price on any redemption date, or (C) the Change of Control Offer Price or the Net Proceeds Offer Price on the applicable Offer Purchase Date relating to such Offer; (ii) the Company defaults in the payment of interest on any Note when the same becomes due and payable, which default continues for a period of 30 calendar days; (iii) the Company or any Subsidiary of the Company fails to comply with any of its covenants or agreements in the Notes or the Indenture (other than those referred to in clauses (i) and (ii) above) and such failure continues for 45 calendar days after receipt by the Company of a Notice of Default specifying such Default; (iv) an event of default on any other Indebtedness for borrowed money of the Company or any of its Restricted Subsidiaries having an aggregate amount outstanding in excess of $5 million which default (A) is caused by a failure to pay when due (after giving effect to any grace periods) any principal, premium, if any, or interest on such Indebtedness or (B) has caused the holders thereof to declare such Indebtedness due and payable in advance of its scheduled maturity; (v) the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing its inability to pay its debts generally as they become due; (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding, (B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or for all or substantially all of its respective properties, or (C) orders the liquidation of the Company or any Significant Subsidiary of the Company; and in each case the order or decree remains unstayed and in effect for 60 calendar days; or (vii) final non-appealable judgments for the payment of money which in the aggregate exceed $5 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) shall be rendered against the Company or any Significant Subsidiary of the Company by a court and shall remain unstayed or undischarged for a period of 60 calendar days.

     A Default under clause (iii) of the immediately preceding paragraph is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default within the time specified in clause (iii) of the immediately preceding paragraph after receipt of such notice. If any Event of Default under clauses (i), (ii), (iii), (vi) or (vii) of the immediately preceding paragraph occurs and is continuing, then the Holders of at least 25% in aggregate principal amount of the Notes may declare principal of


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the Notes and accrued interest immediately due and payable. If any Event of
Default under clauses (v) or (vi) of the immediately preceding paragraph occurs, all principal and interest on the Notes will immediately become due and payable. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect any payment due, or to enforce the performance of any provision, under the Notes or the Indenture. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except under clauses (i) or (ii) of the immediately preceding paragraph) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee and to the Company, may rescind an acceleration (except an acceleration due to a default in payment of the principal of or interest on any of the Notes) upon conditions provided in the Indenture. Except to enforce the right to receive payments of principal of, or premium and interest on, the Notes when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) the Holder has given to the Trustee written notice of a continuing Event of Default, (ii) Holders of at least 25% in aggregate principal amount of the Notes issued under the Indenture then outstanding have made a written request to the Trustee to pursue the remedy, (iii) such Holders have offered to provide the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee has not complied with the request within 60 calendar days after receipt of the request and the offer of indemnity, and
(v) during such 60-day period, the Holders of a majority in aggregate principal amount of the Notes then outstanding have not given the Trustee a direction which, in the opinion of the Trustee, is inconsistent with the request. The Holders of a majority in aggregate principal amount of the Notes then outstanding under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of another Holder or that involves the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. Any money collected by the Trustee in respect to the Notes shall be paid out first, to the Trustee for any amounts owed to it under the Indenture, second, to the Holders for amounts due and unpaid on the Notes, and finally, if there is any balance remaining, to the Company.

     Notwithstanding the foregoing, if an Event of Default specified in clause
(iv) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or
(ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

     Under the Indenture, an officer of the Company is required to certify to the Trustee in each fiscal quarter whether or not he knows of any Default or Event of Default that occurred during the prior fiscal quarter and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, the Company's independent certified public accountants are to provide a report, in connection with their audit examination, as to compliance by the Company with certain covenants as they relate to accounting matters.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial position and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request.


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

     The Company shall include an unaudited consolidating balance sheet and related statements of income and cash flows for the Company and its Subsidiaries, separately identifying the Restricted Group and the Unrestricted Group, in all reports containing the consolidated financial statements (which in the case of annual reports shall be audited) of the Company and its consolidated Subsidiaries which are required to be delivered by the Company to the Securityholders pursuant to the Indenture, including the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

PAYMENTS FOR CONSENT

     The Indenture prohibits the Company and any of its Subsidiaries from, directly or indirectly, paying or causing to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Indenture will be discharged and cancelled upon the delivery by the Company to the Trustee for cancellation of all the Notes or upon irrevocable deposit with the Trustee, within not more than one year prior to the maturity of the Notes, or when the Notes are to be called for redemption within one year under arrangements satisfactory to the Trustee, of funds sufficient for the payment or redemption of all the Notes. In addition, the Indenture will provide that the Company, subject to certain conditions specified below, may at any time (i) defease and be discharged from its obligations in respect of the Notes ("Legal Defeasance") (except for certain obligations to register the transfer, substitution or exchange of Notes, to replace stolen, lost or mutilated Notes and to maintain an office or agency and the rights, obligations and immunities of the Trustee) or (ii) defease and be discharged from its obligations with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment) described under "-- Defaults and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, the Company must irrevocably deposit, or caused to be deposited, with the Trustee (or another trustee satisfying the requirements of the Indenture), in trust for such purpose, (i) money in an amount, (ii) U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount, or (iii) a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes at maturity or upon redemption, together with all other amounts payable by the Company under the Indenture. Such Legal Defeasance or Covenant Defeasance will become effective 91 days after such deposit if and only if (i) no Default or Event of Default with respect to the Notes has occurred and is continuing immediately prior to the time of such deposit, (ii) no Default or Event of Default under clauses (v) and (vi) of the definition of the term "Event of Default" shall have occurred at any time in the period ending on the 91st day after the date of such deposit and shall be continuing on such 91st day, (iii) such defeasance does not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound (and, in furtherance of such condition, no Default or Event of Default shall result under the Indenture due to the incurrence of Indebtedness to fund such deposit and the entering into of customary documentation in connection therewith, even though such documentation may contain provisions that would otherwise give rise to a Default or Event of Default), and (iv) the Company has delivered to the Trustee (A)(1) in the case of Legal Defeasance, an Opinion of Counsel to the effect that (x) there has been published by the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the


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

same times as would have been the case if such Legal Defeasance had not occurred, or (2) in the case of Covenant Defeasance, an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and (B) an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to such defeasance have been complied with. Notwithstanding the foregoing, the Company's obligations to pay principal, premium, if any, and interest, if any, on the Notes shall continue until the Internal Revenue Service ruling or Opinion of Counsel referred to in clause (iv)(A) above is provided without regard to and without reliance upon such obligations continuing to be obligations of the Company.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, neither the Registrar nor the Company is required to transfer or exchange any Note for a period of 15 days before (i) a selection of Notes to be redeemed, (ii) an interest payment date, or (iii) the mailing of notice of a Net Proceeds Offer or a Change of Control Offer.

     The registered Holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, or interest on, the Notes,
(vii) waive a redemption payment with respect to any Note or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of the Indenture relating to subordination will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of the Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the


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

Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Cinemark USA, Inc., 7502 Greenville Avenue, Suite 800, Dallas, Texas 75231, Attention:
Jeffrey J. Stedman.

BOOK-ENTRY, DELIVERY AND FORM

         Series D Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Note"). The Global Note will be deposited on the date of the closing of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

         Notes that are issued as described below under "--Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants that have tendered Series C Notes with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect


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

to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in the Global Note must rely upon procedures of the Global Note Holder, and if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indenture. No beneficial owner of a beneficial interest in the Global Note will be able to transfer that interest except in accordance with the Global Note Holder's procedures in addition to those provided by the Indenture. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

         Certificated Securities. Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or, if at any time the Depositary ceases to be a "clearing agency" registered under the Exchange Act, or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

         Same Day Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to any Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Securities will also be settled in immediately available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS

         The Company and the Initial Purchaser entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agrees to use its best efforts to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act, with respect to the Series D Notes. The Series D Notes will be substantially identical to the Series C Notes, except that the Series D Notes will not contain terms with respect to transfer restrictions (other than as might be imposed by state securities laws) or provide for the payment of Liquidated Damages. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for an equal principal amount of Series D Notes. Interest on each Series D Note will accrue from the most recent interest payment date on which interest on the Series C Notes shall have been paid, or if no interest shall yet have been paid on the Series D Notes, from the date of original issuance of the Series C Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by a change in applicable law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Series D Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Series C Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Series C Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission within the period specified below. For purposes of the foregoing, "Transfer Restricted Securities" means each Series C Note until (i) the date on which such Series C Note has been exchanged by a person for a Series D Note in the Exchange Offer and entitled to be resold to the public by such person without complying with the prospectus delivery requirements of the Securities Act, (ii) following exchange by a broker-dealer in the Exchange Offer of a Note for a Series D Note, the date on which such Series D Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Series C Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iv) the date on which such Series C Note may be distributed to the public pursuant to Rule 144 under the Securities Act, or (v) the date such Series C Note ceases to be outstanding.

         Under current Commission staff interpretations, the Series D Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, provided that broker-dealers ("Participating Broker-Dealers") receiving Series D Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Series D Notes. The Commission staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirement with respect to the Series D Notes (other than a resale of an unsold original allotment from the original sale of the Series C Notes) with the prospectus contained in the Exchange Offer Registration Statement. However, any purchaser of Series C Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series D Notes (i) will not be able to rely on the interpretation by the staff of the Commission; (ii) will not be able to tender its Series C Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series C Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

         The Registration Rights Agreement provides that (i) the Company will use its best efforts to file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 90 days after the Closing Date,
(iii) unless the Exchange Offer would not be permissible by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue


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

on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Series D Notes in exchange for all Series C Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 120 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of three years after the Closing Date, subject to certain exceptions.

         If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that it itself immediately declared effective (each such event, a "Registration Default"), then the Company will be required to pay liquidated damages ("Liquidated Damages") to each Holder of Notes, accruing the date of each Registration Default, and continuing thereafter until such Registration Default has been cured or waived, at a rate equal to one-quarter of one percent (0.25%) per annum of the principal amount of the Series C Notes during the first 90-day period immediately following the occurrence of the first such Registration Default, which rate shall increase by an additional one-quarter of one percent (0.25%) per annum during each subsequent 90-day period, up to a maximum rate equal to two percent (2%) per annum.

         Holders of Series C Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer, including that (i) it is not an Affiliate of the Company, (ii) any Series D Notes to be received by it were acquired in the ordinary course of business, and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Series D Notes. Holders may also be required to make such representations as may be required to permit offers and sales of the Series C Notes under state securities laws. Each Holder of Series C Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences of holding and disposing of the Series D Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, real estate trusts, regulated investment companies, financial institutions, persons holding Notes as part of a hedging or conversion transaction or a straddle, individual retirement accounts and other tax deferred accounts, and foreign taxpayers), and does not discuss the consequences to a holder under state, local or foreign tax laws. Prospective investors are advised to consult their own tax advisors regarding the federal, state, local and other tax considerations of holding, converting and disposing of the Series D Notes.

STATED INTEREST AND LIQUIDATED DAMAGES

     The Series C Notes were not, and the Series D Notes will not be issued at an "original issue discount" for federal tax purposes. Accordingly, all interest payments on a Note will be includible in a holder's income in accordance with such holder's method of accounting for tax purposes. A cash basis holder will include interest in income when received (or when made available for receipt, if earlier). An accrual basis holder will generally include interest in income when all events necessary to establish the right to receive such interest have occurred.

     The Company is obligated to pay Liquidated Damages (in the form of additional interest on the Notes) to the holders of Notes under certain circumstances described under "Description of Notes--Exchange Offer; Registration Rights." Under the Treasury Regulations regarding contingent payment debt instruments, any payment subject to a remote or incidental contingency (i.e., there is a remote likelihood that the payment will be required or the potential amount of the payment is insignificant relative to the remaining payments on the debt instrument) is not considered a contingent payment and is ignored for purposes of computing original issue discount accruals. The Company intends to take the position that the Liquidated Damages payments are subject to either a remote or incidental contingency. Accordingly, a holder of a Note should be required to report any Liquidated Damages as interest income for federal income tax purposes in accordance with such holder's method of accounting.

EXCHANGE OFFER

     The exchange of Series C Notes for Series D Notes pursuant to the Exchange Offer should not constitute a taxable event for federal income tax purposes. Accordingly, such exchange should have no federal income tax consequences to holders of Series C Notes and the holding period of the Series D Notes will include the holding period of the Series C Notes and the basis of the Series D Notes will be the same as the basis of the Series C Notes immediately before the exchange.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement (including a redemption at the option of a holder upon a Change of Control) of a Series D Note, a holder of a Series D Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Series D Note (other than in respect of accrued and unpaid interest on the Series D Note)) which amounts are treated as ordinary interest income, and such holder's adjusted tax basis in the Series D Note. If a holder holds the Series D Note as a capital asset, such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "Market Discount" below), and will be long-term capital gain or loss if the Series D Note has been held for more than one year at the time of sale, exchange or retirement. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

MARKET DISCOUNT

     If a holder purchased a Series C Note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Market discount generally will accrue ratably during the period for the date of acquisition to the maturity date of the Note, unless the holder elects to accrue such discount on the basis of the constant interest method.

     A holder in whose hands a Series C Note is a market discount bond generally will be required to treat as ordinary income any gain recognized on the sale, exchange, redemption or other disposition (excluding involuntary conversion) of the Series C Note to the extent of accrued market discount. A holder of a Series C Note acquired at market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Series C Note until it is disposed of in a taxable transaction, unless, as described more fully in the next paragraph, the holder elects to include market discounts into income as it accrues.

     A holder of a Series C Note acquired at a market discount may elect to include market discount in income as it accrues, in which case the rule regarding deferral of interest deductions would not apply. This election would apply to all market discount bonds acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM

     If a holder purchases a Series C Note for an amount that exceeds its stated redemption price at maturity (including any excess arising upon original issue of a Note), such holder may elect to offset, against interest income on the Series C Note, the amount of such excess purchase price as "amortizable bond premium" (computed under a constant interest rate method) over the remaining term of the Series C Note, with corresponding adjustments to such holder's basis in the Series C Note. Amortizable bond premium on a Series C Note held by a holder that does not state such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Series C Note. This election would apply to all debt instruments held by such holder at the beginning of the first day of the first taxable year to which the election applies and to all debt instruments thereafter acquired. The election may be revoked only with the consent of the Internal Revenue Service.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to interest payments on the Notes and to the proceeds of the disposition of a Series D Note made to holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under backup withholding rules is allowable as a refund or as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Holders of Series D Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                    DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

SERIES B INDENTURE

     The Company is a party to an Indenture (the "Series B Indenture") dated August 15, 1996 with United States Trust Company of Texas, N.A. as trustee (the "Trustee"), governing the Company's Series B Notes. The Series B Indenture is substantially similar to the Indenture, and (unless the context requires otherwise) defined terms in the Series B Indenture have the same meanings ascribed to such terms in the Indenture. See "Description of Notes."

     The Series B Notes are not redeemable at the option of the Company prior to August 1, 2001. Thereafter, the Series B Notes will be redeemable, at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 calendar days' prior notice to each holder of Series B Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12 month period beginning on August 1 of the years indicated below:


         Year                      Percentage
         ----                      ----------
         2001...................... 104.813%
         2002...................... 102.406%
         2003 and thereafter.......     100%

     Notwithstanding the foregoing, on and prior to August 1, 1999, the Company may redeem up to 35% of the aggregate principal amount of the Series B Notes originally outstanding at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of one or more Equity Offerings of the Company or, if applicable, a Parent; provided that at least 65% of the aggregate principal amount of the Series B Notes originally issued remains outstanding immediately after the occurrence of such redemption (but such unredeemed Series B Notes may be redeemed pursuant to the optional redemption procedure described in the immediately preceding paragraph); and provided, further, that such notice of redemption shall be given not later than 30 days, and such redemption shall occur not later than 90 days, after the date of the closing of any such Equity Offering.

     Covenants and provisions contained in the Series B Indenture restrict, to substantially the same extent as set forth in the Indenture, among other things, the Company's or any Restricted Subsidiary's ability, with certain exceptions, (i) to make certain restricted payments, (ii) to make certain investments, (iii) to incur additional indebtedness unless certain financial tests are met, (iv) to create or incur any additional liens on any assets, (v) to encumber or restrict dividends or other payments to the Company, (vi) to issue preferred stock of a Restricted Subsidiary other than to the Company or to a Restricted Subsidiary, (vii) to enter into certain transactions with affiliates and (viii) to sell assets of the business.

     Events of default under the Series B Indenture are substantially similar to corresponding events of default in the Indenture and include (i) any failure of the Company to pay principal, or any sinking fund or redemption or repurchase payment, when due, or to pay interest when due, which failure to pay interest remains unremedied for 30 days after the due date, (ii) breach of certain other covenants and agreements in the Series B Indenture, (iii) a default under any other indebtedness of the Company or a Restricted Subsidiary in an amount exceeding $5 million, which default is either a payment default or which default has become the basis for the acceleration of such indebtedness,
(iv) certain acts of bankruptcy, insolvency or dissolution and (v) final judgments for payment of money which in the aggregate exceed $5 million rendered against the Company or any significant Subsidiary.

CREDIT FACILITY

         On December 12, 1996, the Company replaced its existing credit facility with a reducing revolving credit agreement (the "Credit Facility") through a group of banks for which Bank of America National Trust and Savings Association acts as administrative agent (the "Administrative Agent"). The Credit Facility provides for loans to the Company of up to $225 million in the aggregate. The Credit Facility is a reducing revolving credit facility; therefore, at the end of each quarter during the calendar years 2000, 2001, 2002 and 2003, the aggregate commitment shall automatically be reduced by $8,437,500, $11,250,000, $14,062,500 and $22,500,000
respectively. The Company is required to prepay all loans outstanding in excess of the aggregate commitment as reduced pursuant to the terms of the Credit Facility. Borrowings under the Credit Facility are secured by a pledge of a majority of the issued and outstanding capital stock of the Company.

     Pursuant to the terms of the Credit Facility, funds borrowed currently bear interest at a rate per annum equal to the Offshore Rate (as defined in the Credit Facility) or the Base Rate (as defined in the Credit Facility, as the case may be), plus the Applicable Amount (as defined in the Credit Facility). As of September 12, 1997, the effective interest rate was 6.7%.

     Covenants and provisions contained in the Credit Facility restrict, with certain exceptions, among other things, the Company's or any Restricted Subsidiary's ability (i) to create or incur any additional liens on any assets,
(ii) to sell assets of the business, (iii) to engage in mergers, consolidations or conveyances of all or substantially all of its assets, (iv) to make any loans to or other investments in other persons or entities, (v) to incur additional indebtedness, (vi) to enter into certain transactions with affiliates, (vii) to invest in margin stock, (viii) to enter into capital or operating leases, (ix) to declare or pay dividends or make certain other restricted payments, (x) to prepay certain indebtedness, including without limitation, the Series B Notes, (xi) to engage in a material line of business substantially different from the line of business currently conducted, (xii) to make significant changes in accounting treatment or reporting practices or change the Company's or any consolidated Restricted Subsidiary's fiscal year,
(xiii) to restrict the ability of any Restricted Subsidiary to make payments to the Company, or (xiv) to restrict the ability of the Company to create or assume a lien in favor of the Bank upon its property or assets. The Credit Facility also requires the Company to maintain specified financial ratios.

     Events of default under the Credit Facility include, among other things:
(i) any failure of the Company to pay principal thereunder when due, or to pay within two business days after the due date any interest or any other amount due, (ii) material inaccuracy of any representation or warranty given by the Company in the Credit Facility, (iii) breach of certain covenants and agreements in the Credit Facility by the Company, (iv) the continuance of a default by the Company in the performance of or compliance with specific terms or covenants in the Credit Facility for a period of three days or other terms or covenants in the Credit Facility or other loan documents for twenty days after notice thereof, (v) default by the Company or its Restricted Subsidiaries under any other indebtedness in the aggregate principal amount of $1 million,
(vi) a default under the Indenture, (vii) certain acts of bankruptcy, insolvency or dissolution, (viii) final judgments for payment of money aggregating $500,000 or more against the Company or certain of its Subsidiaries, (ix) certain other judgments against the Company or certain of its Subsidiaries, (x) certain defects or claimed defects in the liens securing the Credit Facility or in other documentation relating to the Credit Facility,
(xi) the occurrence of a Material Adverse Effect (as defined therein), and
(xii) certain changes of control.

CINEMARK MEXICO (USA), INC. INDENTURE

     On June 30, 1993, Cinemark Mexico entered into an Indenture among Cinemark de Mexico, as guarantor and U.S. Trust Company of New York, as trustee (the "Cinemark Mexico Indenture"), governing Cinemark Mexico's $20.4 million 12% Senior Subordinated Notes due 2003 (the "Series A Notes"). On March 28, 1994, Cinemark Mexico completed an exchange offer pursuant to which the holders of $20 million principal amount of Series A Notes received $20 million principal amount of 12% Series B Subordinated Notes (the "Series B Notes" which are registered under the Securities Act) in exchange for their Series A Notes. On May 6, 1994, Cinemark Mexico issued an additional $2 million of 12% Senior Subordinated Notes due 2003 (the "Series C Notes") which are also governed by the terms of the Cinemark Mexico Indenture. The Series A, Series B and Series C Notes are collectively referred to as the "Cinemark Mexico Notes." The Cinemark Mexico Notes bear interest at 12% per annum payable semi-annually on August 1 and February 1 of each year. Cinemark Mexico is required to make a sinking fund payment of $6,667,000 on each of August 1, 2001 and August 1, 2002, which amounts are to be utilized on such respective dates to retire a like face amount of the outstanding Series A, Series B and Series C Notes. The Cinemark Mexico Notes are general unsecured obligations of Cinemark Mexico but are guaranteed by Cinemark de Mexico. Additionally, the Cinemark Mexico Indenture permits Cinemark Mexico to incur senior debt of up to $10 million pursuant to credit facilities.

     In September 1996, Cinemark Mexico completed the Mexico Exchange Offer to restructure the outstanding Cinemark Mexico Notes and to issue New Mexico Notes in exchange for outstanding warrants to purchase common stock of Cinemark Mexico. As of September 30, 1996, Cinemark Mexico had outstanding (i) $22.4 million aggregate principal amount of Cinemark Mexico Notes and (ii) warrants to purchase 379,073 shares of common stock of Cinemark Mexico (the "Warrants"). On September 30, 1996, Cinemark Mexico completed the Mexico Exchange Offer pursuant to which Cinemark Mexico and the holders of all of the Cinemark Mexico Notes and Warrants exchanged all of the Cinemark Mexico Notes and 356,851 shares issuable under the Warrants for the New Mexico Notes. The form and terms of the New Mexico Notes are identical in all material respects to the Cinemark Mexico Notes except that interest on the New Mexico Notes may, on each interest payment date from February 1, 1997 through and including February 1, 2000, be paid at the option of Cinemark Mexico in cash or through the issuance of additional notes of the same series (the "Additional Notes"). If Cinemark Mexico elects to pay accrued interest in Additional Notes in lieu of cash, interest during the relevant interest period shall accrue at the rate of 13% per annum. Holders of Warrants to purchase 22,222 shares of Common Stock of Cinemark Mexico elected not to participate in the Exchange Offer. The purpose of the Mexico Exchange Offer was to exchange New Mexico Notes for all outstanding Cinemark Mexico Notes in order to improve Cinemark Mexico's and Cinemark de Mexico's financial and operating flexibility. Cinemark Mexico exercised its option to pay interest accrued on the New Mexico Notes through the issuance of Additional Notes for the interest period ended February 1, 1997 and for the interest period ended August 1, 1997.

     Covenants and certain other provisions contained in the Cinemark Mexico Indenture restrict, with certain exceptions, among other things, ability of Cinemark Mexico or its subsidiaries (i) to make certain restricted payments,
(ii) to make certain investments, (iii) to incur additional indebtedness, other than $10 million in senior debt pursuant to credit facilities, unless certain financial tests are met, (iv) to create or incur any additional liens on any assets, (v) to be engaged in activities other than the acquisition, construction and operation of indoor motion picture theatres in Mexico, (vi) to enter into certain transactions with affiliates and (vii) to enter into any transactions involving the merger of Cinemark Mexico or the sale of all or substantially all of its assets. The Cinemark Mexico Indenture also requires Cinemark Mexico to maintain specified financial ratios.

     Events of Default under the Cinemark Mexico Indenture include (i) any failure of Cinemark Mexico to pay principal when due or to pay interest when due, which failure remains unremedied for thirty days after the due date, (ii) breach by Cinemark Mexico of certain covenants and agreements in the Cinemark Mexico Indenture, (iii) the Cinemark de Mexico guaranty ceases to be in full force and effect or Cinemark de Mexico denies or disaffirms its obligations under the guaranty, (iv) a default under any other indebtedness of Cinemark Mexico in an amount exceeding $1 million, which indebtedness is accelerated,
(v) certain acts of bankruptcy, insolvency or dissolution and (vi) final judgments for payment of money against Cinemark Mexico or its subsidiaries which in the aggregate exceed $1 million.

     In connection with the Mexico Exchange Offer, Cinemark Mexico obtained the consent of the holders of the Cinemark Mexico Notes to amend the Cinemark Mexico Indenture. Cinemark Mexico executed that certain Third Supplemental Indenture dated September 30, 1996 which, among other things, (i) provided for the issuance of the New Mexico Notes and the Additional Notes and (ii) amended certain restrictions relating to financial ratios with which Cinemark Mexico must comply. The Cinemark Mexico Indenture requires Cinemark Mexico to maintain a Cash Flow Coverage Ratio (as defined in the Indenture) of 2 to 1 beginning after December 31, 1999. In connection with the Exchange Offer, Cinemark International also amended certain terms of the Mexico Senior Credit Facility. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation-- Liquidity and Capital Resources."

CINEMARK MEXICO SENIOR CREDIT FACILITY

     On December 4, 1995, Cinemark International and Cinemark Mexico entered into a Senior Secured Credit Facility (the "Mexico Senior Credit Facility"). The Mexico Senior Credit Facility provides for loans by Cinemark International to Cinemark Mexico of up to $10 million in the aggregate at an interest rate of 12% per annum. Any amounts borrowed by Cinemark Mexico under the Mexico Senior Credit Facility will be borrowed on a term loan basis. The loans will be payable as follows: (i) all accrued and unpaid interest shall be payable on the first anniversary of the initial loan and quarterly thereafter on January 15, April 15, July 15 and October 15 and (ii) on December 31, 2001, all unpaid principal, accrued but unpaid interest and fees on the loans shall be paid. Borrowing under the Mexico Senior Credit Facility is secured by a pledge of substantially all of the assets of Cinemark Mexico.

     Conditions and provisions in the Mexico Senior Credit Facility restrict, among other things, Cinemark Mexico and Cinemark de Mexico's ability, with certain exceptions, to (i) create, incur or assume indebtedness, (ii) create or incur any additional liens, (iii) engage in mergers, consolidations or acquisitions or convey all or substantially all of its assets, (iv) change the manager operating the theatres owned by Cinemark de Mexico under present management agreements or (v) make investments other than specified permitted investments. The Mexico Senior Credit Facility also requires Cinemark Mexico to maintain specified financial ratios.

     Events of default under the Mexico Senior Credit Facility include, among other things: (i) any failure of Cinemark Mexico or Cinemark de Mexico to pay principal when due or pay interest within five days after the due date, (ii) breach of certain covenants and agreements in the Mexico Senior Credit Facility, (iii) material inaccuracy of any representation or warranty given by Cinemark Mexico in the Mexico Senior Credit Facility, (iv) certain acts of bankruptcy, insolvency or dissolution, (v) default by Cinemark Mexico or Cinemark de Mexico on any other indebtedness, (vi) Cinemark International not having a valid first priority perfected security interest in the collateral,
(vii) change of control of Cinemark Mexico, (viii) judgments against Cinemark Mexico or Cinemark de Mexico which in the aggregate exceed $100,000 and (ix) default by Cinemark Mexico or Cinemark de Mexico under the Cinemark Mexico Indenture.

     The Mexico Senior Credit Facility permits Cinemark Mexico to relend any funds borrowed to Cinemark de Mexico to finance construction of uncompleted locations, the acquisition and installment of furniture, fixtures and equipment at such locations and for general corporate purposes and working capital. Funds borrowed by Cinemark de Mexico bear interest at the rate of 14.1% and are secured by a pledge of all of the assets of Cinemark de Mexico.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Series D Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series C Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series D Notes received in exchange for Series C Notes where such Series C Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of twelve months after the effective date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Series D Notes by broker-dealers. Series D Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series D Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series D Notes. Any broker-dealer that resells Series D Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Series D Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Series D Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of twelve months after the effective date of this Prospectus, the Company will promptly send additional copies of this Prospectus and any amendment to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed, in connection with the Exchange Offer, to indemnify the holders of Series C Notes against certain liabilities, including liabilities under the Securities Act.

     By acceptance of the Exchange offer, each broker-dealer that receives Series D Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Series D Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Series B Notes exchanged hereby will be passed upon for the Company by Michael D. Cavalier, General Counsel of the Company.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      CINEMARK USA, INC. AND SUBSIDIARIES

            INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                                                                                              Page
                                                                                                              ----

INDEPENDENT AUDITORS' REPORT ...........................................................................      F-3

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES:

Consolidated Balance Sheets, December 31, 1995 and 1996, and June 30, 1997 (Unaudited) .................      F-4

Consolidated Statements of Income for the Years Ended December 31, 1994, 1995 and 1996,
      and the Six Months Ended June 30, 1996 and 1997 (Unaudited) ......................................      F-6

Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1994,
      1995 and 1996, and the Six Months Ended June 30, 1997 (Unaudited) ................................      F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
      1996, and the Six Months Ended June 30, 1996 and 1997 (Unaudited) ................................      F-8

Notes to Consolidated Financial Statements .............................................................      F-9

SUPPLEMENTAL SCHEDULES REQUIRED BY THE INDENTURE

Schedule

      A    Consolidating Balance Sheet Information, December 31, 1996...................................      S-1

      B    Consolidating Statement of Operations Information for the Year Ended
           December 31, 1996............................................................................      S-2

      C    Consolidating Statement of Cash Flows Information for the Year Ended
           December 31, 1996............................................................................      S-3

      D    Consolidating Balance Sheet Information, June 30, 1997 (Unaudited)...........................      S-4

      E    Consolidating Statement of Operations Information for the Six Months Ended
           June 30, 1997 (Unaudited)....................................................................      S-5

      F    Consolidating Statement of Cash Flows Information for the Six Months Ended
           June 30, 1997 (Unaudited)....................................................................      S-6


                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cinemark USA, Inc.:

         We have audited the accompanying consolidated balance sheets of Cinemark USA, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cinemark USA, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

         At January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as discussed in Note 1.

         Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental schedules of certain consolidating information as of December 31, 1996 and for the year then ended, listed in the index on page F-1 are presented for the purpose of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies, and are not a required part of the basic consolidated financial statements. These schedules are the responsibility of the Company's management. Such schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.



DELOITTE & TOUCHE LLP

Dallas, Texas
March 10, 1997

                      CINEMARK USA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                                    December 31,
                                                             ---------------------------          June 30,
                                                                 1995           1996               1997
                                                             ------------   ------------       ------------
                                                                                                (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                 $ 13,649,724   $ 14,081,226       $ 10,751,236
   Temporary cash investments                                     275,126        301,408            308,408
   Inventories                                                  1,061,580      1,296,323          1,872,616
   Co-op advertising and other receivables (Notes 12)           4,095,819      8,631,462         12,512,222
   Prepaid expenses and other                                     145,660      2,638,991          2,392,544
                                                             ------------   ------------       ------------

      Total current assets                                     19,227,909     26,949,410         27,837,026

THEATER PROPERTIES AND EQUIPMENT (Note 5):
   Land                                                        14,335,343     39,734,644         39,203,414
   Buildings                                                   62,540,849    143,907,477        162,905,151
   Leasehold interests and improvements                        50,891,524     69,172,660         93,139,627
   Theater furniture and equipment                            125,172,486    166,596,341        186,347,780
   Theaters under construction                                 29,218,015     31,431,790         32,307,764
   Videocassette rental inventory                               5,383,873
                                                             ------------   ------------       ------------

   Total                                                      287,542,090    450,842,912        513,903,736

   Less accumulated depreciation and amortization              63,059,873     73,421,992         83,111,304
                                                             ------------   ------------       ------------

      Theater properties and equipment - net                  224,482,217    377,420,920        430,792,432



OTHER ASSETS:
   Certificates of deposit (Note 9)                             1,822,954      1,525,852          1,525,852
   Investments in and advances to affiliates (Note 12)          4,275,602      6,049,992         15,339,131
   Intangible assets - net (Note 3)                             7,718,292      5,417,049          4,996,923
   Deferred charges and other - net (Note 4)                   10,220,127     15,542,244         19,479,810
                                                             ------------   ------------       ------------

      Total other assets                                       24,036,975     28,535,137         41,341,716
                                                             ------------   ------------       ------------





TOTAL                                                        $267,747,101   $432,905,467       $499,971,174
                                                             ============   ============       ============



 See notes to consolidated financial statements.                    (Continued)

                      CINEMARK USA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                    December 31,
                                                           --------------------------------              June 30,
                                                                1995             1996                     1997
                                                           ---------------   --------------          --------------
                                                                                                       (Unaudited)

   Current portion of long-term liabilities (Note 5)       $     377,737        $   1,002,313        $   1,012,228
   Accounts payable                                           14,213,239           24,831,236            8,280,141
   Accrued film rentals                                        6,463,548            9,753,208           12,029,416
   Accrued interest                                            2,826,262            8,267,591            9,848,061
   Accrued payrolls                                            2,139,721            3,094,472            3,603,825
   Accrued property taxes and other liabilities               10,522,260           13,022,916           19,707,995
   Notes payable to related parties (Note 6)                   2,051,642                   --                   --
   Income taxes payable (Note 10)                              1,648,629                   --                   --
                                                           -------------        -------------        -------------

      Total current liabilities                               40,243,038           59,971,736           54,481,666

LONG-TERM LIABILITIES:
   Long-term debt, less current portion (Note 5)             196,139,904          296,553,642          361,585,988
   Deferred lease expenses (Note 9)                            9,811,038           11,580,629           12,335,172
   Theater development advance, less current portion           1,125,703              769,657              446,238
   Deferred income taxes (Note 10)                             4,296,211            5,926,609            7,127,172
                                                           -------------        -------------        -------------

      Total long-term liabilities                            211,372,856          314,830,537          381,494,570

COMMITMENTS AND CONTINGENCIES (Note 9)

MINORITY INTERESTS IN SUBSIDIARIES (Note 8):
   Common shareholders' equity                                 1,362,033              539,853            1,264,092
   Common stock warrants with mandatory redemption
    requirements                                               3,424,132              200,729              200,729

SHAREHOLDERS' EQUITY:
   Class A common stock, $.01 par value; 10,000,000 shares
     authorized, 3,000, 1,500 and 1,500 shares issued and
     outstanding, at December 31, 1995 and 1996 and                   30                   15                   15
     June 30, 1997, respectively
   Class B common stock, no par value; 1,000,000 shares
     authorized, 205,570, 233,176 and 233,913 shares          10,967,419           49,536,710           49,537,447
       issued, at December 31, 1995 and 1996 and June 30,
         1997, respectively
   Additional paid-in capital                                  6,604,037            9,182,880           10,256,177
   Unearned compensation - stock options                      (2,848,738)          (2,434,717)          (2,427,578)
   Retained earnings                                          27,161,692           32,391,591           40,525,092
   Treasury stock,54,791, 54,965 and 57,211 Class B
      shares at cost, at December 31, 1995 and 1996 and
         June 30, 1997 respectively                          (20,000,000)         (20,184,416)         (24,198,890)
   Cumulative foreign currency translation adjustment        (10,539,398)         (11,129,451)         (11,162,146)
                                                           -------------        -------------        -------------

      Total shareholders' equity                              11,345,042           57,362,612           62,530,117
                                                           -------------        -------------        -------------


TOTAL                                                      $ 267,747,101        $ 432,905,467        $ 499,971,174
                                                           =============        =============        =============

See notes to consolidated financial statements.                    (Concluded)

                      CINEMARK USA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                                         Six Months Ended
                                                          Year Ended December 31,                             June 30,
                                             ----------------------------------------------   -----------------------------------
                                                  1994            1995             1996               1996               1997
                                             ----------------------------------------------   -----------------------------------
REVENUES:                                                                                                   (Unaudited)

   Admissions                                $ 174,470,503   $ 183,100,626    $ 211,581,569      $  97,408,274      $ 129,483,037
   Concessions                                  95,159,610     102,077,542      116,943,658         53,506,210         71,127,941
   Other (Note 11)                              13,446,676      13,380,589       13,205,703          7,389,162          5,162,212
                                             ----------------------------------------------      --------------------------------

           Total                               283,076,789     298,558,757      341,730,930        158,303,646        205,773,190

COSTS AND EXPENSES:
   Cost of operations (Note 11)
     Film rentals                               83,978,465      88,978,423      104,156,508         46,915,669         63,928,263
     Concession supplies                        17,562,650      17,277,411       18,431,926          9,023,970         10,184,728
     Salaries and wages                         39,548,147      40,653,338       46,868,814         21,263,603         26,883,216
     Facility leases                            29,599,702      30,873,208       34,406,046         15,943,730         18,402,135
     Advertising                                 7,189,436       7,623,475        8,500,631          4,172,706          5,163,808
     Utilities and other                        40,869,506      42,312,878       49,774,114         22,960,389         28,833,964
                                             ----------------------------------------------      --------------------------------

           Total cost of operations            218,747,906     227,718,733      262,138,039        120,280,067        153,396,114

     General and administrative expenses        17,094,964      19,554,615       23,486,530         11,399,523         13,267,302
     Depreciation and amortization              15,121,120      15,924,794       21,798,673          8,671,525         10,281,827
                                             ----------------------------------------------      --------------------------------

           Total                               250,963,990     263,198,142      307,423,242        140,351,115        176,945,243
                                             ----------------------------------------------      --------------------------------

OPERATING INCOME                                32,112,799      35,360,615       34,307,688         17,952,531         28,827,947

OTHER INCOME (EXPENSE):
   Interest expense (Note 11)                  (18,133,438)    (18,549,833)     (19,551,655)        (9,351,787)       (14,381,692)
   Amortization of debt issue cost and
     bond discount                                (783,515)       (824,014)        (824,743)          (414,824)          (386,268)
   Interest Income (Note 11)                     1,415,026       1,779,339        1,393,441            307,799            504,231
   Other gains and losses                         (512,329)      4,796,727       11,130,996          3,647,372            (25,656)
   Equity in income of affiliates                    2,709         693,415          362,443            401,499            433,399
   Minority interests in (income) loss of
     subsidiaries                                  (27,306)            288          144,291             46,578             68,167
                                             ----------------------------------------------      --------------------------------


           Total                               (18,038,853)    (12,104,078)      (7,345,227)        (5,363,363)       (13,787,819)
                                             ----------------------------------------------      --------------------------------

INCOME BEFORE INCOME TAXES AND                  14,073,946      23,256,537       26,962,461         12,589,168         15,040,128
EXTRAORDINARY ITEMS

INCOME TAXES (Note 10)                           7,068,275      10,101,405       12,346,451          5,425,513          6,850,881
                                             ----------------------------------------------      --------------------------------

INCOME BEFORE EXTRAORDINARY ITEMS                7,005,671      13,155,132       14,616,010          7,163,655          8,189,247

EXTRAORDINARY ITEMS (Note 5):
   Losses on early extinguishments of
     debt, net of income tax benefit of
     $6,057,922, $273,834, and $42,054
     at December 31, 1996 and June 30,
     1996 and 1997, respectively                        --              --       (9,386,111)          (334,685)           (55,746)
                                             ----------------------------------------------      --------------------------------

NET INCOME                                   $   7,005,671   $  13,155,132    $   5,229,899      $   6,828,970      $   8,133,501
                                             ==============================================      ================================



EARNINGS PER SHARE:
   Before extraordinary item                 $       43.21   $       80.32    $       79.93      $       40.06      $       43.58
                                             ==============================================      ================================

   Net income                                $       43.21   $       80.32    $       28.60      $       38.19      $       43.28
                                             ==============================================      ================================

WEIGHTED AVERAGE COMMON AND
   COMMON EQUIVALENT SHARES
   OUTSTANDING                                     162,113         163,776          182,866            178,820            187,934
                                             ==============================================      ================================


See notes to consolidated financial statements.

              CINEMARK USA, INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                      Class A                               Class B
                                                    Common Stock                         Common Stock
                                            ----------------------------------------------------------------
                                                                                                                  Additional
                                              Shares            Amount              Shares         Amount          Paid-In
                                              Issued                                Issued                         Capital
                                            -----------      ------------           -------     ------------     ------------
BALANCE JANUARY 1, 1994                           3,000      $         30           205,570     $ 10,967,419     $  3,205,887

Net income                                           --                --                --               --               --
Unearned compensation from                           --                --                --               --               --
   stock options granted                             --                --                --               --        1,120,000
Amortization of unearned                             --                --                --               --               --
   compensation
Foreign currency translation                         --                --                --               --               --
   adjustment
                                                  ---------------------------------------------------------------------------

BALANCE DECEMBER 31, 1994                         3,000                30           205,570       10,967,419        4,325,887
Net income                                           --                --                --               --               --
Unearned compensation from                           --                --                --               --               --
   stock options granted                             --                --                --               --        2,278,150
Amortization of unearned
   compensation                                      --                --                --               --               --
Foreign currency translation
   adjustment                                        --                --                --               --               --
                                                  ---------------------------------------------------------------------------

BALANCE DECEMBER 31, 1995                         3,000                30           205,570       10,967,419        6,604,037

Net income                                           --                --                --               --               --

Common stock issuance                            (1,500)              (15)           25,393       38,567,078               --
Unearned compensation from
   stock options granted                             --                --                --               --        1,127,117
Unearned compensation from                           --                --                --               --               --
   stock options forfeited                           --                --                --               --         (216,282)
Amortization of unearned
   compensation                                      --                --                --               --               --
Stock options exercised,
    including tax benefit                            --                --             2,213            2,213          897,800
Net effect of exchange of
   Cinemark Mexico Sr. Notes
   and conversion of warrants
   to Sr. Notes, including tax benefit               --                --                --               --          770,208

Foreign currency translation
   adjustment                                        --                --                --               --               --
Purchase of treasury stock, 174
   Class B shares,at cost                            --                --                --               --               --
                                                  ---------------------------------------------------------------------------

BALANCE DECEMBER 31, 1996                         1,500                15           233,176       49,536,710        9,182,880
            (UNAUDITED)
Net income                                           --                --                --               --               --
Amortization of unearned
   compensation                                      --                --                --               --               --
Unearned compensation from
   stock options granted                             --                --                --               --          465,743
Stock options exercised,
   Including tax benefit                             --                --               737              737          607,554
Foreign currency translation
   adjustment                                        --                --                --               --               --
Purchase of treasury stock, 737                      --                --                --
   Class B shares,at cost                            --                --                --               --               --

BALANCE JUNE 30, 1997
                                                  ---------------------------------------------------------------------------
                                                  1,500      $         15           233,913     $ 49,537,447     $ 10,256,177
                                                  ===========================================================================

                                             Unearned                                            Cumulative
                                           Compensation        Retained         Treasury        Translation
                                           Stock Options       Earnings          Stock           Adjustment           Total
                                           ------------      ------------     ------------      ------------      ------------
BALANCE JANUARY 1, 1994                    $ (1,877,691)     $  7,000,889     $(20,000,000)     $    (56,080)     $   (759,546)

Net income                                           --         7,005,671               --                --         7,005,671
Unearned compensation from                           --                --               --                --                --
   stock options granted                     (1,120,000)               --               --                --                --
Amortization of unearned                        836,081                --               --                --           836,081
   compensation
Foreign currency translation                         --                --               --        (4,349,900)       (4,349,900)
   adjustment
                                           -----------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1994                    (2,161,610)       14,006,560      (20,000,000)       (4,405,980)        2,732,306
Net income                                           --        13,155,132               --                --        13,155,132
Unearned compensation from                           --                --               --                --                --
   stock options granted                     (2,278,150)               --               --                --                --
Amortization of unearned
   compensation                               1,591,022                --               --                --         1,591,022
Foreign currency translation
   adjustment                                        --                --               --        (6,133,418)       (6,133,418)

                                           -----------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1995                    (2,848,738)       27,161,692      (20,000,000)      (10,539,398)       11,345,042

Net income                                           --         5,229,899               --                --         5,229,899

Common stock issuance                                --                --               --                --        38,567,063
Unearned compensation from
   stock options granted                     (1,127,117)               --               --                --                --
Unearned compensation from                           --                --               --                --                --
   stock options forfeited                      151,810                --               --                --           (64,472)
Amortization of unearned
   compensation                               1,389,328                --               --                --         1,389,328
Stock options exercised,
    including tax benefit                            --                --               --                --           900,013
Net effect of exchange of
   Cinemark Mexico Sr. Notes
   and conversion of warrants
   to Sr. Notes, including tax benefit               --                --               --                --           700,208

Foreign currency translation
   adjustment                                        --                --               --          (590,053)         (590,053)
Purchase of treasury stock, 174
   Class B shares,at cost                            --                --         (184,416)               --          (184,416)
                                           -----------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1996                    (2,434,717)       32,391,591      (20,184,416)      (11,129,451)       57,362,612
            (UNAUDITED)
Net income                                           --         8,133,501               --                --         8,133,501
Amortization of unearned
   compensation                                 472,882                --               --                --           472,882
Unearned compensation from
   stock options granted                       (465,743)               --               --                --                --
Stock options exercised,
   Including tax benefit                             --                --               --                --           608,291
Foreign currency translation
   adjustment                                        --                --               --           (32,695)          (32,695)
Purchase of treasury stock, 737
   Class B shares,at cost                            --                --       (4,014,474)               --        (4,014,474)
                                           -----------------------------------------------------------------------------------
BALANCE JUNE 30, 1997
                                           $ (2,427,578)     $ 40,525,092     $(24,198,890)     $(11,162,146)     $ 62,530,117
                                           ====================================================================================


See notes to consolidated financial statements.

                      CINEMARK USA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                                   Year Ended December 31,
                                                                      -------------------------------------------------
                                                                          1994              1995               1996
                                                                      ------------      ------------      -------------
OPERATING ACTIVITIES:
  Net Income                                                          $  7,005,671      $ 13,155,132      $   5,229,899
  Loss on early extinguishment of debt                                          --                --         15,444,033
  Noncash items in net income :
     Depreciation                                                       10,860,816        12,716,099         18,633,707
     Amortization - intangibles and other assets                         4,900,756         3,868,241          3,819,462
     Deferred lease expenses                                             1,366,135         1,051,774          2,199,854
     Amortization of prepaid leases                                             --                --                 --
     Deferred income tax expense                                         1,514,177         1,213,034          1,630,398
     Debt issued for accrued interest                                      314,756           184,134          2,006,371
     Amortization of debt discount                                         143,063           164,468            170,247
     Amortized compensation - stock options                                836,081         1,591,022          1,324,856
     Other  gains and losses                                               301,915        (5,196,922)        (7,760,774)
     Equity in income of affiliates                                         (2,709)         (693,415)          (362,443)
     Minority interest in income (loss) of subsidiaries                     27,306              (288)          (144,291)

  Cash from (used for) operating working capital:
     Inventories                                                           (16,831)         (176,881)          (234,743)
     Co-op advertising and other receivables                              (771,681)       (1,000,649)        (3,902,355)
     Prepaid expenses and other                                         (1,007,532)        1,356,167         (2,493,331)
     Accounts payable                                                    3,289,736         5,111,906         12,111,884
     Accrued liabilities                                                 3,677,829         1,451,003         12,729,888
     Income taxes payable                                                  225,205         1,295,074         (1,648,629)
                                                                      ------------      ------------      -------------

      Net cash from operating activities                                32,664,693        36,089,899         58,754,033

INVESTING ACTIVITIES:
   Additions to theater properties and equipment                       (53,862,918)      (89,287,667)      (177,953,281)
   Sale of theater properties and equipment                                 10,500         8,022,500            206,537
   Proceeds from 2 Day Video Inc. sale                                          --                --          9,439,466
   Proceeds from affiliate sale                                                 --           800,000            781,300
   Decrease (increase) in certificates of deposit                          797,933          (323,034)           297,102
   Decrease (increase) in temporary cash investments                    (3,981,970)        4,207,280            (26,282)
   Decrease (increase) in investments in and advances to affiliates     (3,914,574)         (828,065)        (1,715,364)
   Decrease (increase) in other assets                                  (1,924,649)       (2,859,127)        (8,452,094)
                                                                      ------------      ------------      -------------

      Net cash used for investing activities                           (62,875,678)      (80,268,113)      (177,422,616)

FINANCING ACTIVITIES:
   Issuance of Senior Subordinated Notes                                        --                --        199,106,000
   Retirement of Senior Notes                                                   --                --       (123,370,000)
   Repurchase premium on retired Senior Notes                                   --                --        (12,371,954)
   Increase in long-term debt                                           15,890,000        46,000,000         97,510,000
   Reductions of long-term debt                                           (233,184)      (15,025,359)       (77,530,536)
   Payment on notes payable to related parties                          (2,061,556)               --         (2,086,513)
   Decrease in theater development advance                                (321,858)         (370,808)          (356,046)
   Minority investment in subsidiaries, net                                     --           102,625           (677,889)
   Purchase of Treasury Stock                                                   --                --                 --
   Net proceeds from common stock issuance                                      --                --         38,567,063
   Common stock issued for options exercised                                    --                --            900,013
   Issuance of subsidiary common stock warrants                                 --         1,324,132                 --
                                                                      ------------      ------------      -------------

      Net cash from financing activities                                13,273,402        32,030,590        119,690,138

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                                   (441,887)         (776,726)          (590,053)
                                                                      ------------      ------------      -------------

INCREASE (DECREASE) IN CASH AND CASH                                   (17,379,470)      (12,924,350)           431,502
EQUIVALENTS

CASH AND CASH EQUIVALENTS:
   Beginning of period                                                  43,953,544        26,574,074         13,649,724
                                                                      ------------      ------------      -------------

   End of period                                                      $ 26,574,074      $ 13,649,724      $  14,081,226
                                                                      ============      ============      =============

                                                                             Six Months Ended
                                                                                 June 30,
                                                                      ------------------------------
                                                                          1996              1997
                                                                      ------------      ------------
                                                                               (Unaudited)
OPERATING ACTIVITIES:
  Net Income                                                          $  6,828,970      $  8,133,501
  Loss on early extinguishment of debt                                     608,519                --
  Noncash items in net income :
     Depreciation                                                        7,164,166         9,793,689
     Amortization - intangibles and other assets                         1,831,059           837,156
     Deferred lease expenses                                               702,915           754,543
     Amortization of prepaid leases                                             --           234,614
     Deferred income tax expense                                           669,152         1,200,563
     Debt issued for accrued interest                                       34,871         1,110,400
     Amortization of debt discount                                          91,124            37,250
     Amortized compensation - stock options                                622,958         1,080,436
     Other  gains and losses                                                    --                --
     Equity in income of affiliates                                       (401,499)         (433,399)
     Minority interest in income (loss) of subsidiaries                    (46,578)          (68,167)

  Cash from (used for) operating working capital:
     Inventories                                                          (377,476)         (576,293)
     Co-op advertising and other receivables                              (676,756)       (3,880,760)
     Prepaid expenses and other                                           (719,143)          246,447
     Accounts payable                                                    4,358,158       (16,551,095)
     Accrued liabilities                                                 3,420,703        11,051,416
     Income taxes payable                                               (1,648,629)               --
                                                                      ------------      ------------

      Net cash from operating activities                                22,462,514        12,970,301

INVESTING ACTIVITIES:
   Additions to theater properties and equipment                       (70,245,126)      (63,167,173)
   Sale of theater properties and equipment                                     --                --
   Proceeds from 2 Day Video Inc. sale                                          --                --
   Proceeds from affiliate sale                                                 --                --
   Decrease (increase) in certificates of deposit                               --                --
   Decrease (increase) in temporary cash investments                        (6,900)           (7,000)
   Decrease (increase) in investments in and advances to affiliate        (181,054)       (8,855,740)
   Decrease (increase) in other assets                                  (2,164,612)       (4,589,210)
                                                                      ------------      ------------

      Net cash used for investing activities                           (72,597,692)      (76,619,123)

FINANCING ACTIVITIES:
   Issuance of Senior Subordinated Notes                                        --        77,250,000
   Retirement of Senior Notes                                                   --        (1,630,000)
   Repurchase premium on retired Senior Notes                                   --                --
   Increase in long-term debt                                           43,500,000        65,365,000
   Reductions of long-term debt                                        (37,013,558)      (77,016,048)
   Payment on notes payable to related parties                          (2,086,513)               --
   Decrease in theater development advance                                (356,046)         (396,095)
   Minority investment in subsidiaries, net                                     --           792,407
   Purchase of Treasury Stock                                                   --        (4,013,737)
   Net proceeds from common stock issuance                              38,562,509                --
   Common stock issued for options exercised                               636,106                --
   Issuance of subsidiary common stock warrants                                 --                --
                                                                      ------------      ------------

      Net cash from financing activities                                43,242,498        60,351,527

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                                     83,220           (32,695)
                                                                      ------------      ------------

INCREASE (DECREASE) IN CASH AND CASH                                    (6,809,460)       (3,329,990)
EQUIVALENTS

CASH AND CASH EQUIVALENTS:
   Beginning of period                                                  13,649,724        14,081,226
                                                                      ------------      ------------

   End of period                                                      $  6,840,264      $ 10,751,236
                                                                      ============      ============


SUPPLEMENTAL INFORMATION (Note 13):

See notes to consolidated financial statements.

                      CINEMARK USA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS - Cinemark USA, Inc. (the Company) and its subsidiaries own or lease and operate motion picture theatres in 29 states and in Mexico at December 31, 1996. The following summarizes theatre transactions during 1994, 1995 and 1996:

                                                                                   Theatres   Screens
                                                                                   --------   -------

          Active at January 1, 1994 ............................................      153       1,084
               Acquisitions ....................................................        2           9
               Openings ........................................................        7          82
          Closings/Sales .......................................................       (4)        (12)
                                                                                     ----------------
          Active at December 31, 1994 ..........................................      158       1,163
               Openings .......................................................        11         130
               Sales ...........................................................      (10)        (46)
                                                                                     ----------------
          Active at December 31, 1995 ..........................................      159       1,247
               Openings ........................................................       17         237
               Closings/Sales ..................................................       (7)        (31)
                                                                                     ----------------
          Active at December 31, 1996 ..........................................      169       1,453
                                                                                     ================

     At December 31, 1996, the Company also manages three theatres (37 screens) for Movie Theatre Investors, Ltd.; one theatre (17 screens) for Cinemark Partners II; and two theatres (24 screens) for Cinemark Theatres Alberta, Inc., a Canadian corporation, all related parties (Notes 11 and 12).

     CONSOLIDATED FINANCIAL STATEMENTS include the accounts of Cinemark USA, Inc. and its wholly owned subsidiaries, which include Cinemark International, Inc. (f/k/a Cinemark II, Inc.) and ENT Holdings, Inc. Cinemark International, Inc. ("Cinemark International") owns 97.1% of Cinemark Mexico (USA), Inc. (Cinemark Mexico), which owns 99.9% of Cinemark de Mexico S.A. de C.V. (Cinemark de Mexico), a Mexican corporation. Cinemark de Mexico includes the operations of Cinemark del Norte S.A. de C.V. and Servicio Cinemark S.A. de C.V. Cinemark International owns 100% of Cinemark Empreendimentos e Participacoes, LTDA, a Brazilian corporation, whose subsidiary will operate in Brazil beginning in 1997. Cinemark International also owns 50% interests in affiliates operating in Chile, Canada, Argentina and Peru and a 60% interest in an affiliate operating in Ecuador. ENT Holdings, Inc. ("ENT") owns 100% of Funtime Entertainment, Inc. The consolidated financial statements also include 2 Day Video, Inc. (2 Day) and subsidiary, a video rental "superstore" chain through the date of its sale in October 1996, Entertainment Amusements, Inc., a 50%-owned holding company whose subsidiary provides video game machines to many of the Company's theatres, and a 50% interest in Brainerd, Ltd, a theatre joint venture. Majority-owned companies are consolidated; 50% owned companies and minority investments are accounted for under the equity method (Note 12). The results of all of these subsidiaries and affiliates are included in the financial statements effective with their formation or from their dates of acquisition. Significant intercompany balances and transactions are eliminated in the consolidation.

     BASIS OF PRESENTATION - In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates. The

                      CINEMARK USA, INC. AND SUBSIDIARIES
estimates most susceptible to significant change are those used in determining the valuation of certain accrued liabilities and the valuation of the investments in operations located in foreign countries. Although some variability is inherent in these estimates, management believes the amounts provided are adequate. The devaluation of the Mexican peso and the resultant economic uncertainties in Mexico create certain business risks for the Company's investment in Mexico.

     Beginning in 1997, generally accepted accounting principles require that the U.S. dollar be used as the functional currency of the Company's Mexican subsidiary for U.S. reporting purposes. As a result, fluctuations in the peso during 1997 affecting the Company's investment in Mexico will be charged to exchange gain or loss rather than to the cumulative adjustment account.

     INTERIM FINANCIAL STATEMENTS - The accompanying condensed consolidated financial statements have been prepared by the Company, without audit, according to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to state fairly the financial position and results of operations as of and for the periods indicated. Operating results for the interim periods are not necessarily indicative of the results to be achieved for the full year.

     REVENUES are recognized when admissions and concessions sales are received at the theatres. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licenses.

     CASH AND CASH EQUIVALENTS consist of operating funds held in financial institutions, petty cash held by the theatres and highly liquid investments with original maturities of three months or less when purchased.

     TEMPORARY CASH INVESTMENTS consist primarily of time deposits and government securities which are classified as available for sale and are stated at amortized cost which approximates market.

     INVENTORIES of concession products are stated at the lower of cost (first-in, first-out method) or market.

     THEATRE PROPERTIES AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Property additions include $1,745,721 and $3,928,454 of interest incurred during development and construction and capitalized in 1995 and 1996, respectively. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows: buildings - 18 to 40 years, theatre furniture and equipment - 5 to 15 years. Leasehold interests and improvements are amortized using the straight-line method over the lesser of the lease period or the estimated useful lives of the leasehold improvements. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 did not have a material effect on the Company's financial statements. During the third quarter of 1996 the Company determined that an impairment charge of $2,381,998 was required for certain theatres.

     INTANGIBLE ASSETS represent primarily the excess of cost over the fair values of the net assets of theatre businesses acquired, less accumulated amortization ($8,853,793 and $8,616,821 at December 31, 1995 and 1996,
respectively). For financial reporting purposes, these goodwill amounts are being amortized primarily over 10 to 20 years, which approximate the remaining lease terms of the businesses acquired.

     DEFERRED CHARGES AND OTHER ASSETS, as applicable, are amortized using the straight-line method over the primary financing terms ended June 2000 to August 2003 for debt issue costs and over the three to eight year terms of the noncompete agreements.

     DEFERRED INCOME TAXES are provided under the liability method for temporary differences between revenue and expenses that are recognized for tax return and financial reporting purposes.

     EARNINGS PER SHARE are computed using the weighted average number of shares of Class A common stock and common stock equivalents outstanding during each period, including, when applicable, the Class B common shares and options for Class B common shares (Note 7).

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", which will be effective for the Company for the quarter and annual period ended December 31, 1997. SFAS No. 128 requires expanded disclosure of earnings per share, including presentation of basic and diluted earnings per share computations for income from continuing operations. The Company's computations of primary and fully diluted earnings per share under APB Opinion No. 15 for the six months ended June 30, 1997 and 1996 approximate the computation of diluted earnings per share under SFAS No. 128.

                      CINEMARK USA, INC. AND SUBSIDIARIES

     FAIR VALUES OF FINANCIAL INSTRUMENTS are estimated by the Company using available market information and other valuation methodologies in accordance with Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts for specific groups of financial instruments are presented in Note 5. Values are based on available market quotes or estimates using a discounted cash flow approach based on the interest rates currently available for similar debt. The fair value of financial instruments for which estimated fair value amounts are not specifically presented are estimated to approximate the related recorded value.

     RECLASSIFICATIONS have been made to certain 1994 and 1995 amounts to conform to 1996 presentation.

2.   FOREIGN CURRENCY TRANSLATION

     The cumulative foreign currency translation adjustment in shareholders' equity of $10,539,398 and $11,129,451 at December 31, 1995 and 1996,
respectively, primarily relates to the unrealized adjustments resulting from translating the financial statements of Cinemark de Mexico. The functional currency of Cinemark de Mexico is the peso. Accordingly, assets and liabilities of Cinemark de Mexico are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at the average rates prevailing during the year. Changes in exchange rates which affect cash flows and the related payables are recognized as realized transaction gains and losses in the determination of net income. At December 31, 1996, the total assets of Cinemark de Mexico were $33,357,719. The Company's other consolidated foreign subsidiaries were in the development stage and had insignificant translation adjustments. In 1997, the Company will be required to utilize the U.S. dollar as the functional currency of Cinemark de Mexico for U.S. reporting purposes due to Mexico's highly inflationary economy. Thus devaluations in the peso during 1997 that will affect the Company's investment will be charged to exchange loss rather than to the cumulative adjustment account.

3.   ACQUISITIONS AND INVESTMENT ACTIVITY

     In September 1996, Cinemark Holdings Canada, Inc., a 100% subsidiary of Cinemark International and 50% owner of Cinemark Theatres Alberta, Inc., contributed an additional $400,000 to assist in funding the construction of an additional 12 screen theatre in Alberta, Canada. The other 50% owner of Cinemark Theatres Alberta, Inc.
contributed an equal amount.

     Cinemark International acquired an additional 2,661,450 shares of common stock of Cinemark Mexico for $10.0 million for a cumulative interest of 97.1% (96.5% on a fully diluted basis). Cinemark International sold its 50% partnership interest in Beaumont Cinema Ventures, Ltd., which operated two theatres in Texas, for $781,300, resulting in a gain of $547,750 in September 1996. Cinemark International also contributed funding of $1,200,000 to its 100% owned Brazilian subsidiary, $600,000 to its Argentine affiliate, and $100,000 to its Peruvian affiliate.

                      CINEMARK USA, INC. AND SUBSIDIARIES

     In May 1995, ENT sold its 50% ownership in Funtime International, Inc., an international pizza and video arcade restaurant developer, to the other shareholders of Funtime International, Inc. In connection with this sale, a $2,000,000 note and related interest due to ENT were canceled; a $500,000 note payable by ENT was canceled; and Funtime International, Inc. paid $800,000 cash and issued notes payable of $200,000 and $600,000 to ENT. Also in connection with the sale, ENT granted Funtime International, Inc. a 12-month option to purchase the assets of the Company's remaining Funtime Pizza restaurant and other related equipment for $400,000. As a result of this transaction, ENT incurred a loss of approximately $294,000. In May 1996, Funtime International exercised this option, issuing a note payable to ENT from Entertainment Technologies, Inc. (parent company of Funtime International) for $400,000; this resulted in a gain of $48,464 for ENT.

     In 1994 and 1995, the Company wrote off as amortization expense $1,507,217 and $323,249, respectively, of goodwill and $351,361 and $92,389, respectively, of noncompete agreements related to the closing of certain Funtime Pizza restaurants acquired in 1992. In October 1996, the Company invested $571,633 in Brainerd, Ltd., a limited partnership, which will own and operate a theatre.

     In August 1995, Cinemark Inversiones, Inc., a 100%-owned subsidiary of Cinemark International and 50% owner of Cinemark Chile, contributed an additional $500,000 to Cinemark Chile to fund theatre construction. The other 50% owner of Cinemark Chile contributed an equal amount.

     In October 1996, the Company sold its entire interest in 2 Day (Class A common stock) for cash of $9,439,466 and a receivable of $633,288, resulting in a gain of $7 million.

4.   DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets at December 31 consist of the following:


                                                                      1995           1996
                                                                   -----------    -----------

          Debt issue cost .......................................  $ 6,149,523    $ 9,741,136
          Noncompete agreements .................................      835,564        758,145
                                                                   -----------    -----------
                   Total ........................................    6,985,087     10,499,281
          Less accumulate amortization ..........................    2,662,939      3,345,867
                                                                   -----------    -----------
          Net ...................................................    4,322,148      7,153,414
          Equipment, lease and other deposits ...................    1,067,756      1,064,123
          Funtime International, Inc.:
             Note receivable, 10% interest, paid in 1996 ........      200,000
             $600,000 convertible note receivable - net, due ....      445,224        445,224
          Entertainment Technologies, Inc:
             Note receivable, 10% interest, due June 2000 .......                     358,269
          Construction advances and other .......................    4,184,999      6,521,214
                                                                   -----------    -----------
                   Total ........................................  $10,220,127    $15,542,244
                                                                   ===========    ===========

                      CINEMARK USA, INC. AND SUBSIDIARIES

   The $600,000 convertible note receivable from Funtime International, Inc., discounted to $445,224 for imputed interest, is non-interest-bearing through May 2000 and bears interest at 10% from June 2000 through its maturity date at May 2005. Funtime International, Inc. has granted ENT the option anytime after May 16, 2000, to convert the entire unpaid principal of this note receivable and any unpaid interest into a 15% interest in Funtime International, Inc. (Note 3).

5. LONG-TERM DEBT AND THEATRE DEVELOPMENT ADVANCE

   Long-term debt at December 31 consists of the following:

                                                    1995             1996           June 30,1997
                                                    ----             ----           ------------
                                                                                     (unaudited)

Senior Notes due 2002, discussed below .....     $125,000,000    $   1,630,000     $         --
Senior Subordinated Notes due 2008,
     discussed below .......................                       199,137,042      276,424,292
Senior Subordinated Notes of Cinemark
     Mexico due 2003, less unamortized
     discount of $2,015,751 at December 31,
     1995, discussed below..................       20,549,249       25,710,900       26,821,300
Revolving credit line of $225,000,000,
     discussed below........................       50,000,000       70,000,000       58,000,000
Other notes payable ........................          618,392          728,013          996,646
                                                 ----------------------------------------------
Total long-term debt .......................      196,167,641      297,205,955      362,242,238
Less current ...............................           27,737          652,313          656,250
                                                 ----------------------------------------------
Long-term debt, less current portion .......     $196,139,904     $296,553,642     $361,585,988
                                                 ==============================================

     SENIOR NOTES - In June 1992, the Company completed a public offering of $125,000,000 senior notes payable ("Senior Notes"). The Senior Notes bear interest at the rate of 12% per annum, payable semiannually on June 1 and December 1 of each year. In August 1996, the Company utilized proceeds from a $200 million issuance of Senior Subordinated Notes, due 2008, to repurchase $123,370,000 of the Senior Notes at a premium of $1,098.33 per $1,000.00 principal amount. This resulted in a net outstanding balance of $1,630,000 in Senior Notes at December 31, 1996. An extraordinary loss of $9.0 million, net of related tax benefit, was recognized in connection with the premium paid and the write-off of the unamortized debt issue costs ($2,463,560) associated with the repurchased Senior Notes (Notes 4). The remaining Senior Notes are redeemable at the option of the Company, in whole or in part, beginning June 1, 1997, ranging in redemption price from 106% in 1997 to 100% in 2000 and thereafter.

     SENIOR SUBORDINATED NOTES - In August 1996, the Company issued $200,000,000 of Senior Subordinated Notes due 2008 (the "Subordinated Notes"). The Subordinated Notes bear interest at the rate of 9-5/8% per annum, payable semi-annually on February 1 and August 1 of each year. The Subordinated Notes were issued at 99.553% of the principal face amount (a discount of $4.47 per $1,000 principal amount) for an aggregate

                      CINEMARK USA, INC. AND SUBSIDIARIES
discount of $894,000. The net proceeds to the Company from the issuance of the Subordinated Notes (net of discount, fees and expenses) were approximately $193.2 million. The Subordinated Notes require the Company to maintain a specified interest expense coverage ratio; restricts the payment of dividends, payment of subordinated debt prior to maturity and issuance of preferred stock and other indebtedness; and other restrictive covenants. The Subordinated Notes are redeemable at the option of the Company, beginning August 2001, ranging in redemption price from 104.8% in 2001 to 100% in 2003 and thereafter. Any outstanding Subordinated Note are due August 1, 2008.

     In June 1997, the Company issued $75 million of Senior Subordinated Notes due 2008 ("New Subordinated Notes"). The New Subordinated Notes are substantially identical in all material respects to the Subordinated Notes, including rate of interest. The New Subordinated Notes were issued at 103.0% of the principal face amount (a premium of $30.00 per $1,000 principal amount). (Unaudited)

     SENIOR SUBORDINATED NOTES, MEXICO - In 1993, Cinemark Mexico issued $20,400,000 of 12% Senior Subordinated Notes due 2003 (the "Mexican Subordinated Notes") with detachable warrants (the Warrants) (Note 8). Cinemark de Mexico guarantees the notes on a senior subordinated basis. The Mexican Subordinated Notes were issued at a discount of $102.94 per $1,000 note, totaling $2,100,000, and bear interest at 12% per annum payable semiannually on August 1 and February 1. In 1994, Cinemark Mexico issued an additional $2,000,000 of Mexican Subordinated Notes due 2003 with the terms governed by the indenture from the initial offering of Mexican Subordinated Notes. These notes were issued at a discount of $55 per $1,000 note, totaling $110,000, and bear interest at 12% per annum payable semiannually on August 1 and February 1.

     The entire $22,400,000 in Mexican Subordinated Notes and $1,971,500 of accrued interest were exchanged in September 1996 for new senior subordinated notes (the "New Mexican Notes"). The form and terms are identical in all material respects to the previous notes except that interest on the New Mexican Notes may be paid through the issuance of additional notes of the same series at the option of Cinemark Mexico through and including February 1, 2000. If the Company elects to pay accrued interest in the form of additional notes, interest will accrue at 13% during that period. In connection with the exchange, Warrants (Note 8) for 356,851 shares of common stock were exchanged for $1,339,400 in New Mexican Notes. As a result of the note exchange and retirement of the Warrants, a net benefit of $.8 million, including tax benefit, was credited to additional paid in capital.

     The indenture for the New Mexican Notes requires a sinking fund payment of $6,667,000 on each of August 1, 2001, and August 1, 2002; the amounts are to be utilized on such respective dates to retire a like face amount of the outstanding New Mexican Notes. The indenture governing the New Mexican Notes restricts the ability of Cinemark Mexico and Cinemark de Mexico to, among other things, pay dividends; make investments; incur additional indebtedness; redeem stock; use proceeds of asset disposals; create liens; engage in transactions with affiliates; and to merge, consolidate or sell all or substantially all the assets of the companies.

     REDUCING, REVOLVING CREDIT FACILITY - In December 1996, the Company amended its revolving credit line with a reducing, revolving credit facility (the "Credit Facility") with a group of banks. The Credit Facility provides for loans of up to $225,000,000 in the aggregate and bears interest at a defined floating rate, adjusted in accordance with certain financial ratios. The weighted average interest rate and current interest rate at December 31, 1996, was 6.75% and 6.53%, respectively.

                      CINEMARK USA, INC. AND SUBSIDIARIES

     The Credit Facility is a reducing revolving credit facility, with commitments automatically reduced each calendar quarter by $8,437,500, $11,250,000, $14,062,500 and $22,500,000 in calendar year 2000, 2001, 2002 and
2003, respectively. The Company is required to prepay all loans outstanding in excess of the aggregate commitment as reduced pursuant to the terms of the Credit Facility. Borrowings are secured by a pledge of a majority of the issued and outstanding capital stock of the Company, and the credit agreement requires that the Company maintains certain financial ratios; restricts the payment of dividends, payment of subordinated debt prior to maturity and issuance of preferred stock and other indebtedness; and other restrictive covenants. This credit facility amended a new revolving credit line of $175,000,000 that the Company had entered into on February 1996. The $175,000,000 credit facility replaced the Company's previous credit facility. An extraordinary loss of $.4 million, net of related tax benefit, was recognized in connection with the write-off of debt issue costs related to the Company's previous credit facility.

     Long-term debt at December 31, 1996, matures as follows: $652,313 in 1997; $6,126 in 1998; $5,895 in 1999; $3,477 in 2000; $6,670,880 in 2001; and
$289,867,264 thereafter.

     The estimated fair value of the Company's long-term debt of $296.6 million at December 31, 1996, was approximately $300.5 million. Such amounts do not include prepayment penalties which would be incurred upon the early extinguishment of certain debt issues.

     DEBT ISSUE COSTS - Debt issue costs of $6,149,523 and $9,741,136, net of accumulated amortization of $2,010,268 and $2,664,766, related to the Subordinated Notes, the New Mexican Notes and the Reducing, Revolving Credit Facility, are included in deferred charges at December 31, 1995 and 1996, respectively. The 1996 period includes an extraordinary loss recognized in connection with the writeoff of debt issue costs relating to the Company's prior bank line of credit and repurchase of Senior Notes.

     THEATRE DEVELOPMENT ADVANCE - The current portion of long-term liabilities also includes $350,000 at December 31, 1995 and 1996, for the estimated amount to be payable in the following year on a theatre development advance. The remaining long-term portion of this advance of $769,657 at December 31, 1996, will be repayable based on the future operations of a theatre opened in 1992.

6.  NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties at December 31 consist of the following:

                                                              1995           1996
                                                              ----           ----

Note payable to The Peble Corp. (a former shareholder,
  bearing interest at 8.5% ...........................     $1,041,147     $       --

Note payable to an officer and shareholder, bearing
       interest at 8.5% ..............................      1,010,495
                                                           ----------     ----------
                                                           $2,051,642     $       --
                                                           ==========     ==========

     In March 1996, the Company paid the note payable to The Peble Corp. and the note payable to an officer and shareholder.

                      CINEMARK USA, INC. AND SUBSIDIARIES

7.   CAPITAL STOCK

     COMMON AND PREFERRED STOCKS - Class A common shareholders have exclusive voting rights. Class B common shareholders have no voting rights except upon any proposed amendments to the articles of incorporation. However they may convert at their option to Class A common stock. In the event of any liquidation, the Class A and Class B shareholders will be entitled to their pro rata share of assets remaining after any preferred shareholders have received their preferential amounts based on their respective shares held.

     In February 1996, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which the Company issued to Cypress Merchant Banking Partners L.P. and Cypress Pictures Ltd. (collectively, "Cypress") an aggregate 23,893 shares of Class B Common Stock for an aggregate purchase price of $41.0 million. As part of the Purchase Agreement, existing shareholders sold an additional 58,655 of Class B Common Stock, including 1,500 shares of Class A Common stock that were exchanged for Class B Common Stock, to Cypress for a total purchase price of approximately $98.2 million. The closing of the issuance and sale of common stock of the Company to Cypress occurred in March 1996. The net proceeds from the issuance of stock by the Company were $38,567,063.

     In November 1996, the Company repurchased 174 shares and 267 shares, respectively, of Class B Common Stock as treasury stock.

     In April 1997, the Company repurchased an aggregate of 1,242 shares of Class B Common Stock issued to optionholders upon the exercise of stock in April 1996. The aggregate purchase price for such shares was $2,2224,729 (unaudited).

     At December 31, 1996, the Company has reserved Class A common stock in the amount of 178,211 shares for potential conversions of outstanding Class B common stock and 8,442 shares for potential conversions of Class B common stock issuable under the stock option plan. The Company has 1,000,000 shares of preferred stock, $1.00 par value, authorized with none issued or outstanding.

     STOCK OPTION PLAN - Under terms of the Company's stock option plan, nonquailifed options to purchase up to 10,685 shares of the Company's Class B common stock may be granted to key employees. At January 1, 1994, 7,608 options with an exercise price of $1.00 per share were outstanding.

     The total options granted in 1994, 1995 and 1996 were 896, 1,381 and 600 shares, respectively, of the Class B common stock at an exercise price of $1.00 per share. All options vest and are exercisable over a period of five years from the date of grant and expire ten years from date of grant. During 1996, 2213 vested options were exercised and an additional 430 options were forfeited, accounting for a reduction of 1996 compensation expense of $64,472. At December 31, 1996, 6,110 options were exercisable out of a total of 7,842 outstanding.

     INDEPENDENT DIRECTOR STOCK OPTIONS - In 1993, the Company granted the unaffiliated directors of the Company options to purchase up to an aggregate of 900 shares of the Company's Class B Common Stock at an exercise price of $833.34 per share (the "Director Options"). In 1995, the Company amended the Director

                     CINEMARK USA, INC. AND SUBSIDIARIES

Options to reduce the aggregate number of shares of Common Stock issuable pursuant to the Director Options from 900 to 600 shares and to reduce the exercise price of the Director Options from $833.34 per share to $1.00 per share. The options vest on June 1, 1997, subject to acceleration in certain circumstances. The options expire ten years from the date of grant. A director's options are forfeited if the director resigns or is removed from the Board of Directors of the Company. Compensation expense of $414,000 was immediately recognized upon this exchange, with unearned compensation expense of $276,000 to be recognized over the remaining vesting period of 15 months.

     The excess of the estimated fair market value of the stock at the dates of the grant over the exercise price of the options are accounted for as additional paid-in capital and as unearned compensation, which is amortized to operations over the vesting period. As a result of the above grants unearned compensation of $1,120,000, $2,278,150 and $1,127,117 was recorded in 1994,
1995 and 1996, respectively. Compensation expense under this stock option plan was $836,081, $1,591,022 and $1,324,856 in 1994, 1995 and 1996, respectively.

     The Company applies APB Opinion 25 and related interpretations in accounting for the Company's stock option plan and Cinemark Mexico's stock option plan, as described below. Had compensation costs for the Company's stock option plan been determined based on the fair value at the date of grant for awards under the plan consistent with the method of Statement of Financial Accounting Standards (SFAS) No. 123, utilizing the Black-Scholes option pricing model, the effect on income and earnings per share would not have changed from the amounts presented in the financial statements. The results are substantially the same pursuant to SFAS No. 123 as a result of the value of the underlying stock at the date of grant being significantly higher than the $1.00 per share exercise price of the options.

8.   MINORITY INTERESTS IN SUBSIDIARIES

     COMMON SHAREHOLDERS' EQUITY - Minority ownership interests in subsidiaries and affiliates of the Company are as follows at December 31:


                                                          1995           1996
                                                          ----           ----
Cinemark Mexico - 2.93% interest ...............     $   405,634      $  187,103
Laredo Theatres, Ltd. - 25% interest (owned by a
          relative of the majority shareholder)          574,448         362,176
2 Day Video - 16.9% interest (Note 3) ..........         381,951
Cinemark del Ecuador, S.A. - 40% interest ......                          (9,426)
                                                     -----------      ----------
                    Total ......................     $ 1,362,033      $  539,853
                                                     ===========      ==========

     COMMON STOCK WARRANTS - In connection with the issuance of the Subordinated Notes (Note 5), Cinemark Mexico issued Warrants for $2.1 million which were exercisable into 226,662 shares of Cinemark Mexico's common stock. In August 1995, Cinemark Mexico sold additional Warrants for $1,324,132 exercisable into 152,411 shares, which when aggregated with the previously purchased Warrants convert to 20% of the ownership on a fully diluted basis at December 31, 1995, of Cinemark Mexico's common stock. In September 1996, 356,851 Warrants were exchanged for $1,339,400 in New Mexican Notes resulting in a remaining balance of $200,729 for 22,222 Warrants outstanding (1% of fully diluted ownership) (Note 5). The remaining Warrants are exercisable at $.001 per share subject to the following terms and expire on August 1, 2003. At any time after January 31, 1998, Cinemark Mexico may redeem the Warrants in whole or in part at their

                     CINEMARK USA, INC. AND SUBSIDIARIES
appraised value. If the Warrants have not been redeemed by August 1, 1998, the Company must offer to purchase one-third of the Warrants on each of July 31, 1998, 1999, and 2000, utilizing the appraised value on such dates. At December 31, 1996, Cinemark Mexico has reserved 22,222 shares of common stock for the potential conversion of the Warrants.

     STOCK OPTION PLAN - Cinemark Mexico has a nonqualified stock option plan under which key employees may be granted options to purchase up to 100,000 shares of Cinemark Mexico's common stock. The exercise price and terms of the options are discretionary and determined when the options are granted. In 1994 and 1996, Cinemark Mexico granted options to purchase 16,704 and 7,500 shares of common stock, respectively, at an exercise price of $.10 per share to certain employees, resulting in unearned compensation of $183,292 and $28,180 in 1994 and 1996 respectively. In 1995, 12,528 of the options granted in 1994 were canceled. The outstanding options vest over a period of six years from the date of grant and expire ten years from the date of grant. At December 31, 1996, 835 options were exercisable.

9.   COMMITMENTS AND CONTINGENCIES

     LEASES - The Company conducts a significant part of its theatre operations in leased premises under noncancelable operating leases with terms of 5 to 30 years. In addition to the minimum annual lease payment, most of these leases provide for contingent rentals based on operating results and require the payment of taxes, insurance and other costs applicable to the property. Generally, these leases include renewal options for various periods at stipulated rates. Some leases also provide for escalating rent payments throughout the lease term. Deferred lease expenses of $9,811,038 and $11,580,629 at December 31, 1995 and 1996, respectively, have been provided to account for lease expenses on a straight-line basis, where lease payments are not made on such basis. Rent expense for the years ended December 31, 1994, 1995 and 1996, totaled $29,916,187, $31,273,367 and $34,841,041 respectively.

     Future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 1996, are due as follows:


1997 . . . . . . . . . . . . . . . . . . . .     $ 34,012,608
1998 . . . . . . . . . . . . . . . . . . . .       33,226,975
1999 . . . . . . . . . . . . . . . . . . . .       32,908,418
2000 . . . . . . . . . . . . . . . . . . . .       32,061,124
2001 . . . . . . . . . . . . . . . . . . . .       32,167,331
Thereafter . . . . . . . . . . . . . . . . .      338,542,424
                                                 ------------
Total . . . . . . . . . . . . . . . . . . .      $502,918,880
                                                 ============

     After December 31, 1996, the Company entered into other lease agreements that are contingent on the lessors' obtaining financing and completing construction of theatre facilities. Upon satisfaction of the contingency, the agreements will require future minimum lease payments over 15 to 25 years estimated to be $139 million for nine theatre facilities in the United States, three theatres in Mexico and four theatres in Brazil.

                     CINEMARK USA, INC. AND SUBSIDIARIES

     EMPLOYMENT AGREEMENTS - As of December 31, 1996, the Company has employment agreements with certain principal officers and a shareholder providing for total minimum future annual payments as follows:


1997 . . . . . . . . . . . . . . . . . . . .     $  469,061
1998 . . . . . . . . . . . . . . . . . . . .        515,967
1999 . . . . . . . . . . . . . . . . . . . .        567,564
2000 . . . . . . . . . . . . . . . . . . . .        624,320
2001 . . . . . . . . . . . . . . . . . . . .        686,752
                                                 ----------
Total . . . . . . . . . . . . . . . . . . .      $2,863,664
                                                 ==========

     These employment agreements terminate on the earlier of death, permanent disability or December 31, 2001.

     RETIREMENT SAVINGS PLAN - The Company has a 401(k) profit sharing plan for the benefit of all employees and makes discretionary contributions as determined annually by the Board of Directors. Contributions of $427,963, $415,121 and $613,213 were made in 1994, 1995 and 1996, respectively.

     LETTERS OF CREDIT AND COLLATERAL - At December 31, 1996, the Company has outstanding letters of credit of $1,525,852 in connection with property and liability insurance coverage and certain lease matters. Certificates of deposit of $1,525,852 are pledged as collateral on the letters of credit.

     LITIGATION SETTLEMENT - In April 1996, the Company entered into a settlement agreement regarding litigation on the development of a proposed theatre. The Company recognized a gain of $3,667,646 net of expenses, as a result of the settlement.

10.  INCOME TAXES

     Income tax expense includes a benefit from the extraordinary loss on early extinguishment of debt of $6,057,922 and consists of the following:


                                                    1994            1995          1996
                                                 -----------    ------------    ----------
Current:
   Federal - before utilization of credits ...   $ 5,543,239    $  8,927,814    $3,909,114
   Utilization of tax credits ................      (987,000)     (1,908,821)
   State .....................................       997,859       1,869,378       749,017
                                                 -----------    ------------    ----------
                    Total current expense ....     5,554,098       8,888,371     4,658,131

Deferred:
   Temporary differences .....................       787,177        (466,356)    1,630,398
   Reestablished from utilization of
         tax credits .........................       727,000       1,679,390
                                                 -----------    ------------    ----------
                    Total deferred expense ...     1,514,177       1,213,034     1,630,398
                                                 -----------    ------------    ----------
                    Income tax expense .......   $ 7,068,275    $ 10,101,405    $6,288,529
                                                 ===========    ============    ==========

                     CINEMARK USA, INC. AND SUBSIDIARIES

     A reconciliation between income tax expense and taxes computed by applying the applicable statutory federal income tax rate to income before income taxes follows:


                                                    1994            1995          1996
                                                ------------    ------------    ----------
Computed normal tax expense .................   $  4,925,882    $  8,139,788    $4,031,450
Goodwill amortization, not deductible
          for tax purposes ..................        934,044         361,647       363,044
State and local income taxes, net of federal
          income tax benefit ................        711,226       1,151,411       501,887
Foreign subsidiaries losses not utilized
          currently .........................        445,872         874,897       997,056
Benefit of net operating loss carryforwards
          utilized currently ................       (165,329)
Jobs tax credits ............................       (260,000)       (127,267)
Other - net .................................        476,580        (299,071)      395,092
                                                ------------    ------------    ----------
                                                $  7,068,275    $ 10,101,405    $6,288,529
                                                ============    ============    ==========


     The tax effects of significant temporary differences and carryforwards comprising the net long-term deferred income tax liability at December 31, 1995 and 1996, consist of the following:


                                                                       1995            1996
                                                                   ------------    ------------
 Deferred liabilities:
   Accelerated tax depreciation ................................   $ 11,293,935    $ 15,165,608
   Basis difference of assets acquired .........................        324,878         220,610
   Other .......................................................        944,740         473,371
                                                                   ------------    ------------
                    Total ......................................     12,563,553      15,859,589
Deferred assets:
   Deferred lease expense ......................................      3,799,182       4,404,794
   Section 263(a) inventory adjustment .........................        715,632       1,191,173
   Amortization of unearned compensation .......................      1,372,454       1,461,548
   Self-insurance accruals .....................................      1,118,393       1,233,432
   Asset Impairment loss .......................................                        737,578
   Original issue discount .....................................                        321,429
   Deferred gain on sale of interest rate swap .................        117,909
   Tax operating loss carryforward for foreign subsidiaries ....      1,320,769       2,317,825
   Valuation allowance - operating loss carryforward ...........     (1,320,769)     (2,317,825)
   Other expenses, not currently deductible for tax purposes ...      1,143,772         583,026
                                                                   ------------    ------------
                    Total ......................................      8,267,342       9,932,980
                                                                   ------------    ------------
   Net long-term deferred income tax liability .................   $  4,296,211    $  5,926,609
                                                                   ============    ============

                     CINEMARK USA, INC. AND SUBSIDIARIES

11.    OTHER RELATED PARTY TRANSACTIONS

   Transactions with related companies are included in the Company's financial statements as follows:

                                                                      1994         1995         1996
                                                                   ----------   ----------   ----------
Facility lease expense - theatre and equipment
          leases with shareholder affiliates ...................   $  347,917   $  306,937   $  306,238
Interest expense - The Peble Corp. (Note 6) ....................      118,094       83,989       17,457
Interest expense - an officer and shareholder
          of the Company (Note 6) ..............................      115,149       81,515       17,414
Video game machine income - a subsidiary
          of Entertainment Amusements, Inc.(Note 12) ...........    1,157,105    1,394,467    1,745,731
Management fees - Movie Theatre Investors, Ltd. (Note 12)
          for property and theatre management services .........      274,304      300,662      257,360
Management fees - Cinemark Theatres Alberta, Inc. (Note 12)
          for property and theatre management services .........       64,426       74,928       97,073
Management fees - Cinemark Partners II, Ltd. (Note 12)
          for property and theatre management services .........                   171,500       59,467
Rental revenue - theatre lease with shareholder affiliate ......                   200,000      250,000

     The majority shareholder and certain employees of the Company own a minority portion of both Cinemark Partners II, Ltd. and Movie Theatre Investors, Ltd.

     The Company leases a theatre facility to a relative of the Company's majority shareholder.


12.    INVESTMENTS IN AND ADVANCES TO AFFILIATES

     The Company has the following investments and advances to affiliates at December 31:

                                                               1995         1996
                                                            ----------   ----------
Cinemark Chile, S.A. - investment, at equity (Note 3) ...   $1,775,435   $2,225,518
Entertainment Amusements, Inc. - investment,
          at equity .....................................      831,381      521,926
Cinemark Theatres Alberta, Inc. - investment,
          at equity (Note 3) ............................    1,408,228    1,848,316
Brainerd, Ltd. - partnership interest (Note 3) ..........                   571,633
Cinemark Argentina, S.A. (Note 3) .......................                   606,144
Cinemark del Peru, S.A. (Note 3) ........................                   137,586
Movie Theatre Investors, Ltd. - partnership interest ....       55,869       55,869
Cinemark Partners II, Ltd - partnership interest ........       83,000       83,000
Other ...................................................      121,689
                                                            ----------   ----------
                    Total ...............................   $4,275,602   $6,049,992
                                                            ==========   ==========

                     CINEMARK USA, INC. AND SUBSIDIARIES

Other receivables at December 31 include amounts due from the following:

                                                          1995         1996
                                                        --------   ----------
A subsidiary of Entertainment Amusements, Inc. ......   $155,137   $  264,633
Movie Theatre Investors, Ltd. .......................    394,345    1,090,771
Cinemark Chile, S.A .................................     62,549       46,654
Cinemark Partners II, Ltd. ..........................    614,620      724,404
Related party rent receivable (Note 11) .............    199,967      449,940

13.    SUPPLEMENTAL CASH FLOW INFORMATION

     The following is provided as supplemental information to the consolidated statement of cash flows:


                                                                                               June 30,
                                                       1994          1995          1996          1997
                                                    -----------   -----------   -----------   -----------
                                                                                              (Unaudited)
Interest paid                                       $17,477,121   $19,864,594   $17,928,251   $12,945,289
                                                    ===========   ===========   ===========   ===========
Income taxes paid                                   $ 5,520,885   $ 7,195,765   $ 4,974,320   $ 4,889,984
                                                    ===========   ===========   ===========   ===========
Noncash investing and financing activities:
Note issued for stock of Funtime
   Entertainment, Inc.                              $   500,000
Canceled note payable and accrued interest
   due to former owners for Funtime
   Pizza (Notes 3 and 6)                                          $   552,192
Canceled investment, note receivable and
   accrued interest due from Funtime
   International, Inc. (Notes 3 and 4)                              2,291,837
Issued note receivable due from Funtime
   International, Inc. (Notes 3 and 4)                                445,224
Issued note receivable for sale of Funtime
   Pizza Two, Inc. stock and related assets                                     $   400,000
Issued receivable due from sale of
   2 Day Video, Inc. stock                                                          633,288
Issued note payable for purchase of treasury
   stock, less related taxes                                                        130,156
Retirement of Cinemark Mexico senior
   subordinated notes and issuance of new
   senior subordinated notes (Note 5)                                            22,400,000
Issuance of Cinemark Mexico senior
   subordinated notes for redemmed
   warrants (Notes 5 and 8)                                                       1,339,400
Net effect of exchange of Cinemark Mexico
   senior subordinated notes and coversion
   of warrants to senior subordinated notes
   on additional paid-in capital
   (Notes 5 and 8)                                                                  172,456

                     CINEMARK USA, INC. AND SUBSIDIARIES

14.  JAPANESE JOINT VENTURE

     In March 1997, Cinemark International invested $6.5 million into a joint venture with Shochiku Co., Ltd., a Japanese distributor, exhibitor and producer of movies ("Shochiku") and several other Japanese companies to develop state-of-the-art multiplex theatres in Japan. The joint venture will conduct its business through Shochiku Cinemark Theatres, which is 26.7% owned by Cinemark International, 26.7% owned by Shochiku, and 46.6% owned by a consortium of prominent Japanese companies. Shochiku Cinemark Theatres opened its first theatre (7 screens) in March 1997.

                      CINEMARK USA, INC. AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE A
                    CONSOLIDATING BALANCE SHEET INFORMATION
                               DECEMBER 31, 1996

                                     ASSETS


                                                              RESTRICTED      UNRESTRICTED
                                                             SUBSIDIARIES     SUBSIDIARIES    ELIMINATIONS     CONSOLIDATED
                                                             -------------    ------------    -------------    -------------
CURRENT ASSETS:
   Cash and cash equivalents .............................   $   3,056,375    $ 11,024,851    $        --      $  14,081,226
   Temporary cash investments ............................                         301,408                           301,408
   Inventories ...........................................       1,187,268         109,055                         1,296,323
   Other current assets ..................................      12,147,847       3,312,533       (4,189,927)      11,270,453
                                                             -------------    ------------    -------------    -------------
      Total current assets ...............................      16,391,490      14,747,847       (4,189,927)      26,949,410
THEATRE PROPERTIES AND
    EQUIPMENT -Net .......................................     350,549,600      26,871,320                       377,420,920
OTHER ASSETS:
   Certificates of deposit ...............................       1,525,852                                         1,525,852
   Investments in and advances to affiliates .............      14,838,634       4,817,563      (13,606,205)       6,049,992
   Intangible assets - net ...............................       7,732,399                       (2,315,350)       5,417,049
   Deferred charges and other - net ......................      11,767,041       3,775,203                        15,542,244
                                                             -------------    ------------    -------------    -------------
      Total other assets .................................      35,863,926       8,592,766      (15,921,555)      28,535,137
                                                             -------------    ------------    -------------    -------------
TOTAL ....................................................   $ 402,805,016    $ 50,211,933    ($ 20,111,482)   $ 432,905,467
                                                             =============    ============    =============    =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term liabilities ..............   $   1,002,313    $       --      $        --      $   1,002,313
   Accounts payable, accrued expenses and other
     current liabilities .................................      55,135,724       7,768,671       (3,934,972)      58,969,423
                                                             -------------    ------------    -------------    -------------
      Total current liabilities ..........................      56,138,037       7,768,671       (3,934,972)      59,971,736
LONG-TERM LIABILITIES:
   Long term debt, less current portion ..................     270,842,742      25,710,900                       296,553,642
   Deferred lease expenses ...............................      11,248,587         332,042                        11,580,629
   Theatre development advance ...........................         769,657                                           769,657
   Deferred income taxes .................................       6,081,205         100,359         (254,955)       5,926,609
                                                             -------------    ------------    -------------    -------------
      Total long-term liabilities ........................     288,942,191      26,143,301         (254,955)     314,830,537
MINORITY INTERESTS IN SUBSIDIARIES .......................         362,176         378,406                           740,582
SHAREHOLDERS' EQUITY:
   Common stock ..........................................      49,536,725           1,000           (1,000)      49,536,725
   Additional paid-in capital ............................       9,182,880      31,014,208      (31,014,208)       9,182,880
   Unearned compensation - stock options .................      (2,434,717)                                       (2,434,717)
   Retained earnings (deficit) ...........................      32,391,591      (3,937,978)       3,937,978       32,391,591
   Treasury stock ........................................     (20,184,416)                                      (20,184,416)
   Cumulative foreign currency translation adjustment ....     (11,129,451)    (11,155,675)      11,155,675      (11,129,451)
                                                             -------------    ------------    -------------    -------------
      Total shareholders' equity .........................      57,362,612      15,921,555      (15,921,555)      57,362,612
                                                             -------------    ------------    -------------    -------------
TOTAL ....................................................   $ 402,805,016    $ 50,211,933    ($ 20,111,482)   $ 432,905,467
                                                             =============    ============    =============    =============

Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

                       CINEMARK USA, INC. AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE B
               CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996


                                                 RESTRICTED      UNRESTRICTED
                                                SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                -------------    -------------    -------------    -------------
REVENUES ....................................   $ 320,132,158    $  22,376,485    $    (777,713)   $ 341,730,930
COSTS AND EXPENSES:
   Cost of operations .......................     243,847,698       18,290,341                       262,138,039
   General and administrative expenses ......      20,631,921        3,632,322         (777,713)      23,486,530
   Depreciation and amortization ............      20,185,109        1,750,432         (136,868)      21,798,673
                                                -------------    -------------    -------------    -------------
      Total .................................     284,664,728       23,673,095         (914,581)     307,423,242
                                                -------------    -------------    -------------    -------------
OPERATING INCOME (LOSS) .....................      35,467,430       (1,296,610)         136,868       34,307,688
OTHER INCOME (EXPENSE):
   Interest expense .........................     (16,570,723)      (2,980,932)                      (19,551,655)
   Amortization of debt issue cost and
       discount .............................        (583,270)        (241,473)                         (824,743)
   Equity in income (loss) of affiliates ....      (2,391,464)         599,228        2,154,679          362,443
   Other income, net ........................      10,942,743        1,581,694                        12,524,437
   Minority interests in subsidiaries .......         (83,666)         227,957                           144,291
                                                -------------    -------------    -------------    -------------
      Total .................................      (8,686,380)        (813,526)       2,154,679       (7,345,227)
                                                -------------    -------------    -------------    -------------
INCOME (LOSS) BEFORE INCOME
   TAXES AND EXTRAORDINARY ITEM .............      26,781,050       (2,110,136)       2,291,547       26,962,461

INCOME TAXES ................................      12,165,040          181,411                        12,346,451
                                                -------------    -------------    -------------    -------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS ....      14,616,010       (2,291,547)       2,291,547       14,616,010

EXTRAORDINARY ITEMS:
   Loss on early extinguishments of debt, net
      of income tax benefit of $6,057,922 ...      (9,386,111)                                        (9,386,111)
                                                -------------    -------------    -------------    -------------
NET INCOME (LOSS) ...........................   $   5,229,899    ($  2,291,547)   $   2,291,547    $   5,229,899
                                                =============    =============    =============    =============


Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

                       CINEMARK USA, INC. AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE C
               CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996


                                                               RESTRICTED       UNRESTRICTED
                                                               SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                              -------------    -------------    -------------    -------------
OPERATIONS:
Net income (loss) ........................................    $   5,229,899    $  (2,839,297)   $   2,839,297    $   5,229,899
Loss on early extinguishment of debt .....................       15,444,033                                         15,444,033
Noncash items in net income (loss):
   Depreciation ..........................................       16,887,679        1,746,028                        18,633,707
   Amortization ..........................................        3,849,658          106,672         (136,868)       3,819,462
   Deferred lease expenses ...............................        2,069,727          130,127                         2,199,854
   Deferred income tax expense ...........................        1,530,039          100,359                         1,630,398
   Debt issued for accrued interest ......................           34,871        1,971,500                         2,006,371
   Amortization of debt discount .........................           31,042          139,205                           170,247
   Amortized compensation - stock options ................        1,324,856                                          1,324,856
   Gain on sale of assets ................................       (7,527,224)        (233,550)                       (7,760,774)
   Equity in (income) loss of affiliates .................        3,076,082         (599,228)      (2,839,297)        (362,443)
   Minority interest .....................................           83,666         (227,957)                         (144,291)
Cash used for operating working capital ..................       14,037,692        3,163,176         (638,154)      16,562,714
                                                              -------------    -------------    -------------    -------------
      Net cash from operations ...........................       56,072,020        3,457,035         (775,022)      58,754,033
INVESTING ACTIVITIES:
   Additions to theatre properties and equipment .........     (167,788,339)     (10,164,942)                     (177,953,281)
   Sale of theater properties and equipment ..............          206,537                                            206,537
   Proceeds from 2 Day Video Inc. sale ...................        9,439,466                                          9,439,466
   Proceeds from affiliate sale ..........................                           781,300                           781,300
   Decrease in certificates of deposit ...................          297,102                                            297,102
   Increase  in temporary cash investments ...............                           (26,282)                          (26,282)
   Increase in investments in and advances to affiliate...      (10,802,381)        (912,983)      10,000,000       (1,715,364)
   Decrease (increase) in other assets ...................       (9,022,874)         433,912          136,868       (8,452,094)
                                                              -------------    -------------    -------------    -------------
      Net cash used for investing activities .............     (177,670,489)      (9,888,995)      10,136,868     (177,422,616)
FINANCING ACTIVITIES:
   Issuance of Senior Subordinated Notes .................      199,106,000                                        199,106,000
   Retirement of Senior Notes ............................     (123,370,000)                                      (123,370,000)
   Repurchase premium on retired Senior Notes ............      (12,371,954)                                       (12,371,954)
   Increase in long-term debt ............................       97,510,000                                         97,510,000
   Reductions of long-term debt ..........................      (77,530,536)                                       (77,530,536)
   Payment on notes payable to related parties ...........       (2,086,513)        (638,154)         638,154       (2,086,513)
   Decrease in theater developement advance ..............         (356,046)                                          (356,046)
   Minority investment in subsidiaries, net ..............         (677,889)                                          (677,889)
   Issuance of common stock to Cypress ...................       38,567,063                                         38,567,063
   Common stock issued for options exercised .............          900,013                                            900,013
   Cinemark USA investment in Cinemark
      International ......................................                        10,000,000      (10,000,000)
                                                              -------------    -------------    -------------    -------------
      Net cash from financing activities .................      119,690,138        9,361,846       (9,361,846)     119,690,138
FOREIGN CURRENCY TRANSLATION
     ADJUSTMENT ..........................................                          (590,053)                         (590,053)
                                                              -------------    -------------    -------------    -------------
INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS .........................................       (1,908,331)       2,339,833                           431,502
CASH AND CASH EQUIVALENTS:
   Beginning of period ...................................        4,964,706        8,685,018                        13,649,724
                                                              -------------    -------------    -------------    -------------
   End of period .........................................    $   3,056,375    $  11,024,851                     $  14,081,226
                                                              =============    =============    =============    =============


Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

                       CINEMARK USA, INC AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE D
                    CONSOLIDATING BALANCE SHEET INFORMATION
                                 JUNE 30, 1997
                 (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)

                                     ASSETS

                                                              RESTRICTED      UNRESTRICTED
                                                             SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS     CONSOLIDATED
                                                             -------------    -------------    -------------    -------------
CURRENT ASSETS:
   Cash and cash equivalents .............................   $   3,764,838    $   6,986,398    $        --      $  10,751,236
   Temporary cash investments ............................                          308,408                           308,408
   Inventories ...........................................       1,541,295          331,321                         1,872,616
   Tax and other receivables .............................      25,939,130        9,188,362      (20,222,726)      14,904,766
                                                             -------------    -------------    -------------    -------------
      Total current assets ...............................      31,245,263       16,814,489      (20,222,726)      27,837,026
THEATRE PROPERTIES AND
     EQUIPMENT - net .....................................     390,188,540       40,603,892                       430,792,432
OTHER ASSETS:
   Certificates of deposit ...............................       1,525,852                                          1,525,852
   Investments in and advances to affiliates .............      21,206,273       13,850,341      (19,717,483)      15,339,131
   Intangible assets - net ...............................       7,243,839                        (2,246,916)       4,996,923
   Deferred charges and other - net ......................      14,666,032        6,236,946       (1,423,168)      19,479,810
                                                             -------------    -------------    -------------    -------------
      Total other assets .................................      44,641,996       20,087,287      (23,387,567)      41,341,716
                                                             -------------    -------------    -------------    -------------
      TOTAL ..............................................   $ 466,075,799    $  77,505,668    ($ 43,610,293)   $ 499,971,174
                                                             =============    =============    =============    =============

                                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term liabilites ...............   $   1,012,228    $        --      $        --      $   1,012,228
   Accounts payable and accrued expenses .................      48,449,669       25,875,381      (20,855,612)      53,469,438
                                                             -------------    -------------    -------------    -------------
      Total current liabilities ..........................      49,461,897       25,875,381      (20,855,612)      54,481,666
LONG-TERM LIABILITIES:
   Long term debt, less current portion ..................     334,837,364       26,821,300                       361,658,664
   Deferred lease expenses ...............................      11,839,945          495,227                        12,335,172
   Theatre development advance and other .................         373,562                                            373,562
   Deferred income taxes .................................       6,654,302        1,263,042         (790,172)       7,127,172
                                                             -------------    -------------    -------------    -------------
      Total long-term liabilities ........................     353,705,173       28,579,569         (790,172)     381,494,570
MINORITY INTERESTS IN SUBSIDIARIES .......................         378,612        1,086,209                         1,464,821
SHAREHOLDERS' EQUITY:
   Common stock ..........................................      49,537,462            1,000           (1,000)      49,537,462
   Additional paid-in capital ............................      10,256,177       38,264,208      (38,264,208)      10,256,177
   Unearned compensation - stock options .................      (2,427,578)                                        (2,427,578)
   Retained earnings (deficit) ...........................      40,525,092       (5,113,344)       5,113,344       40,525,092
   Treasury stock ........................................     (24,198,890)                                       (24,198,890)
   Cumulative foreign currency translation adjustment ....     (11,162,146)     (11,187,355)      11,187,355      (11,162,146)
                                                             -------------    -------------    -------------    -------------
      Total shareholders' equity .........................      62,530,117       21,964,509      (21,964,509)      62,530,117
                                                             -------------    -------------    -------------    -------------
      TOTAL ..............................................   $ 466,075,799    $  77,505,668    ($ 43,610,293)   $ 499,971,174
                                                             =============    =============    =============    =============



Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

                       CINEMARK USA, INC AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE E
               CONSOLIDATING STATEMENT OF OPERATIONS INFORMATION
                         SIX MONTHS ENDED JUNE 30, 1997
                 (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)


                                                     RESTRICTED      UNRESTRICTED
                                                     SUBSIDIARIES    SUBSIDIARIES      ELIMINATIONS    CONSOLIDATED
                                                    -------------    -------------    -------------    -------------
REVENUES: .......................................   $ 191,662,060    $  14,819,906    $    (708,776)   $ 205,773,190

COSTS AND EXPENSES:
   Cost of operations: ..........................     141,323,174       12,072,940                       153,396,114
   General and administrative expenses ..........      11,348,871        2,627,207         (708,776)      13,267,302
   Depreciation and amortization ................       9,802,283          547,978          (68,434)      10,281,827
                                                    -------------    -------------    -------------    -------------
      Total .....................................     162,474,328       15,248,125         (777,210)     176,945,243
                                                    -------------    -------------    -------------    -------------
OPERATING INCOME ................................      29,187,732         (428,219)          68,434       28,827,947
OTHER INCOME (EXPENSE):
   Interest expense .............................     (12,695,638)      (1,686,054)                      (14,381,692)
   Amortization of debt issue costs and debt
     discount ...................................        (332,805)         (53,463)                         (386,268)
   Equity in income (loss) of affiliates ........      (1,007,042)         333,399        1,107,042          433,399
   Other income, net ............................         108,241          370,444             (110)         478,575
   Minority interests ...........................         (16,436)          84,603                            68,167
                                                    -------------    -------------    -------------    -------------
      Total .....................................     (13,943,680)        (951,071)       1,106,932      (13,787,819)
                                                    -------------    -------------    -------------    -------------
INCOME (LOSS) BEFORE INCOME TAXES AND
   EXTRAORDINARY LOSS ...........................      15,244,052       (1,379,290)       1,175,366       15,040,128
INCOME TAXES ....................................       7,054,805         (203,924)                        6,850,881
                                                    -------------    -------------    -------------    -------------
INCOME BEFORE EXTRAORDINARY ITEM ................       8,189,247       (1,175,366)       1,175,366        8,189,247
EXTRAORDINARY ITEMS:
Loss on early extinguishment of debt, net of
   income tax benefit of $42,054 ................         (55,746)                                           (55,746)
                                                    -------------    -------------    -------------    -------------
NET INCOME LOSS .................................   $   8,133,501    ($  1,175,366)   $   1,175,366    $   8,133,501
                                                    =============    =============    =============    =============


Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

                       CINEMARK USA, INC AND SUBSIDIARIES

                            SUPPLEMENTAL SCHEDULE F
               CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
                         SIX MONTHS ENDED JUNE 30, 1997
                 (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)


                                                                   RESTRICTED      UNRESTRICTED
                                                                  SUBSIDIARIES     SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                                                  ------------    ------------    ------------    ------------
OPERATIONS:
Net income (loss) ............................................... $  8,133,501    ($ 1,175,366)   $  1,175,366    $  8,133,501
Noncash items in net income (loss):
   Depreciation .................................................    9,246,927         546,762                       9,793,689
   Amortization .................................................      850,911          54,679         (68,434)        837,156
   Deferred lease expenses ......................................      591,358         163,185                         754,543
   Amortization of prepaid leases ...............................                      234,614                         234,614
   Deferred income tax (expense) benefit ........................       37,880       1,162,683                       1,200,563
   Debt issued for accrued interest .............................                    1,110,400                       1,110,400
   Amortization of debt discount ................................       37,250                                          37,250
   Amortized compensation - stock option ........................    1,080,436                                       1,080,436
   Equity in income (loss) of affiliate .........................    1,075,366        (333,399)     (1,175,366)       (433,399)
   Minority interests ...........................................       16,436         (84,603)                        (68,167)
   Other gains ..................................................          306                                             306
Cash from (used for) operating working capital ..................  (21,719,206)     12,008,615                      (9,710,591)
                                                                  ------------    ------------    ------------    ------------
      Net cash from (used for) operations .......................     (648,835)     13,687,570         (68,434)     12,970,301
INVESTING ACTIVITIES:
   Additions to theatre properties ..............................  (48,887,839)    (14,279,334)                    (63,167,173)
   Increase  in temporary cash investments ......................                       (7,000)                         (7,000)
   Decrease (increase) in advances to affiliates ................   (7,406,360)     (8,699,380)      7,250,000      (8,855,740)
   Decrease (increase) in deferred issue costs and other assets..   (1,906,608)     (2,751,036)         68,434      (4,589,210)
                                                                  ------------    ------------    ------------    ------------
      Net cash used for investing activities ....................  (58,200,807)    (25,736,750)      7,318,434     (76,619,123)
FINANCING ACTIVITIES:
   Issuance of Senior Subordinated Notes ........................   77,250,000                                      77,250,000
   Retirement of Senior Notes ...................................   (1,630,000)                                     (1,630,000)
   Increase in long-term debt ...................................   65,365,000                                      65,365,000
   Reductions in long-term debt .................................  (77,016,048)                                    (77,016,048)
   Purchase of treasury stock ...................................   (4,013,737)                                     (4,013,737)
   Minority investment in subsidiaries, net .....................                      792,407                         792,407
   Decrease in theatre development advance ......................     (396,095)                                       (396,095)
   Cinemark USA investment in Cinemark International ............                    7,250,000      (7,250,000)
                                                                  ------------    ------------    ------------    ------------
      Net cash from financing activities ........................   59,559,120       8,042,407      (7,250,000)     60,351,527
FOREIGN CURRENCY TRANSLATION ADJUSTMENT .........................       (1,015)        (31,680)                        (32,695)
                                                                  ------------    ------------    ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS ................................................      708,463      (4,038,453)                     (3,329,990)
CASH AND CASH EQUIVALENTS:
   Beginning of period ..........................................    3,056,375      11,024,851                      14,081,226
                                                                  ------------    ------------    ------------    ------------
   End of period ................................................ $  3,764,838    $  6,986,398                    $ 10,751,236
                                                                  ============    ============    ============    ============


Note: "Restricted Subsidiaries" and "Unrestricted Subsidiaries" are defined in the Indenture for the Senior Subordinated Notes dated August 15, 1996.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CINEMARK USA, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SERIES B NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SERIES B NOTES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          ---------------------------



                               TABLE OF CONTENTS
                                                               PAGE
                                                               ----
Available Information.........................................   4
Prospectus Summary............................................   5
Risk Factors..................................................  16
The Exchange Offer............................................  20
Capitalization................................................  27
Selected Consolidated Financial
and Operating Data............................................  28
Management's Discussion and
Analysis of Financial  Condition and
Results of  Operation.........................................  31
Business......................................................  39
Management....................................................  47
Principal Shareholders........................................  55
Certain Transactions..........................................  58
Description of Series B Notes.................................  61
Federal Income Tax
Consequences..................................................  90
Description of Certain
Debt  Instruments.............................................  91
Plan of Distribution..........................................  95
Legal Matters.................................................  96
Index to Financial Statements................................. F-1
Independent Auditors Report................................... F-3


                                  $75,000,000



[GRAPHIC]
                               CINEMARK USA, INC.





                    Offer to Exchange its 9-5/8% Series D Senior Subordinated Notes Due 2008 which have been registered under the Securities Act for any and all of its outstanding 9-5/8% Series C Senior Subordinated Notes due 2008










                          ---------------------------

                                   PROSPECTUS

                          ---------------------------









                                September 22, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     The Company is empowered by Art. 2.02-1 of the Texas Business Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the proceeding. The Company is required by Art. 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The articles and bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the Texas Business Corporation Act. In addition, the Company has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its articles of incorporation that, to the fullest extent permitted by applicable law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as director of the Company.

     The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Texas law.

     Section 9 of Mr. Mitchell's Employment Agreement and Section 7 of Mrs. Mitchell's Employment Agreement with the Company provide that the Company shall indemnify and hold harmless Mr. and Mrs. Mitchell from and against any claims, damages, expenses (including, but not limited to, attorneys' fees and other expenses), judgments, fines and amounts paid in settlement incurred by either of them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) to which either of them is a party or is threatened to be made a party by reason of or arising out of the performance by them or the Company of any provision of their respective Employment Agreement, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the Company. Mr. and Mrs. Mitchell are entitled to select counsel of their own choosing to defend any such action or proceeding and the Company shall pay all fees and expenses in connection with such defense. Such expenses shall be paid by the Company in advance of the final disposition of any such action or proceeding if so requested by them.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------

      **1  Purchase Agreement dated June 20, 1997 between the Company and Bear,
           Stearns & Co. Inc.

 **3.1(a) Amended and Restated Articles of Incorporation of the Company filed with the Texas Secretary of State on June 3, 1992

 **3.1(b)  Articles of Merger filed with the Texas Secretary of State on June
           27, 1988 merging Gulf Drive-In Theatres, Inc. and Cinemark of
           Louisiana, Inc. into the Company

 **3.1(c)  Articles of Merger filed with the Texas Secretary of State dated
           October 27, 1989 merging Premiere Cinemas Corp. into the Company

 **3.1(d)  Articles of Merger filed with the Texas Secretary of State dated
           October 27, 1989 merging Tri-State Entertainment Incorporated into the Company

 **3.1(e) Articles of Merger filed with the Texas Secretary of State on December 27, 1990 merging Cinema 4, Inc. into the Company

 **3.1(f) Articles of Merger filed with the Texas Secretary of State on December 27, 1990 merging Cinema 4, Inc. into the Company

 **3.2(a)  Bylaws of the Company, as amended

 **3.2(b)  Amendment to Bylaws of the Company dated March 12, 1996

    **4.1  Indenture dated June 26, 1997 between the Company and U.S. Trust
           Company of Texas, N.A. governing the Notes, with a form of Series C
           Note attached

    **4.2  Form of Series C Note

    **4.3 Exchange Registration Rights Agreement dated June 26, 1997 between the Company and Bear, Stearns & Co. Inc.

       *5  Form of Opinion of the Company concerning the legality of the New
           Notes

**10.1(a)  Indenture for Series B Notes, with form of Series B Note attached.

   **10.2  Promissory Note dated September 4, 1987 executed by The Pebble
           Group, Ltd. in the original principal amount of $700,000 payable to Citizens Savings and Loan, and assumed by the Company.

   **10.3  Management Agreement dated as of March 1, 1991 between Movie Theatre
           Investors, Ltd. and the Company.

**10.4(a)  Management Agreement dated as of March 1, 1991 between Movie Theatre
           Investors, Ltd. and the Company.

**10.4(b)  Management Agreement between the Company and Cinemark II, Inc.
           ("Cinemark II") dated as of June 10, 1992.

**10.4(c)  First Amendment to Management Agreement effective as of December 2,
           1991 among the Company, Movie Theatre Holdings, Inc. and E. William
           Savage

**10.4(d)  Management Agreement, dated as of July 28, 1993, between the Company and Cinemark Mexico (USA).

**10.4(e)  Management Agreement, dated as of September 10, 1992, between the
           Company and Cinemark de Mexico.

**10.4(f)  Management Agreement dated December 10, 1993 between Laredo Joint
           Venture and the Company.

**10.4(g)  Management Agreement dated September 1, 1994 between Cinemark
           Partners II, Ltd. and the Company.

   **10.5 Agreement Regarding Right of First Refusal dated March 28, 1991 between the Company and Movie Theatre Investors, Ltd.


 **10.6(a) Employment Agreement dated as of October 17, 1991 between the
           Company and Lee Roy Mitchell.

 **10.6(b) First Amendment to Employment Agreement dated as of April 7, 1992 between the Company and Lee Roy Mitchell.

 **10.6(c) Employment Agreement dated as of October 17, 1991 between the
           Company and Tandy Mitchell.

 **10.6(d) First Amendment to Employment Agreement dated as of April 7, 1992 between the Company and Tandy Mitchell.

 **10.6(e) Second Amendment to Employment Agreement between the Company and Lee
           Roy Mitchell dated as of June 10, 1992.

 **10.7(a) 1991 Nonqualified Stock Option Plan of Cinemark USA, Inc.

 **10.7(b) Cinemark Mexico Nonqualified Stock Option Plan.

 **10.8(a) License Agreement as of July 23, 1990 between the Company and Movie
           Theatre Investors, Ltd.

 **10.8(b) License Agreement dated December 10, 1993 between Laredo Joint
           Venture and the Company.

 **10.9(a) Tax Sharing Agreement between the Company and Cinemark II dated as of June 10, 1992.

 **10.9(b) Tax Sharing Agreement dated as of July 28, 1993, between the Company and Cinemark Mexico (USA).

 **10.9(c) License Agreement dated September 1, 1994 between Cinemark Partners
           II, Ltd. and the Company.

**10.10(a) Indemnification Agreement between the Company and Lee Roy Mitchell dated as of July 13, 1992.

**10.10(b) Indemnification Agreement between the Company and Tandy Mitchell dated as of July 13, 1992.

**10.10(d) Indemnification Agreement between the Company and Alan W. Stock dated as of July 13, 1992.

**10.10(f) Indemnification Agreement between the Company and W. Bryce Anderson dated as of July 13, 1992.

**10.10(g) Indemnification Agreement between the Company and Sheldon I. Stein dated as of July 13, 1992.

**10.10(h) Indemnification Agreement between the Company and Heriberto Guerra dated as of December 3, 1993

**10.10(i) Indemnification Agreement between the Company and Gary R. Gibbs dated as of July 19, 1995.

**10.11(a) Credit Agreement dated as of December 12, 1996 among the Banks and the Agent.

**10.11(b) Pledge Agreement dated as of December 12, 1996 executed by the pledgors listed on the signature page thereto for the benefit of the Agent and the Banks.

**10.11(c) Note of the Company dated as of December 12, 1996 in the original principal amount of $50,000,000 payable to the order of Bank of America National Trust and Savings Association

**10.11(d) Note of the Company dated as of December 12, 1996 in the original principal amount of $35,000,000 payable to the order of NationsBank of Texas, N.A.

**10.11(e) Note of the Company dated as of December 12, 1996 in the original principal amount of $20,000,000 payable to the order of First
           National Bank of Boston

**10.11(f) Note of the Company dated as of December 12, 1996 in the original principal amount of $15,000,000 payable to the order of Fleet Bank, N.A.

**10.11(g) Note of the Company dated as of December 12, 1996 in the original principal amount of $15,000,000 payable to the order of The Fuji
           Bank, Limited

**10.11(h) Note of the Company dated as of December 12, 1996 in the original principal amount of $25,000,000 payable to the order of Bank of New
           York

**10.11(i) Note of the Company dated as of December 12, 1996 in the original principal amount of $25,000,000 payable to the order of CIBC Inc.


**10.11(j) Note of the Company dated as of December 12, 1996 in the original principal amount of $20,000,000 payable to the order of Bank of Nova
           Scotia

**10.11(k) Note of the Company dated as of December 12, 1996 in the original principal amount of $20,000,000 payable to the order of Comerica
           Bank-Texas

**10.12(a) Letter Agreements with directors of the Company regarding stock options.

**10.12(b) Letter Agreements with directors of the Company amending stock options

**10.13(a) Indenture, dated as of July 30, 1993, among Cinemark Mexico (USA),
           Cinemark de Mexico, as Guarantor, and United States Trust Company of
           New York, as trustee, relating to the Senior Subordinated Notes.

**10.13(b) First Supplemental Indenture dated May 2, 1994 among Cinemark Mexico
           (USA), Cinemark de Mexico and United States Trust Company of New
           York, as Trustee.

**10.13(c) Second Supplemental Indenture dated August 30, 1995 among Cinemark
           Mexico (USA), Cinemark de Mexico and United States Trust Company of
           New York, as Trustee

**10.13(d) Purchase Agreement, dated as of July 30, 1993, among Cinemark Mexico
           (USA), Cinemark de Mexico and each of the purchasers of the Series A
           Notes named on the signature pages thereof (the "Purchasers").

**10.13(e) Registration Rights Agreement, dated as of July 30, 1993, among
           Cinemark Mexico (USA), Cinemark de Mexico and the Purchasers of the
           Series A Notes.

**10.13(f) Warrant Registration Rights Agreement, dated as of July 30, 1993, among Cinemark Mexico (USA), Cinemark II, New Wave Investments
           A.V.V. ("New Wave") and the purchasers of the warrants named on the signature pages thereof.

**10.13(g) Warrant Certificates.

**10.13(h) Purchase Agreement dated May 6, 1994 among Cinemark Mexico (USA),
           Cinemark de Mexico and each of the purchasers of the Series C Notes named on the registration pages thereto.

**10.13(i) Subscription Agreement dated as of December 31, 1994 between the
           Company and Cinemark International.

**10.13(j) Subscription Agreement dated June 1, 1995 among Cinemark Mexico
           (USA) and Cinemark International

**10.13(k) Purchase Agreement dated August 30, 1995 among Cinemark Mexico (USA)
           and the purchasers thereto

**10.13(l) Warrant Certificates

   **10.14 Senior Secured Credit Agreement dated December 4, 1995 among
           Cinemark II, Cinemark Mexico (USA) and Cinemark de Mexico

**10.15(a) Security Purchase Agreement dated February 20, 1996 among the
           Company, Cypress Merchant Banking Partners L.P., Cypress Pictures
           Ltd., The Broadhead Limited Partnership and T&LRM Family Limited
           Partnership

**10.15(b) Shareholders' Agreement dated March 12, 1996 among the Company, Mr.
           Mitchell, Cypress Merchant Banking Partners L.P., Cypress Pictures
           Ltd. and Mr. Mitchell and Mr. Don Hart as Co-Trustees of certain trusts signatory thereto

   **10.16 Joint Venture Agreement dated December 31, 1995 among Cinemark II,
           Inc., D'Alimenti S.A. and Prodecine S.A.

      **12 Calculation of Earnings to Fixed Charges.

      **21 Subsidiaries of the Registrant

     *23.1 Consent of Deloitte & Touche LLP

     *23.2 Consent of Michael D. Cavalier, General Counsel of the Company
           (included in Exhibit 5.1)

        24 Power of Attorney (set forth on page II-6)




  **25     T-1 Statement of Eligibility and Qualifications under the Trust
           Indenture Act of 1939 of the United States Trust Company of Texas,
           N.A. relating to the Series B Notes


-----------------
     *Filed herewith
     **Incorporated by Reference

     (b) Financial Statement Schedules

         All of the Financial Statement Schedules have been omitted because they are not applicable or not required or the required information is included in the Financial Statements or notes thereto.

Item 22. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registration has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on September 23, 1997.



                                        CINEMARK USA, INC.


                                        By: /s/ Alan W. Stock
                                           -----------------------
                                        Name: Alan W. Stock
                                        Title: President


     The undersigned directors and officers of Cinemark USA, Inc. hereby constitute Lee Roy Mitchell and Jeffrey J. Stedman and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                     Title                                 Date
----                                     -----                                 ----


      /s/ Lee Roy Mitchell               Chairman of the                       September 23, 1997
--------------------------------
        Lee Roy Mitchell                 Board of Directors
                                         and Chief Executive Officer
                                         (Principal Executive Officer)

       /s/ Tandy Mitchell*               Director, Executive Vice              September 23, 1997
--------------------------------
         Tandy Mitchell                  President and Secretary


        /s/ Alan W. Stock*
--------------------------------
          Alan W. Stock                  Director                              September 23, 1997



     /s/ Jeffrey J. Stedman              Vice President (Principal
--------------------------------
       Jeffrey J. Stedman                Financial Officer)
                                                                               September 23, 1997



      /s/ W. Bryce Anderson*             Director                              September 23, 1997
--------------------------------
        W. Bryce Anderson



    /s/ Heriberto Guerra, Jr.*           Director                              September 23, 1997
--------------------------------
      Heriberto Guerra, Jr.



     /s/ James L. Singleton *            Director                              September 23, 1997
--------------------------------
       James L. Singleton



       /s/ James A. Stern*               Director                              September 23, 1997
--------------------------------
         James A. Stern



       /s/ Denny Rydberg*                Director                              September 23, 1997
--------------------------------
          Denny Rydberg



By:      /s/ Lee Roy Mitchell
   ------------------------------
          Lee Roy Mitchell
          Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
    **1          Purchase Agreement dated June 20, 1997 between the                       Exhibit 1 to the
                 Company and Bear, Stearns & Co. Inc., Goldman Sachs                      Company's Registration
                 & Co. Inc. and Morgan Stanley & Co. Incorporated                         Statement (file 333-
                                                                                          32959) on Form S-4
                                                                                          filed August 6, 1997


    **3.1(a)     Amended and Restated Articles of Incorporation of the                    Exhibit 3.1(a) to
                 Company filed with the Texas Secretary of State on June                  the Company's
                 3, 1992                                                                  Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          31, 1993

    **3.1(b)     Articles of Merger filed with the Texas Secretary of State               Exhibit 3.1(b) to
                 on June 27, 1988 merging Gulf Drive-In Theatres, Inc.                    the Company's
                 and Cinemark of Louisiana, Inc. into the Company                         Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-
                                                                                          1 filed on April 9,
                                                                                          1992

    **3.1(c)     Articles of Merger filed with the Texas Secretary of State               Exhibit 3.1(d) to
                 dated October 27, 1989 merging Premiere Cinemas Corp.                    the Company's
                 into the Company                                                         Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-
                                                                                          1 filed on April 9,
                                                                                          1992

    **3.1(d)     Articles of Merger filed with the Texas Secretary of State               Exhibit 3.1(e) to
                 dated October 27, 1989 merging Tri-State Entertainment                   the Company's
                 Incorporated into the Company                                            Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-
                                                                                          1 filed on April 9,
                                                                                          1992

    **3.1(e)     Articles of Merger filed with the Texas Secretary of State               Exhibit 3.1(f) to the
                 on December 27, 1990 merging Cinema 4, Inc. into the                     Company
                 Company                                                                  s Registration
                                                                                          Statement (file 33-
                                                                                          47040) on form S-1
                                                                                          filed on April 9,
                                                                                          1992

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
 **3.1(f)        Articles of Merger filed with the Texas Secretary of State               Exhibit 3.1(f) to the
                 on December 27, 1990 merging Cinema 4, Inc. into the                     Company's Annual
                 Company                                                                  Report (file 33-
                                                                                          47040) on Form 10-
                                                                                          K filed March 31,
                                                                                          1993

 **3.2(a)        Bylaws of the Company, as amended                                        Exhibit 3.2 to the
                                                                                          Company's
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-
                                                                                          1 filed on April 9,
                                                                                          1992

 **3.2(b)        Amendment to Bylaws of the Company dated March 12,                       Exhibit 3.2(b) to
                 1996                                                                     the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          26, 1997

 **4.1           Indenture dated June 26, 1997 between the Company and                    Exhibit 4.1 to the
                 U.S. Trust Company of Texas, N.A. governing the Notes,                   Company's Registration
                 with a form of Series C Note attached                                    Statement (file 333-
                                                                                          32959) on Form S-4
                                                                                          filed August 6, 1997

 **4.2           Form of Series C Note                                                    Exhibit 4.2 to the
                                                                                          Company's Registration
                                                                                          Statement (file 333-
                                                                                          32959) on Form S-4
                                                                                          filed August 6, 1997

 **4.3           Exchange Registration Rights Agreement dated June 26,                    Exhibit 4.3 to the
                 1997 between the Company and Bear, Stearns & Co. Inc.                    Company's Registration
                                                                                          Statement (file 33-32959)
                                                                                          on Form S-4 filed
                                                                                          August 6, 1997

   *5            Opinion of the Company concerning the legality of the                    Page ______
                 Series D New Notes

 **10.1(a)       Indenture for Series B Notes, with form of Series B Note                 Exhibit 4.1 to the
                 attached.                                                                Company's
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          41895) on Form S-
                                                                                          4 filed September
                                                                                          13, 1996

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.2           Promissory Note dated September 4, 1987 executed by The                  Exhibit 10.5 to the
                 Pebble Group, Ltd. in the original principal amount of                   Company's
                 $700,000 payable to Citizens Savings and Loan, and                       Registration
                 assumed by the Company.                                                  Statement (file 33-
                                                                                          47040) on Form S-1
                                                                                          filed on April 9,
                                                                                          1992.

**10.3           Management Agreement dated as of March 1, 1991 between                   Exhibit 10.6(a) to
                 Movie Theatre Investors, Ltd. and the Company.                           the Company's
                                                                                          Registration
                                                                                          Statement (file
                                                                                          33- 47040)
                                                                                          on Form S-1 filed
                                                                                          on April 9, 1992.

**10.4(a)        Management Agreement dated as of March 1, 1991 between                   Exhibit 10.6(b) to
                 Movie Theatre Investors, Ltd. and the Company.                           the Company's
                                                                                          Registration Statement
                                                                                          (file 33-47040) on
                                                                                          Form S-1 filed on
                                                                                          April 9, 1992.

**10.4(b)        Management Agreement between the Company and                             Exhibit 10.6(c) to
                 Cinemark II, Inc. ("Cinemark II") dated as of June 10, 1992.             the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on
                                                                                          Form 10-K filed
                                                                                          March 31, 1993.

**10.4(c)        First Amendment to Management Agreement effective as of                  Exhibit 10.6(e) to
                 December 2, 1991 among the Company, Movie Theatre                        the Company's
                 Holdings, Inc. and E. William Savage                                     Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-1
                                                                                          filed on April 9,
                                                                                          1992

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.4(d)        Management Agreement, dated as of July 28, 1993, between                 Exhibit 10.7 to
                 the Company and Cinemark Mexico (USA).                                   Cinemark Mexico
                                                                                          (USA)'s
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          72114) on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.4(e)        Management Agreement, dated as of September 10, 1992,                    Exhibit 10.8 to
                 between the Company and Cinemark de Mexico.                              Cinemark Mexico
                                                                                          (USA)'s Registration
                                                                                          Statement (file
                                                                                          33-72114) on
                                                                                          Form S-4 filed
                                                                                          on November 24, 1994.

**10.4(f)        Management Agreement dated December 10, 1993 between                     Exhibit 10.14(b) to
                  Laredo Joint Venture and the Company.                                   the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on form
                                                                                          10-K filed March 31,
                                                                                          1994.

**10.4(g)        Management Agreement dated September 1, 1994 between                     Exhibit 10.4(i) to
                 Cinemark Partners II, Ltd. and the Company.                              the Company's Annual
                                                                                          Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March 29,
                                                                                          1995.

**10.5           Agreement Regarding Right of First Refusal dated March                   Exhibit 10.10 to
                 28, 1991 between the Company and Movie Theatre                           CUSA's
                 Investors, Ltd.                                                          Registration
                                                                                          Statement (file
                                                                                          33-47040) on Form
                                                                                          S-1 filed on April
                                                                                          9, 1992.

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.6(a)        Employment Agreement dated as of October 17, 1991                        Exhibit 10.11(a) to
                 between the Company and Lee Roy Mitchell.                                the Company's
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-1
                                                                                          filed on April 9,
                                                                                          1992.

**10.6(b)        First Amendment to Employment Agreement dated as of                      Exhibit 10.11(b) to
                 April 7, 1992 between the Company and Lee Roy Mitchell.                  the Company's
                                                                                          Registration Statement
                                                                                          (file 33-47040)
                                                                                          on Form S-1 filed
                                                                                          on April 9, 1992.

**10.6(c)        Employment Agreement dated as of October 17, 1991                        Exhibit 10.11(c) to
                 between the Company and Tandy Mitchell.                                  the Company's Registration
                                                                                          Statement (file
                                                                                          33-47040) on Form
                                                                                          S-1 filed on
                                                                                          April 9, 1992.

**10.6(d)        First Amendment to Employment Agreement dated as of                      Exhibit 10.11(d) to
                 April 7, 1992 between the Company and Tandy Mitchell.                    the Company's Registration
                                                                                          Statement (file
                                                                                          33-47040) on
                                                                                          Form S-1 filed
                                                                                          on April 9, 1992.

**10.6(e)        Second Amendment to Employment Agreement between                         Exhibit 10.11(e) to
                 the Company and Lee Roy Mitchell dated as of June 10,                    the Company's
                 1992.                                                                    Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed
                                                                                          March 31, 1993.

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.7(a)        1991 Nonqualified Stock Option Plan of Cinemark USA,                     Exhibit 10.14 to the
                 Inc.                                                                     Company's
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-1
                                                                                          filed on April 9,
                                                                                          1992.

**10.7(b)        Cinemark Mexico Nonqualified Stock Option Plan.                          Exhibit 10.9 to
                                                                                          Cinemark Mexico
                                                                                          (USA)'s
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          72114) on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.8(a)        License Agreement dated as of July 23, 1990 between the                  Exhibit 10.18(a) to
                 Company and Movie Theatre Investors, Ltd.                                the Company's
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          47040) on Form S-1
                                                                                          filed on April 9,
                                                                                          1992.

**10.8(b)        License Agreement dated December 10, 1993 between                        Exhibit 10.14(c) to
                 Laredo Joint Venture and the Company.                                    the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          31, 1994

**10.8(c)        License Agreement dated September 1, 1994 between                        Exhibit 10.10(c) to
                 Cinemark Partners II, Ltd. and the Company.                              the Company's
                                                                                          Annual Report
                                                                                          (file 33-47040)
                                                                                          on Form 10-K
                                                                                          filed March 29, 1995.

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.9(a)        Tax Sharing Agreement between the Company and                            Exhibit 10.22 to the
                 Cinemark II dated as of June 10, 1992.                                   Company's Annual
                                                                                          Report (file 33-
                                                                                          47040) on Form 10-
                                                                                          K filed March 31,
                                                                                          1993.

**10.9(b)        Tax Sharing Agreement dated as of July 28, 1993, between                 Exhibit 10.10 to
                 the Company and Cinemark Mexico (USA).                                   Cinemark Mexico
                                                                                          (USA)'s Registration
                                                                                          Statement (33-72114)
                                                                                          on Form S-4 filed
                                                                                          on November 24, 1994.

**10.10(a)       Indemnification Agreement between the Company and Lee                    Exhibit 10.23(a) to
                 Roy Mitchell dated as of July 13, 1992.                                  the Company's Annual
                                                                                          Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March 31,
                                                                                          1993.

**10.10(b)       Indemnification Agreement between the Company and                        Exhibit 10.23(b) to
                 Tandy Mitchell dated as of July 13, 1992.                                the Company's Annual
                                                                                          Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          31, 1993.

  10.10(c)       Indemnification Agreement between the Company and                        Exhibit 10.23(d) to
                 Alan W. Stock dated as of July 13, 1992.                                 the Company's Annual
                                                                                          Report (file 33-47040)
                                                                                          on Form 10-K filed
                                                                                          March 31, 1993.

**10.10(d)       Indemnification Agreement between the Company and                        Exhibit 10.23(f) to
                 W. Bryce Anderson dated as of July 13, 1992.                             the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          31, 1993.

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
  10.10(e)       Indemnification Agreement between the Company and                        Exhibit 10.23(g) to
                 Sheldon I. Stein dated as of July 13, 1992.                              the Company's
                                                                                          Annual Report (file
                                                                                          33-47040) on Form
                                                                                          10-K filed March
                                                                                          31, 1993.

**10.10(f)       Indemnification Agreement between the Company and                        Exhibit 10.13(f) to
                 Heriberto Guerra dated as of December 3, 1993                            the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.10(g)       Indemnification Agreement between the Company and Gary                   Exhibit 10.13(g) to
                 R. Gibbs dated as of July 19, 1995.                                      the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.11(a)       Credit Agreement dated as of December 12, 1996 among                     Exhibit 10.12(a) to
                 the Banks and the Agent.                                                 Company's Annual
                                                                                          Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(b)       Pledge Agreement dated as of December 12, 1996 executed                  Exhibit 10.12(b) to
                 by the pledgors listed on the signature page thereto for the             Company's Annual
                 benefit of the Agent and the Banks.                                      Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.11(c)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(c) to
                 original principal amount of $50,000,000 payable to the                  Company's Annual
                 order of Bank of America National Trust and Savings                      Report (file 33-
                 Association                                                              47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(d)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(d) to
                 original principal amount of $35,000,000 payable to the                  Company's Annual
                 order of NationsBank of Texas, N.A.                                      Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(e)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(e) to
                 original principal amount of $20,000,000 payable to the                  Company's Annual
                 order of First National Bank of Boston                                   Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(f)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(f) to
                 original principal amount of $15,000,000 payable to the                  Company's Annual
                 order of Fleet Bank, N.A.                                                Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

  10.12(g)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(g) to
                 original principal amount of $15,000,000 payable to the                  Company's Annual
                 order of The Fuji Bank, Limited                                          Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.11(h)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(h) to
                 original principal amount of $25,000,000 payable to the                  Company's Annual
                 order of Bank of New York                                                Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

  10.12(i)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(i) to
                 original principal amount of $25,000,000 payable to the                  Company's Annual
                 order of CIBC, Inc.                                                      Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(j)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(j) to
                 original principal amount of $20,000,000 payable to the                  Company's Annual
                 order of Bank of Nova Scotia                                             Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.11(k)       Note of the Company dated as of December 12, 1996 in the                 Exhibit 10.12(k) to
                 original principal amount of $20,000,000 payable to the                  Company's Annual
                 order of Comerica Bank-Texas                                             Report (file 33-
                                                                                          47040 and 333-
                                                                                          11895) on Form 10-
                                                                                          K filed March 27,
                                                                                          1997

**10.12(a)       Letter Agreements with directors of the Company regarding                Exhibit 10.15 to the
                 stock options.                                                           Company's Annual
                                                                                          Report (file 33-
                                                                                          47040) on Form 10-
                                                                                          K filed March 31,
                                                                                          1993.

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.12(b)       Letter Agreements with directors of the Company amending                 Exhibit 10.15(c) to
                 stock options                                                            the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.13(a)       Indenture, dated as of July 30, 1993, among Cinemark                     Exhibit 4.1 to
                 Mexico (USA), Cinemark de Mexico, as Guarantor, and                      Cinemark Mexico
                 United States Trust Company of New York, as trustee,                     (USA)'s
                 relating to the Senior Subordinated Notes.                               Registration
                                                                                          Statement (file 33-72114)
                                                                                          on Form S-4 filed
                                                                                          on November 24, 1994.

**10.13(b)       First Supplemental Indenture dated May 2, 1994 among                     Exhibit 4.4 to
                 Cinemark Mexico (USA), Cinemark de Mexico and United                     Cinemark Mexico
                 States Trust Company of New York, as Trustee.                            (USA)'s Annual
                                                                                          Report (file 33-72114)
                                                                                          on Form 10-K filed
                                                                                          March 31, 1994.

**10.13(c)       Second Supplemental Indenture dated August 30, 1995                      Exhibit 10.16(c) to
                 among Cinemark Mexico (USA), Cinemark de Mexico and                      the Company's
                 United States Trust Company of New York, as Trustee                      Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.13(d)       Third Supplemental Indenture dated September 30, 1996                    Exhibit 10.14(d) to
                 among Cinemark Mexico (USA), Cinemark de Mexico and                      the Company's
                 United States Trust Company of New York, as Trustee                      Annual Report (file
                                                                                          333-11895) on
                                                                                          Form 10-K filed
                                                                                          March 27, 1997

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
--------         -----------                                                              ------------------
**10.13(d)       Purchase Agreement, dated as of July 30, 1993, among                     Exhibit 4.2 to
                 Cinemark Mexico (USA), Cinemark de Mexico and each of                    Cinemark Mexico
                 the purchasers of the Series A Notes named on the signature              (USA)'s
                 pages thereof (the "Purchasers").                                        Registration
                                                                                          Statement (file 33-
                                                                                          72114) on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.13(e)       Registration Rights Agreement, dated as of July 30, 1993,                Exhibit 4.3 to
                 among Cinemark Mexico (USA), Cinemark de Mexico and                      Cinemark Mexico
                 the Purchasers of the Series A Notes.                                    (USA)'s
                                                                                          Registration Statement
                                                                                          (file 33-72114)
                                                                                          on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.13(f)       Warrant Registration Rights Agreement, dated as of July 30,              Exhibit 10.1 to
                 1993, among Cinemark Mexico (USA), Cinemark II, New                      Cinemark Mexico
                 Wave Investments A.V.V. ("New Wave") and the                             (USA)'s
                 purchasers of the warrants named on the signature pages                  Registration
                 thereof.                                                                 Statement (file 33-
                                                                                          72114) on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.13(g)       Warrant Certificates.                                                    Exhibit 10.2 to
                                                                                          Cinemark Mexico
                                                                                          (USA)'s
                                                                                          Registration
                                                                                          Statement (file 33-
                                                                                          72114) on Form S-4
                                                                                          filed on November
                                                                                          24, 1994.

**10.13(h)       Purchase Agreement dated May 6, 1994 among Cinemark                      Exhibit 4.5 to
                 Mexico (USA), Cinemark de Mexico and each of the                         Cinemark Mexico
                 purchasers of the Series C Notes named on the registration               (USA)'s Annual
                 pages thereto.                                                           Report (file 33-
                                                                                          72114) on Form
                                                                                          10-K filed on March
                                                                                          31, 1995

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.13(i)       Subscription Agreement dated as of December 31, 1994                     Exhibit 10.4(a) to
                 between the Company and Cinemark International.                          Cinemark Mexico
                                                                                          (USA)'s Annual
                                                                                          Report (file 33-
                                                                                          72114) on Form
                                                                                          10-K filed March
                                                                                          31, 1995

**10.13(j)       Subscription Agreement dated June 1, 1995 among                          Exhibit 10.16(j) to
                 Cinemark Mexico (USA) and Cinemark International                         the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.13(k)       Purchase Agreement dated August 30, 1995 among                           Exhibit 10.16(k) to
                 Cinemark Mexico (USA) and the purchasers thereto                         the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.13(l)       Warrant Certificates                                                     Exhibit 10.16(l) to
                                                                                          the Company's
                                                                                          Registration
                                                                                          Statement (file 333-
                                                                                          11895) on Form S-4
                                                                                          filed September 13,
                                                                                          1996

**10.14          Senior Secured Credit Agreement dated December 4, 1995                   Exhibit 10.18 to the
                 among Cinemark II, Cinemark Mexico (USA) and                             Company's Annual
                 Cinemark de Mexico                                                       Report (file 33-
                                                                                          47040) on Form 10-
                                                                                          K filed April 1,
                                                                                          1996

                                                                                          PAGE NUMBER OR
EXHIBIT                                                                                   INCORPORATION BY
NUMBER           DESCRIPTION                                                              REFERENCE TO
------           -----------                                                              ------------
**10.15(a)       Security Purchase Agreement dated February 20, 1996                      Exhibit 10.19(a) to
                 among the Company, Cypress Merchant Banking Partners                     the Company's
                 L.P., Cypress Pictures Ltd., The Broadhead Limited                       Annual Report (file
                 Partnership and T&LRM Family Limited Partnership                         33-47040) on Form
                                                                                          10-K filed April 1,
                                                                                          1996

**10.15(b)       Shareholders' Agreement dated March 12, 1996 among the                   Exhibit 10.19(b) to
                 Company, Mr. Mitchell, Cypress Merchant Banking                          the Company's
                 Partners L.P., Cypress Pictures Ltd. and Mr. Mitchell and                Annual Report (file
                 Mr. Don Hart as Co-Trustees of certain trusts signatory                  33-47040) on Form
                 thereto                                                                  10-K filed April 1,
                                                                                          1996

**10.16          Joint Venture Agreement dated December 31, 1995 among                    Exhibit 10.20 to the
                 Cinemark II, Inc., D'Alimenti S.A. and Prodecine S.A.                    Company's Annual
                                                                                          Report (file 33-
                                                                                          47040) on Form 10-
                                                                                          K filed April 1,
                                                                                          1996

**12             Calculation of Earnings to Fixed Charges.                                Exhibit 12 to the Company's
                                                                                          Registration Statement (file
                                                                                          333-32959) on Form S-4 filed
                                                                                          August 6, 1997

**21             Subsidiaries of the Registrant                                           Exhibit 21 to the Company's
                                                                                          Registration Statement (file
*23.1            Consent of Deloitte & Touche LLP, Independent Auditors                   333-32959) on Form S-4 filed
                                                                                          August 6, 1997
*23.2            Consent of Michael D. Cavalier, General Counsel of the
                 Company (included in Exhibit 5.1)

24               Power of Attorney (set forth on page II-6)

**25             Form of T-1 Statement of Eligibility and Qualification                   Exhibit 25 to the Company's
                 under the Trust Indenture Act of 1939 of United States                   Registration Statement (file
                 Trust Company of Texas, N.A. relating to the Series B                    333-32959) on Form S-4 filed
                 Notes                                                                    September 18, 1997



 *  Filed herewith
**  Incorporated by Reference